UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Amendment No.

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

HOLLYWOOD ENTERTAINMENT CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment	of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.*

☐	Fee paid previously with preliminary materials.

1.	Title of each class of securities to which transaction applies:

Common Stock of Hollywood Entertainment Corporation

2.	Aggregate number of securities to which transaction applies:

60,463,345 shares of Common Stock

3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

$14.00 per share

4.	Proposed maximum aggregate value of transaction:

$901,755,436

5.	Total fee paid:

$180,352

*	As of April 19, 2004, there were 60,463,345 shares of common stock of Hollywood Entertainment Corporation outstanding. The filing fee was determined by adding (x) the product of (i) the 60,463,345 shares of common stock proposed to be acquired in the merger and (ii) the merger consideration of $14.00 in cash per share of common stock, plus (y) $55,268,606 payable to holders of stock options granted by Hollywood to purchase shares of common stock in exchange for the cancellation of such options. The payment of the filing fee, calculated in accordance with Regulation 240.0-11 under the Securities Exchange Act of 1934, as amended, equals one-fiftieth of one percent of the aggregate merger consideration calculated pursuant to the preceding sentence.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1.	Amount Previously Paid:

2.	Form, Schedule or Registration Statement No.:

3.	Filing Party:

4.	Date Filed:

HOLLYWOOD ENTERTAINMENT CORPORATION

9275 SW PEYTON LANE

WILSONVILLE, OREGON 97070

            , 2004

Dear Shareholder:

You are cordially invited to attend a special meeting of shareholders of Hollywood Entertainment Corporation, an Oregon corporation (“Hollywood”), to be held on             , 2004, at         :00 a.m. local time at the Sweetbrier Inn located at 7125 S.W. Nyberg Road, Tualatin, Oregon.

At the special meeting, you will be asked to consider and vote upon a merger agreement that we entered into on March 28, 2004 with Carso Holdings Corporation and Cosar Corporation, a wholly owned subsidiary of Carso Holdings Corporation, pursuant to which Cosar Corporation will be merged with and into Hollywood, with Hollywood as the surviving corporation. Upon completion of the merger, you will be entitled to receive $14.00 in cash for each share of common stock that you own. When you consider the recommendation of our Board of Directors to adopt the merger agreement, you should be aware that Mark J. Wattles, our founder, chairman and chief executive officer, and F. Bruce Giesbrecht, a director and our president and chief operating officer, have interests in the merger that may be different than, or in addition to, the interests of our unaffiliated shareholders generally.

Following completion of the merger, in accordance with the terms of the merger agreement, Hollywood will continue its operations as a privately held company. As a result, Hollywood will no longer have its stock quoted on the Nasdaq Stock Market and may no longer be required to file periodic and other reports with the Securities and Exchange Commission. After the merger, you will no longer have an equity interest in Hollywood and will not participate in any potential future earnings and growth of Hollywood. Carso Holdings Corporation will own all of Hollywood’s issued and outstanding capital stock immediately following the merger.

On January 28, 2004, our Board of Directors formed a Special Committee consisting of all three of our disinterested and independent directors to review, evaluate, respond to and negotiate the terms of potential transactions involving the sale or change of control of Hollywood.

Each of the Special Committee and our Board of Directors believes the merger agreement and the transactions contemplated by the merger agreement, including the merger, are fair to and in the best interests of Hollywood and its shareholders, including our unaffiliated shareholders. Based on the recommendation of the Special Committee, our Board of Directors has unanimously adopted the merger agreement, with Mr. Wattles abstaining, and recommends that you vote “FOR” approval of the merger agreement. In arriving at its recommendation to our Board of Directors, the Special Committee carefully considered a number of factors described in the accompanying proxy statement. One of the factors considered was the written opinion of Lazard Fréres & Co. LLC (“Lazard”), which acted as an investment banker to the Special Committee, that, based upon and subject to the considerations and limitations set forth in Lazard’s opinion dated March 28, 2004, as of the date of the opinion the $14.00 per share cash consideration to be received in the merger was fair, from a financial point of view, to Hollywood’s shareholders (other than Carso Holdings Corporation, the management investors, as described below, and each of their respective affiliates). The full text of this opinion is attached as Appendix B to the accompanying proxy statement and we urge you to read this opinion in its entirety.

Your vote is very important. The merger cannot be completed unless the holders of a majority of the outstanding shares of Hollywood common stock approve the merger agreement. Whether or not you plan to attend the special meeting, please complete, sign and return the enclosed proxy card or submit your proxy by telephone or over the Internet following the instructions on the proxy card.

If your shares are held in “street name” by your broker, your broker will be unable to vote your shares without instructions from you. You should instruct your broker to vote your shares, following the procedures provided by your broker. Failure to instruct your broker to vote your shares will have the same effect as voting against approval of the merger agreement.

If you do not hold your shares in “street name” and you complete, sign and return your proxy card without indicating how you wish to vote, your proxy will be counted as a vote in favor of approval of the merger agreement. If you fail to return your proxy card and fail to vote at the special meeting, the effect will be the same as a vote against approval of the merger agreement. Returning the proxy card does not deprive you of your right to attend the special meeting and vote your shares in person.

Your proxy may be revoked at any time before it is voted by submitting a written revocation to the secretary of Hollywood, submitting a later-dated proxy to Hollywood in writing, by telephone or over the Internet, or by attending and voting in person at the special meeting. For shares held in “street name,” you may revoke or change your vote by submitting instructions to your broker or nominee.

Your prompt submission of a proxy card will be greatly appreciated.

Sincerely,

Donald J. Ekman General Counsel and Secretary

Wilsonville, Oregon

                    , 2004

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the merger, passed upon the merits or fairness of the merger agreement or the transactions contemplated thereby, including the proposed merger, or passed upon the adequacy or accuracy of the information contained in this document. Any representation to the contrary is a criminal offense.

The accompanying proxy statement is dated                     , 2004 and is first being mailed to shareholders of Hollywood on or about                     , 2004.

HOLLYWOOD ENTERTAINMENT CORPORATION

9275 SW PEYTON LANE

WILSONVILLE, OREGON 97070

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON                     , 2004

To the shareholders of Hollywood Entertainment Corporation:

Notice is hereby given that a special meeting of shareholders of Hollywood Entertainment Corporation, an Oregon corporation (“Hollywood”), will be held on                     , 2004 at         :00 a.m. local time at the Sweetbrier Inn located at 7125 S.W. Nyberg Road, Tualatin, Oregon, for the following purposes:

1. To consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of March 28, 2004, by and among Hollywood, Carso Holdings Corporation and Cosar Corporation, pursuant to which Cosar Corporation, a wholly owned subsidiary of Carso Holdings Corporation, will be merged with and into Hollywood, with Hollywood as the surviving corporation. Upon completion of the merger, each issued and outstanding share of Hollywood common stock will be converted into the right to receive $14.00 in cash.

2. To consider and vote upon any other matters that properly come before the special meeting, including any adjournments or postponements of the special meeting.

Only holders of record of Hollywood common stock at the close of business on                     , 2004, the record date of the special meeting, are entitled to notice of, and to vote at, the special meeting or any adjournments or postponements of the special meeting.

The merger agreement and the merger are described in the accompanying proxy statement, which we urge you to read carefully. A copy of the merger agreement is attached as Appendix A to the accompanying proxy statement and we urge you to read it carefully.

By Order of our Board of Directors,

Donald J. Ekman General Counsel and Secretary

Wilsonville, Oregon

                    , 2004

Please do not send your Hollywood common stock certificates to us at this time. If the merger is completed, you will be sent instructions regarding surrender of your certificates.

Proxy Statement

Page
Independent Accountants	69
Future Shareholder Proposals	69
Where Shareholders Can Find More Information	69

Appendix A	Agreement and Plan of Merger, dated as of March 28, 2004, by and between Hollywood Entertainment Corporation, Carso Holdings Corporation and Cosar Corporation
Appendix B	Opinion of Lazard Frères & Co. LLC, dated March 28, 2004
Appendix C	Voting Agreement, dated as of March 28, 2004, by and between Carso Holdings Corporation and Mark J. Wattles

HOLLYWOOD ENTERTAINMENT CORPORATION

PROXY STATEMENT

Summary Term Sheet

This Summary Term Sheet highlights selected information contained in this proxy statement and may not contain all of the information that is important to you. You are urged to read this entire proxy statement carefully, including the appendices. In addition, we incorporate by reference important business and financial information about us in this proxy statement. You may obtain the information incorporated by reference into this proxy statement without charge by following the instructions in the section entitled “Where You Can Find More Information.” In this proxy statement, the terms “we,” “us,” “our,” “Hollywood” and the “Company” refer to Hollywood Entertainment Corporation. In this proxy statement we refer to Green Equity Investors IV, L.P. as “Green Equity Investors,” to Leonard Green & Partners, L.P. as “Leonard Green & Partners” and to GEI Capital IV, LLC as “GEI Capital.”

Carso Holdings Corporation

Carso Holdings Corporation is a newly formed Delaware corporation that is wholly owned by Green Equity Investors and will be owned immediately following completion of the merger by Green Equity Investors and the management investors (as defined below). See “Participants” beginning on page 9.

Cosar Corporation

Cosar Corporation is a newly formed Oregon corporation and a wholly owned subsidiary of Carso Holdings Corporation. See “Participants” beginning on page 9.

Special Meeting

The shareholders’ vote will take place at a special meeting of our shareholders to be held on            , 2004 at the Sweetbrier Inn, located at 7125 S.W. Nyberg Road, Tualatin, Oregon at      a.m. local time. You are entitled to vote at the special meeting if you owned shares of Hollywood common stock at the close of business on            , 2004, which is the record date for the special meeting. You will have one vote for each share of Hollywood common stock that you owned at the close of business on the record date. If your shares are held in street name by a broker, you will need to provide your broker with instructions on how to vote your shares. On the record date,              shares of Hollywood common stock were outstanding and entitled to vote at the special meeting. See “The Special Meeting” beginning on page 11.

Purpose of Shareholder Vote

You are being asked to consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of March 28, 2004, by and among Hollywood, Carso Holdings Corporation and Cosar Corporation. Pursuant to the merger agreement, Cosar Corporation will be merged with and into Hollywood, and Hollywood will be the surviving corporation. See “The Special Meeting” beginning on page 11.

Voting Information

Before voting your shares of Hollywood common stock, you should read this proxy statement in its entirety, including its appendices, and carefully consider how the merger affects you. Then, mail your completed, dated and signed proxy card in the enclosed return envelope or submit your proxy by telephone or over the Internet as soon as possible so that your shares can be voted at the special meeting. For more information on how to vote your shares, please refer to “The Special Meeting—Record Date and Voting Information” on page 11.

Shareholder Approval Required

The merger will be completed only if the merger agreement is approved by the affirmative vote of a majority of the outstanding shares of Hollywood common stock on the record date. Abstentions and broker non-votes will have the same effect as a vote against approval of the merger agreement. See “The Special Meeting—Record Date and Voting Information” beginning on page 11.

Special Committee

The Special Committee is a committee of our Board of Directors that was formed to review, evaluate, respond to and negotiate the terms of potential transactions involving the sale or change of control of Hollywood. The Special Committee consists of all three of our directors who are disinterested and independent, meaning that they are not employees of, or consultants to, Hollywood, Carso Holdings Corporation or Cosar Corporation or their respective affiliates and have no financial interest in the proposed merger different from our unaffiliated shareholders generally. The members of the Special Committee are S. Douglas Glendenning, who acts as chair, James N. Cutler, Jr. and William P. Zebe. See “Special Factors—Recommendation of the Special Committee and of our Board of Directors; Fairness of the Merger” beginning on page 20.

Fairness of the Merger

The Special Committee and, based upon the recommendation of the Special Committee, our Board of Directors, with Mark J. Wattles abstaining, have determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are fair to and in the best interests of Hollywood and its shareholders, including its unaffiliated shareholders. See “Special Factors—Recommendation of the Special Committee and of our Board of Directors; Fairness of the Merger” beginning on page 20.

Board Recommendation

Our Board of Directors, with Mr. Wattles abstaining, has recommended that our shareholders approve the merger agreement. Mr. Giesbrecht, who it is anticipated will acquire an equity interest in Carso Holdings Corporation and continue as an executive officer of Hollywood following completion of the merger, participated in the Board of Directors’ vote. See “Special Factors—Recommendation of the Special Committee and of the Board of Directors; Fairness of the Merger,” beginning on page 20.

Effect of the Merger

Upon completion of the merger, each issued and outstanding outstanding share of Hollywood common stock, other than those held by the management investors will be converted into the right to receive $14.00 in cash.

The merger agreement provides that, as a condition to the closing of the merger, Mr. Wattles, our founder, chairman and chief executive officer, is required to perform all actions required by him to complete the transactions contemplated by an option exchange, contribution and subscription agreement that Mr. Wattles entered into with Green Equity Investors and Carso Holdings Corporation on March 28, 2004, referred to as the “contribution agreement” in this proxy statement. Pursuant to the contribution agreement, Mr. Wattles will:

•	contribute all of his shares of Hollywood common stock in exchange for shares of common and preferred stock of Carso Holdings Corporation;

•	exchange approximately 45% of his options to acquire Hollywood common stock, referred to as the “rollover options” in this proxy statement, for options to acquire preferred stock of Carso Holdings Corporation; and

•	transfer some of the common stock of Carso Holdings Corporation he will acquire to other Hollywood executive officers within 12 months from the closing of the merger. See “Special Factors—Certain Effects of the Merger” beginning on page 32.

Mr. Wattles is in discussions with some of the Hollywood executive officers about either transferring his right to acquire a portion of the equity of Carso Holdings Corporation immediately before completion of the merger or transferring a portion of his interest in Carso Holdings Corporation following completion of the merger. Prior to the announcement and execution of the merger agreement, Mr. Wattles had a number of conversations with F. Bruce Giesbrecht, a director and our president, chief operating officer, about Mr. Wattles’ own proposed participation in the equity of Carso Holdings Corporation and Mr. Wattles’ expectation that Mr. Giesbrecht would continue in his role as president of Hollywood following completion of the merger. They also discussed that Mr. Giesbrecht would have an opportunity to acquire an equity interest in Carso Holdings Corporation, including the amount of equity that Mr. Giesbrecht would be able to acquire. The executive officers who acquire Carso Holdings Corporation stock, along with Mr. Wattles, are collectively referred to as the “management investors” in this proxy statement.

Under a possible interpretation of the rules governing “going private” transactions, Green Equity Investors, GEI Capital, Carso Holdings Corporation and Cosar Corporation may be deemed to be our affiliates in respect of the merger. Therefore, Mr. Wattles and each of these entities has been included as a filing person on the Schedule 13E-3 filed in connection with the merger. Schedule 13E-3 requires that the filing persons provide additional information to the information that would otherwise be required under the federal securities laws governing proxy solicitations, including information regarding fairness to our unaffiliated shareholders. References in this proxy statement to “our unaffiliated shareholders,” the “unaffiliated Hollywood shareholders” or similar expressions mean those shareholders who are not the filing persons or affiliates of the filing persons.

Note Tender Offer

Pursuant to the merger agreement, we are obligated to commence a tender offer in respect of our $225 million aggregate principal amount 9.625% senior subordinated notes due 2011, referred to as the “senior subordinated notes” in this proxy statement, and a related solicitation of consents of the holders of the senior subordinated notes to the adoption of various amendments to the indenture governing the senior subordinated notes. See “Special Factors—The Note Tender Offer” on page 34 and “Terms of the Merger Agreement—Covenants of Hollywood” on page 49.

Merger Financing

Hollywood and Carso Holdings Corporation estimate that the total amount of funds necessary to complete the merger and related transactions and to pay related fees and expenses will be approximately $              million. These funds will come from the proceeds of the equity and debt financing arranged by Carso Holdings Corporation and Cosar Corporation. See “The Merger—Merger Financing” beginning on page 40.

Tax Consequences

Generally, the merger will be taxable for U.S. federal income tax purposes to our shareholders. Each shareholder will recognize a taxable gain or loss in the amount of the difference between $14.00 and the shareholder’s adjusted tax basis for each share of Hollywood common stock the shareholder surrenders. See “Material U.S. Federal Income Tax Consequences” beginning on page 45.

Dissenters’ Rights

Under Oregon law, because Hollywood’s common stock is quoted on Nasdaq, you do not have the right to exercise dissenters’ rights. See “Dissenters’ Rights” beginning on page 46.

Treatment of Outstanding Options

At the effective time of the merger, each option, whether or not vested, will be cancelled, and each option holder will be entitled to receive a cash payment equal to the amount by which $14.00 exceeds the exercise price of the option, multiplied by the number of shares of common stock subject to the option, except that Mr. Wattles has agreed to exchange, immediately before and contingent on completion of the merger, his rollover options for options to acquire preferred stock of Carso Holdings Corporation. See “Terms of the Merger Agreement—Treatment of Stock Options” beginning on page 47.

Limitations on Solicitation of Other Offers

We have agreed not to solicit from, or initiate with, any third party a proposal for an alternate transaction while the merger is pending, and our Board of Directors may not approve or recommend an alternate transaction, in each case except in the circumstances specified in the merger agreement. See “Terms of the Merger Agreement—Covenants of Hollywood” beginning on page 49.

Conditions

The merger agreement, pursuant to which the merger will occur, is subject to the approval of a majority of the outstanding shares of Hollywood common stock, as well as other conditions, including:

•	our receipt in the note tender offer of at least a majority of the aggregate principal amount of senior subordinated notes;

•	obtaining regulatory approval;

•	obtaining other required consents and approvals; and

•	Carso Holdings Corporation’s receipt of financing to complete the merger.

See “Terms of the Merger Agreement—Conditions to the Completion of the Merger” beginning on page 57.

Termination, Termination Fee and Expense Reimbursement

Hollywood and Carso Holdings Corporation may agree by mutual written consent to terminate the merger agreement at any time before the effective time of the merger. In addition, upon the occurrence of various events specified in the merger agreement, Hollywood or Carso Holdings Corporation may terminate the merger agreement before the effective time of the merger. In specified circumstances, if the merger agreement is terminated before the effective time of the merger, we must pay Carso Holdings Corporation a termination fee of $26.5 million, reimburse Carso Holdings Corporation for its and its affiliates’ out of pocket expenses incurred in connection with the transaction up to a maximum of $3 million, or both. See “Terms of the Merger Agreement—Termination” beginning on page 59 and “Terms of the Merger Agreement—Termination Fees” beginning on page 60.

Voting Agreement

As of April 19, 2004, Mr. Wattles owned approximately 5% of the outstanding shares of Hollywood common stock, not including his options to acquire Hollywood common stock. Mr. Wattles has entered into a voting agreement pursuant to which he has agreed, among other things, to vote all of his shares in favor of the merger agreement and the transactions contemplated by the merger agreement and against any other acquisition proposal. See “Terms of the Voting Agreement” beginning on page 63.

Certain Questions and Answers About the Merger

The following questions and answers are for your convenience only, and briefly address some commonly asked questions about the merger. You should still carefully read this entire proxy statement, including the attached appendices.

Q:	Why am I receiving these materials?

A:	Our Board of Directors is providing these proxy materials to give you information to determine how to vote in connection with the special meeting of our shareholders.

Q:	When and where is the special meeting?

A:	The special meeting of our shareholders will be held at :00 a.m. local time on , 2004, at the Sweetbrier Inn, located at 7125 S.W. Nyberg Road, Tualatin, Oregon.

Q:	Who can vote on the merger agreement?

A:	Holders of Hollywood common stock at the close of business on , 2004, the record date for the special meeting, may vote in person or by proxy on the merger agreement at the special meeting.

Q:	What vote is required to approve the merger agreement?

A:	The merger agreement must be approved by the affirmative vote of at least a majority of the outstanding shares of Hollywood common stock on the record date. Mr. Wattles, who, not including his options to acquire Hollywood common stock, as of April 19, 2004 owned approximately 5% of the outstanding shares of Hollywood common stock, has entered into a voting agreement pursuant to which, on the terms and subject to the conditions contained in the voting agreement, he has agreed to vote all of his shares in favor of the merger agreement and against any other acquisition proposal.

Q:	What am I being asked to vote upon?

A:	You are being asked to consider and vote upon a proposal to approve the merger agreement, pursuant to which Cosar Corporation will merge with and into Hollywood, with Hollywood as the surviving corporation.

Q:	What will I receive in the merger?

A:	If the merger is completed, you will be entitled to receive $14.00 in cash for each share of Hollywood common stock that you own at the time of the merger.

Q:	What is the recommendation of our Board of Directors?

A:	Our Board of Directors recommends that you vote “FOR” approval of the merger agreement.

Q:	Why are we proposing to merge with Cosar Corporation and why is our Board of Directors recommending that I vote in favor of the merger agreement?

A:

The Special Committee of our Board of Directors, consisting solely of directors who are not employees of, or consultants to, Hollywood, Carso Holdings Corporation or Cosar Corporation or their respective affiliates and who have no interest in the proposed merger different from the unaffiliated shareholders, negotiated the terms of the merger agreement with Leonard Green & Partners. Leonard Green & Partners owns all of the outstanding equity of Carso Holdings Corporation. Based on a number of factors, including a fairness opinion received from Lazard Frères & Co. LLC, referred to as “Lazard” in this proxy statement, which acted as an investment banker to the Special Committee, the Special Committee unanimously concluded that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are fair to and in the best interests of Hollywood and its shareholders, including Hollywood’s unaffiliated shareholders, and recommended that our full Board of Directors adopt the merger agreement and recommend its approval by our shareholders. In the opinion of our Board of Directors, with Mr. Wattles abstaining, the merger agreement and the transactions contemplated by the merger agreement, including the merger, are fair to and in the best interests of Hollywood and its shareholders, including its unaffiliated shareholders. Mr. Giesbrecht, who it is anticipated will acquire an equity interest in Carso Holdings Corporation and continue as an executive officer of Hollywood following completion of the merger, participated in the Board of Directors’ vote. See the section entitled “Special Factors—Recommendation of the Special Committee and of our Board of Directors; Fairness of the Merger.”

Q:	What will happen in the merger?

A:	In the merger, Cosar Corporation will be merged with and into Hollywood, with Hollywood as the surviving corporation. Upon completion of the merger, you will be entitled to receive $14.00 in cash for each share of Hollywood common stock you own.

Following completion of the merger, Hollywood, as the surviving corporation, will continue its operations as a privately held company. As a result, we will no longer have common stock quoted on the Nasdaq Stock Market, referred to as “Nasdaq” in this proxy statement, and may no longer be required to file periodic and other reports with the Securities and Exchange Commission, referred to as the “SEC” in this proxy statement. Our existing shareholders, other than the management investors through their interest in Carso Holdings Corporation stock, will no longer have an equity interest in Hollywood and will not participate in any potential future earnings and growth of Hollywood.

Q:	What are the consequences of the merger to present members of management and our Board of Directors?

A:	Following the merger, it is expected that most of the members of our current senior management will continue as management of the surviving corporation. Like all our other shareholders, except for Mr. Wattles and any other members of management who become management investors, members of management and our Board of Directors will be entitled to receive $14.00 per share in cash for each of their shares of Hollywood common stock. All options (whether or not vested) to acquire Hollywood common stock held by members of management, all other employees and our Board of Directors, except for Mr. Wattles’ rollover options, will be cancelled at the effective time of the merger and holders of these options will be entitled to receive a cash payment equal to the amount by which $14.00 exceeds the exercise price for each share of Hollywood common stock underlying the options. Immediately before and contingent on completion of the merger, Mr. Wattles will exchange his rollover options for options to acquire preferred stock of Carso Holdings Corporation.

Q:	Is the merger subject to the satisfaction of any conditions?

A:	Yes. Before completion of the transactions contemplated by the merger agreement, a number of closing conditions must be satisfied or waived. These conditions are described in this proxy statement under the heading “Terms of the Merger Agreement—Conditions to the Completion of the Merger.” These conditions include, among others, obtaining all necessary regulatory approvals to complete the merger, obtaining shareholder and other necessary consents and approvals, the valid tender in the note tender offer of at least a majority of the aggregate principal amount of our senior subordinated notes and Carso Holdings Corporation’s receipt of financing to complete the merger. If these conditions are not satisfied or waived, the merger will not be completed even if our shareholders vote to approve the merger agreement.

Q:	When do you expect the merger to be completed?

A:	The parties to the merger agreement are working to complete the merger as quickly as possible. If the merger agreement is approved and the other conditions to the merger are satisfied or waived, the merger is expected to be completed promptly after the special meeting.

Q:	What are the U.S. federal income tax consequences of the merger?

A:	Generally, the merger will be taxable for U.S. federal income tax purposes for our shareholders. Each shareholder will recognize a taxable gain or loss in the amount of the difference between $14.00 and the shareholder’s adjusted tax basis for each share of Hollywood common stock that the shareholder surrenders. See “Material U.S. Federal Income Tax Consequences” beginning on page 45.

The tax consequences of the merger to you will depend on the facts of your own situation. You should consult your tax advisor for a full understanding of the tax consequences of the merger to you.

Q:	How do I vote my Hollywood common stock?

A:	Before you vote, you should read this proxy statement in its entirety, including its appendices, and carefully consider how the merger affects you. Then, mail your completed, dated and signed proxy card in the enclosed return envelope or submit your proxy by telephone or over the Internet as soon as possible so that your shares can be voted at the special meeting. For more information on how to vote your shares, please refer to “The Special Meeting—Record Date and Voting Information.”

Q:	What happens if I do not return a proxy card?

A:	The failure to return your proxy card will have the same effect as voting against approval of the merger agreement.

Q:	May I vote in person?

A:	Yes. You may attend the special meeting and vote your shares in person whether or not you sign and return your proxy card. If your shares are held of record by a broker, bank or other nominee and you wish to vote at the special meeting, you must obtain a proxy from the record holder.

Q:	May I change my vote after I have mailed my signed proxy card?

A:	Yes. You may revoke or change your vote at any time before your proxy card is voted at the special meeting. You can do this in one of three ways:

•	First, you can send a written notice stating that you would like to revoke your proxy;

•	Second, you can complete and submit a new proxy in writing, by telephone or over the Internet; or

•	Third, you can attend the meeting and vote in person. Your attendance alone will not revoke your proxy.

If you have instructed a broker to vote your shares, you must follow directions received from your broker to change those instructions.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares, following the procedures provided by your broker. Failure to instruct your broker to vote your shares will have the same effect as voting against approval of the merger agreement.

Q:	What does it mean if I receive more than one set of materials?

A.

This means you own shares of Hollywood common stock that are registered under different names. For example, you may own some shares directly as a shareholder of record and other shares through a broker or you may own shares through more than one broker. In these situations, you will receive multiple sets of proxy materials. You must vote, sign and return all of the proxy cards or follow the instructions for any alternative voting procedure on each of the proxy cards that you receive in order to vote all of the shares you own. Each proxy card you receive comes with its own prepaid return envelope; if you vote by mail, make sure you return each proxy card in the return envelope that accompanies that proxy card.

Q:	If the merger is completed, how will I receive the cash for my shares?

A.	If the merger is completed, you will be contacted by [ ], which will serve as the paying agent and will provide instructions that will explain how to surrender stock certificates. You will receive cash for your shares from the paying agent after you comply with these instructions. If your shares of common stock are held in “street name” by your broker, you will receive instructions from your broker as to how to effect the surrender of your “street name” shares and receive cash for those shares.

Q:	Should I send in my stock certificates now?

A:	No. After the merger is completed, you will receive written instructions for exchanging your shares of Hollywood common stock for a cash payment of $14.00 per share.

Q:	What rights do I have to seek a valuation of my shares?

A:	You are not entitled to assert dissenters’ rights to seek a valuation of your shares under Oregon law.

Q:	Who can help answer my questions?

A:	If you would like additional copies, without charge, of this proxy statement or if you have questions about the merger agreement or the merger, including the procedures for voting your shares, you should contact:

Hollywood Entertainment Corporation

9275 SW Peyton Lane

Wilsonville, Oregon 97070

Attn: Investor Relations

Telephone: (503) 570-1950

Participants

Hollywood Entertainment Corporation

9725 SW Peyton Lane

Wilsonville, Oregon 97070

Telephone: (503) 570-1600

Hollywood Entertainment Corporation, an Oregon corporation, is the second largest rental retailer of DVDs, videocassettes and video games in the United States. Hollywood opened its first video store in October 1988 and, as of March 31, 2004, operated 1,935 Hollywood Video stores in 47 states and the District of Columbia. As of March 31, 2004, Hollywood also operated 608 Game Crazy stores, which are game specialty stores where game enthusiasts can buy, sell and trade new and used video game hardware, software and accessories.

Hollywood and, to its knowledge, each of its directors and executive officers, has not during the past five years been convicted in a criminal proceeding, nor has it been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining Hollywood or any such director or executive officer from future violations of, or prohibiting the activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Additional information about Hollywood’s business is set forth in Hollywood’s Annual Report on Form 10-K, its amended Annual Report on Form 10-K/A, in each case for the fiscal year ended December 31, 2003, and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2004, each of which are incorporated in this proxy statement by reference. See “Where Shareholders Can Find More Information” on page 69.

Green Equity Investors IV, L.P.

GEI Capital IV, LLC

Carso Holdings Corporation

Cosar Corporation

c/o Leonard Green & Partners, L.P.

11111 Santa Monica Boulevard, Suite 2000

Los Angeles, California 90025

Attention: John M. Baumer

Telephone: (310) 954-0444

Under a possible interpretation of the rules governing “going private transactions,” Green Equity Investors, GEI Capital, Carso Holdings Corporation and Cosar Corporation may be deemed to be our affiliates. Therefore, each of them has been included as a filing person, along with Hollywood and Mark J. Wattles, on the Schedule 13E-3 filed in connection with the merger. Information with respect to Green Equity Investors, GEI Capital, Carso Holdings Corporation and Cosar Corporation as well as their controlling persons, directors and executive officers is set forth below.

Cosar Corporation, a newly formed Oregon corporation, was formed by Carso Holdings Corporation solely for the purpose of completing the merger. Cosar Corporation is wholly owned by Carso Holdings Corporation and has not engaged in any business except in anticipation of the merger.

Carso Holdings Corporation, a newly formed Delaware corporation, was formed by Green Equity Investors solely for the purpose of acquiring us. Carso Holdings Corporation has not engaged in any business except in anticipation of the merger.

Green Equity Investors, a Delaware limited partnership, is a private investment fund that was formed in 2002 by Leonard Green & Partners, L.P., a Delaware limited partnership. Leonard Green & Partners is a private equity firm that serves as the management company for Green Equity Investors and its affiliated funds. Green Equity Investors was formed to invest in various financially attractive companies. Green Equity Investors is continuously engaged in the process of identifying, receiving and reviewing potential investment opportunities.

The principal business of GEI Capital, a Delaware limited liability company, is acting as the sole general partner of Green Equity Investors. The managers of GEI Capital are Jonathan D. Sokoloff, John G. Danhakl and Peter J. Nolan. Jonathan A. Seiffer, John M. Baumer and James D. Halper are members of GEI Capital.

Jonathan D. Sokoloff has been a partner of Leonard Green & Partners since 1990.

John G. Danhakl has been a partner of Leonard Green & Partners since 1995. Mr. Danhakl has served as a director and the president of both Carso Holdings Corporation and Cosar Corporation since their formation.

Peter J. Nolan has been a partner of Leonard Green & Partners since 1997.

Jonathan A. Seiffer has been a partner of Leonard Green & Partners since January 1999. Before becoming a partner, Mr. Seiffer had been a vice president at Leonard Green & Partners since 1997 and an associate at Leonard Green & Partners since 1994.

John M. Baumer has been a partner of Leonard Green & Partners since January 2001. Before becoming a partner, Mr. Baumer had been a vice president at Leonard Green & Partners since May 1999. Before joining Leonard Green & Partners, Mr. Baumer was a vice president in the corporate finance division of Donaldson, Lufkin & Jenrette in Los Angeles since 1999 and an associate at Donaldson, Lufkin & Jenrette since 1995. Mr. Baumer has served as director and the vice president of both Carso Holdings Corporation and Cosar Corporation since their formation.

James D. Halper has been a partner of Leonard Green & Partners since April 2003. Before joining Leonard Green & Partners, Mr. Halper was the president of TDA Capital Partners (formerly Templeton Direct Advisors, Inc.) since 1996.

During the past five years, none of Carso Holdings Corporation, Cosar Corporation, Green Equity Investors, GEI Capital, Leonard Green & Partners, Jonathan D. Sokoloff, John G. Danhakl, Peter J. Nolan, Jonathan A. Seiffer, John M. Baumer and James D. Halper has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). In addition, during the past five years, none of Carso Holdings Corporation, Cosar Corporation, Green Equity Investors, GEI Capital, Leonard Green & Partners, and Messrs. Sokoloff, Danhakl, Nolan, Seiffer, Baumer and Halper has been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws. Messrs. Sokoloff, Danhakl, Nolan, Seiffer, Baumer and Halper are citizens of the United States.

The business address for Carso Holdings Corporation, Cosar Corporation, Green Equity Investors, GEI Capital, Leonard Green & Partners, Mr. Sokoloff, Mr. Danhakl, Mr. Nolan, Mr. Seiffer, Mr. Baumer and Mr. Halper is 11111 Santa Monica Boulevard, Suite 2000, Los Angeles, California 90025 and their telephone number is (310) 954-0444.

Other Participants

Mark J. Wattles is our founder, chairman and chief executive officer. His business address is 9001 Emerald Hill Way, Las Vegas, Nevada 89117 and his business telephone number is care of Hollywood’s executive office at (503) 570-1600. Immediately following the effective time of the merger, Mr. Wattles will become a director of Carso Holdings Corporation. Mr. Wattles is a citizen of the United States. Mr. Wattles has not during the past five years been convicted in a criminal proceeding, nor has he been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining him from future violations of, or prohibiting the activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Cautionary Statement Concerning Forward-Looking Information

This proxy statement includes and incorporates by reference statements that are not historical facts. These forward-looking statements are based on Hollywood’s current estimates and assumptions and, as such, involve uncertainty and risk. Forward-looking statements include the information concerning Hollywood’s possible or assumed future results of operations and also include those preceded or followed by the words “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “should,” “plans,” “targets” and /or similar expressions.

The forward-looking statements are not guarantees of future performance, and actual results may differ materially from those contemplated by these forward-looking statements. In addition to the factors discussed elsewhere in this proxy statement, other factors that could cause actual results to differ materially include industry performance, general business, economic, regulatory and market and financial conditions, all of which are difficult to predict. These and other factors are discussed in the documents that are incorporated by reference into this proxy statement, including Hollywood’s annual report on Form 10-K for the fiscal year ended December 31, 2003. Except to the extent required under the federal securities laws, Hollywood does not intend to update or revise the forward-looking statements.

All information contained in this proxy statement concerning Green Equity Investors, GEI Capital, Carso Holdings Corporation, Cosar Corporation and their affiliates and designees has been supplied by Leonard Green & Partners and has not been independently verified by Hollywood.

The Special Meeting

General

The enclosed proxy is solicited on behalf of our Board of Directors for use at a special meeting of our shareholders to be held on             , 2004, at      a.m. local time, or at any adjournments or postponements of the special meeting, for the purposes set forth in this proxy statement and in the accompanying notice of special meeting. The special meeting will be held at the Sweetbrier Inn at 7125 S.W. Nyberg Road, Tualatin, Oregon. Hollywood intends to mail this proxy statement and the accompanying proxy card on or about             , 2004 to all shareholders entitled to vote at the special meeting.

At the special meeting, our shareholders are being asked to consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of March 28, 2004, by and among Hollywood, Carso Holdings Corporation and Cosar Corporation.

Hollywood does not expect a vote to be taken on any other matters at the special meeting. If any other matters are properly presented at the special meeting for consideration, however, the holders of the proxies, if properly authorized, will have discretion to vote on these matters in accordance with their best judgment.

Record Date and Voting Information

Only holders of record of Hollywood common stock at the close of business on             , 2004 are entitled to notice of and to vote at the special meeting. At the close of business on             , 2004,              shares of Hollywood common stock were outstanding and entitled to vote. A list of our shareholders will be available for review at Hollywood’s executive offices during regular business hours for a period of ten days before the special meeting. Each holder of record of Hollywood common stock on the record date will be entitled to one vote for each share held. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Hollywood common stock entitled to vote at the special meeting is necessary to constitute a quorum for the transaction of business at the special meeting.

All votes will be tabulated by the inspector of election appointed for the special meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. If a shareholder’s shares are held of record by a broker, bank or other nominee and the shareholder wishes to vote at the meeting, the shareholder must obtain from the record holder a proxy issued in the shareholder’s name. Brokers who hold shares in street name for clients typically have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. Absent specific instructions from the beneficial owner of the shares, however, brokers are not allowed to exercise their voting discretion with respect to the approval of non-routine matters, such as the merger agreement. Proxies submitted without a vote by brokers on these matters are referred to as “broker non-votes.” Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists at the special meeting.

The affirmative vote of a majority of the outstanding shares of Hollywood common stock is required to approve the merger agreement. Accordingly, proxies that reflect abstentions and broker non-votes, as well as proxies that are not returned, will have the same effect as a vote against approval of the merger agreement.

Mr. Wattles has entered into a voting agreement pursuant to which he has agreed, on the terms and subject to the conditions contained in the voting agreement, among other things, to vote his shares in favor of approval of the merger agreement and the transactions contemplated by the merger agreement and against any other acquisition proposal, subject to specified conditions. As of April 19, 2004, not including his options to acquire Hollywood common stock, Mr. Wattles owned 3,137,600 shares of Hollywood common stock, representing approximately 5% of the outstanding shares of Hollywood common stock. See “Terms of the Voting Agreement.”

Shareholders of record may submit proxies by mail, by telephone or over the Internet. After carefully reading and considering the information contained in this proxy statement, each holder of Hollywood common stock should complete, date and sign its proxy card and mail the proxy card in the enclosed return envelope as soon as possible so that those shares of Hollywood common stock can be voted at the special meeting, even if holders plan to attend the special meeting in person. You can also submit your proxy by telephone by calling the number on your proxy card or over the Internet by visiting the Web site designated on your proxy card. You must have your control number and proxy card available if you intend to vote using the telephone or Internet. If voting by telephone, follow the instructions on your proxy card and use the telephone keypad to submit any required information and your vote after the appropriate voice prompts. If voting over the Internet, please follow the on-screen instructions and the instructions on your proxy card.

Proxies received at any time before the special meeting and not revoked or superseded before being voted will be voted at the special meeting. If the proxy indicates a specification, it will be voted in accordance with the specification. If no specification is indicated, the proxy will be voted “FOR” approval of the merger agreement and in the discretion of the persons named in the proxy with respect to any other business that may properly come before the meeting or any adjournment of the meeting. You may also vote in person by ballot at the special meeting.

Please do not send in stock certificates at this time. If the merger is completed, Hollywood will distribute instructions regarding the procedures for exchanging existing Hollywood stock certificates for the $14.00 per share cash payment.

Proxies; Revocation

Any person giving a proxy pursuant to this solicitation has the power to revoke and change it at any time before it is voted. It may be revoked and changed by filing a written notice of revocation with the Secretary of Hollywood at Hollywood’s executive offices located at 9275 SW Peyton Lane, Wilsonville, Oregon 97070, by submitting in writing, by telephone or over the Internet a proxy bearing a later date, or by attending the special meeting and voting in person. Attendance at the special meeting will not, by itself, revoke a proxy. If you have instructed a broker to vote your shares, you may revoke and change your proxy by following the directions received from your broker to change those instructions.

Expenses of Proxy Solicitation

Hollywood will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to shareholders. Hollywood has engaged the services of [            ] to solicit proxies and to assist in the distribution of proxy materials. In connection with its retention by Hollywood, [            ] has agreed to provide consulting and analytic services and to assist in the solicitation of proxies, primarily from banks, brokers, institutional investors and individual shareholders. Hollywood has agreed to pay [            ] a fee of $[            ] plus out-of-pocket expenses for its services. Copies of solicitation materials will also be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of common stock beneficially owned by others to forward to these beneficial owners. Hollywood may reimburse persons representing beneficial owners of common stock for their costs of forwarding solicitation materials to the beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone or personal solicitation by directors, officers or other regular employees of Hollywood. No additional compensation will be paid to directors, officers or other regular employees for their services.

Proxyholders’ Discretionary Authority

Hollywood is soliciting proxies to grant discretionary authority to consider and vote upon any other matters incident to the conduct of the meeting that may properly come before the special meeting, including any adjournment or postponement of the special meeting. Hollywood’s Board of Directors is not aware of any business to be brought before the special meeting other than that described in this proxy statement.

Special Factors

Background of the Merger

•	In September 2003, stories appeared in the press that Viacom Inc., the 82% owner of Blockbuster Inc., was considering strategic alternatives with respect to Blockbuster. In December 2003, Blockbuster’s board of directors formed a special committee to evaluate potential transactions, including a sale of Blockbuster. According to the press, Viacom had tried for months to find an appropriate buyer for Blockbuster, but it was unsuccessful, and in early February instead announced its intentions to divest its ownership of Blockbuster through a split-off.

•	As a result of the developments relating to Blockbuster as reported in the press, as well as other industry and market conditions, including the decline in Hollywood’s common stock price that occurred during the fourth quarter of 2003, Mr. Wattles discussed with the Board of Directors, at a December 10, 2003 meeting, options to use excess cash flow, as well as engaging UBS Securities LLC (“UBS”) with respect to handling inquiries that may come to Hollywood relating to a potential acquisition of Hollywood. UBS had performed capital raising and other financial advisory services for the Company since 2002. As a result, UBS gained an extensive understanding of Hollywood, including its operations, industry fundamentals and capital structure. UBS informed Mr. Wattles and Mr. Bond of various private equity firms with the retail experience and financial resources to engage in a leveraged buy-out of Hollywood, including Leonard Green & Partners. Given Leonard Green & Partners’ investment history, fund size and success with retail acquisitions, and as a result of Mr. Wattles’ desire to minimize the risk of potential informational leaks, Mr. Wattles authorized UBS to arrange a meeting with representatives of Leonard Green & Partners. Mr. Wattles informally consulted with the members of our Board of Directors to discuss the planned meeting with Leonard Green & Partners.

•	On January 13, 2004, Mr. Wattles and representatives of UBS had an introductory meeting with Leonard Green & Partners in Las Vegas, Nevada. Over the next several weeks, UBS, Leonard Green & Partners and Mr. Wattles engaged in a series of discussions related to a possible transaction. Mr. Wattles kept the members of the Board of Directors apprised of these discussions via telephone conversations.

•	Mr. Wattles also contacted another respected private equity firm during this period with which Mr. Wattles had a prior relationship. Mr. Wattles informed this other private equity firm of the discussions he had been having with Leonard Green & Partners so as to gauge its interest in also providing a proposal to acquire Hollywood.

•	At a meeting on January 28, 2004, Mr. Wattles advised the full Board of Directors of Leonard Green & Partners’ interest in pursuing a potential acquisition of Hollywood. As a result, the Board of Directors formed the Special Committee, comprised of all three independent and disinterested directors (in their capacity as members of the Board of Directors) to review, evaluate, respond to and negotiate the terms of potential transactions involving the sale or change of control of Hollywood and suspended consideration of options to use excess cash flow. See the section entitled “—Recommendation of the Special Committee and of the Board of Directors; Fairness of the Merger” for more information relating to the Special Committee.

•	On February 3, 2004, several Leonard Green & Partners representatives visited representatives of UBS and Hollywood at Hollywood’s offices to commence preliminary due diligence, and on February 6, 2004, the Special Committee approved the engagement of Gibson, Dunn & Crutcher LLP as the Special Committee’s legal advisor. Shortly thereafter, Leonard Green & Partners delivered a financial due diligence request list to Hollywood.

•

On February 10, 2004, the Special Committee met with UBS and the Special Committee’s legal advisor to discuss the timing, process and general strategy likely to be involved in any acquisition of Hollywood. UBS reviewed with the Special Committee the background of Leonard Green & Partners and the UBS mergers and acquisitions group and the discussions that had taken place with Leonard Green & Partners to date with respect to a potential transaction. UBS also provided the Special

Committee with a market update of Hollywood, including information with respect to Hollywood’s common stock trading dynamics and volume, historical stock price, competitors and analyst recommendations, and discussed various changes in the video rental industry, including increased consumer purchases (rather than rentals) of DVDs from discount retailers, the increasing availability of video-on-demand, the growth of on-line subscription services, new distribution technologies such as disposable DVDs, and industry consolidation between content producers and content distributors, as well as the potential threat these changes represented to Hollywood. The Special Committee and its advisors also discussed whether Viacom’s purported difficulty in selling Blockbuster served as evidence of the general weakening of the industry and the market’s perception of that weakening, but noted the positive views of Mr. Wattles and senior management on the industry in general, as well as Hollywood’s future and ability to generate cash flow. Later that day, Hollywood and Leonard Green & Partners signed a non-disclosure agreement.

•	On February 12, 2004, the other private equity group with whom Mr. Wattles had been holding discussions also executed a non-disclosure agreement with Hollywood.

•	On February 19, 2004, the Special Committee received a formal proposal letter from Leonard Green & Partners to acquire 100% of Hollywood’s outstanding common stock for $13.00 per share in cash. The proposal letter requested a 45-day exclusivity period, provided that the offer would terminate if it was not kept confidential, and stated that the offer was conditional upon Mr. Wattles’ investment in Hollywood and his agreement to serve as chief executive officer after the merger. The letter also set forth Leonard Green & Partners’ background and success in transactions of the type being proposed.

•	On February 20, 2004, the Special Committee authorized the retention of the UBS mergers and acquisitions group as financial advisor to the Special Committee and reviewed Leonard Green & Partners’ proposal, and the Special Committee’s legal advisor reviewed with the Special Committee members their fiduciary responsibilities. The Special Committee refused to grant exclusivity to Leonard Green & Partners and determined to reject the proposed purchase price of $13.00 per share, but decided to allow Leonard Green & Partners to continue its diligence review, provided that Leonard Green & Partners believed additional diligence could lead to a higher offer. Additionally, the Special Committee and its advisors held lengthy discussions about possibly soliciting additional bidders, but determined that it would not be in Hollywood’s best interest to solicit additional bids at this stage because of, among other things, the risk that such a process could result in leaks of material non-public information that could be very damaging to Hollywood. Among other things, leaks of material non-public information could cause volatility in the market price of Hollywood’s common stock, which, in turn, might discourage Leonard Green & Partners or other potential bidders from aggressively seeking an acquisition. In addition, the Special Committee believed that employee morale would be materially adversely affected by any rumors of an acquisition. Moreover, if, after a leak, no transaction was completed, the failure to complete a transaction might cause the markets to have a negative view of Hollywood and its industry (and, as a result, any bidder negotiating with Hollywood after such a leak could have significant additional leverage in the negotiations).

•

On February 27, 2004, the Special Committee received a second letter from Leonard Green & Partners. In the letter, Leonard Green & Partners requested that the Special Committee permit Leonard Green & Partners to allow the UBS finance team to finance the potential acquisition by Leonard Green & Partners. Leonard Green & Partners indicated its belief that by using the UBS finance team, Leonard Green & Partners could potentially increase its proposed purchase price, secure a financing commitment expeditiously and increase the speed with which an agreement on a potential transaction could be reached. The Special Committee noted that an expeditious transaction timeframe could result in a reduction in the likelihood of any leaks of material non-public information. The Special Committee also considered a potential conflict of interest caused by allowing the UBS finance team to finance a potential acquisition by Leonard Green & Partners, on the one hand, and the Special Committee’s engagement of UBS as its mergers and acquisitions financial advisor, on the other hand. The Special Committee discussed this issue at length with its legal advisor outside the presence of UBS, and noted

both the potential benefits and potential disadvantages that could result from the UBS finance team’s financing of the merger, but did not make any decision regarding this matter at this meeting.

•	On March 3, 2004, the Special Committee met. After the Special Committee’s legal advisor again reviewed with the Special Committee members their fiduciary responsibilities, the Special Committee continued its deliberations of, and review relating to, Leonard Green & Partners’ request to utilize the UBS finance team in connection with financing its potential acquisition of Hollywood. Among other things, the Special Committee’s legal advisor summarized the discussions that had taken place with a UBS internal compliance officer regarding the procedures and protections UBS would keep in place to prevent the flow of information from the UBS mergers and acquisitions group to its finance team and vice versa.

•	The Special Committee also recognized that, notwithstanding a potential conflict of interest, the role of the UBS finance team in a transaction would likely benefit Hollywood and its shareholders. First and foremost, the Special Committee noted Leonard Green & Partners’ indication that the UBS finance team’s financing of the potential acquisition could result in a higher purchase price to be paid to our shareholders due to UBS’s provision of an attractive financing proposal. Second, because of UBS’s pre-existing relationship with Hollywood, the UBS finance team’s participation in the financing of the acquisition could reduce delays and allow the transaction to move forward more efficiently, because less time for diligence and fewer management resources would be required. Third, working with the UBS finance team would eliminate the need for Leonard Green & Partners to solicit multiple banks for financing proposals that would be customary for transactions of this nature, thereby greatly reducing the possibility of informational leaks. Fourth, the Special Committee believed that UBS might have greater success than other financing sources in promptly assembling a favorable financing package (which again could increase the amount that Leonard Green & Partners might be willing to pay, and also decrease the risk of a failed transaction, which could have material adverse consequences for Hollywood) due to its capital markets history with Hollywood. Fifth, the Special Committee recognized that a potential conflict of interest could bolster its bargaining power in negotiations of provisions to be included in a merger agreement relating to the ability of the Board of Directors to accept a superior acquisition proposal after signing (known as a “fiduciary out”), termination fees and expense reimbursement. The Special Committee believed the UBS finance team’s involvement would also allow the Special Committee to negotiate more favorable deal protection measures for Hollywood. The fiduciary out and related provisions were particularly important to the Special Committee because they would govern our ability to consider higher bids after our execution of a merger agreement. The Special Committee believed that any merger agreement with Leonard Green & Partners should provide a reasonable opportunity for the Board of Directors and the Special Committee to consider bona fide acquisition proposals and provide confidential information to third party bidders after signing the merger agreement. Sixth, the Special Committee also felt that the risks of a potential conflict could be reduced significantly by engaging a separate and independent financial advisor to consider the fairness of any potential transaction with Leonard Green & Partners. The Special Committee thus began consideration of advisors it might engage for this purpose.

•	Following these discussions, the Special Committee and its advisors informed Leonard Green & Partners that, before the Special Committee would make a decision on Leonard Green & Partners’ request to use the UBS finance team, the parties should negotiate the fiduciary out provisions, as well as a range of the amount of the termination fee and the reimbursement of Leonard Green & Partners’ expenses. These negotiations then commenced.

•	On March 5, 2004, the Special Committee met again to review Leonard Green & Partners’ request and discuss the negotiations relating to fiduciary out provisions, the termination fee amount and expense reimbursement. At that time, Leonard Green & Partners was seeking a termination fee equal to 4% of Hollywood’s enterprise value, plus reimbursement of Leonard Green & Partners’ expenses. The Special Committee concluded that a termination fee equal to 4% of Hollywood’s enterprise value was unacceptable, and determined to negotiate this amount downward to an acceptable level.

•	After negotiations over the next several days between the Special Committee and its counsel, on the one hand, and Leonard Green & Partners and its counsel, on the other, Leonard Green & Partners agreed to the Special Committee’s proposal to reduce the termination fee to between 2.5% and 2.75% of Hollywood’s enterprise value for the transaction (with the exact fee to be agreed upon with regard to the purchase price and other terms) plus reimbursement of Leonard Green & Partners’ reasonable and documented out-of-pocket expenses, and Leonard Green & Partners also agreed that it would accept a cap on these expenses of $3 million.

•	As a part of these discussions, the Special Committee also insisted, among other things, that as a condition to using the UBS finance team, Leonard Green & Partners and UBS agree that the UBS financing would be provided on a “staple” basis, meaning that it would be available to other qualifying bidders that may make a bona fide alternative acquisition proposal. Additionally, the Special Committee sought and obtained Leonard Green & Partners’ consent to Hollywood’s promptly publicly filing the merger agreement and the “staple” financing commitment letters with the SEC under cover of a Current Report on Form 8-K so any interested bidder could immediately learn of the merger agreement terms and the “staple” financing arrangement. The Special Committee and its legal advisor believed the availability of “staple” financing, together with the fiduciary out and related provisions that had been negotiated, including the amount of the termination fee, would provide the Special Committee with the flexibility to consider bona fide alternative acquisition proposals and, at the same time, enable all prospective qualifying purchasers to know of, and have the same level of access to, the financing package made available by the UBS finance team to finance the potential acquisition by Leonard Green & Partners. Leonard Green & Partners and the Special Committee exchanged several drafts of language with respect to these terms and on March 6, 2004, after the specific language that would go into any merger agreement with respect to these provisions was agreed to, the Special Committee agreed to permit the UBS finance team to offer “staple” financing in the proposed transaction with Leonard Green & Partners.

•	On March 8, 2004, Leonard Green & Partners requested permission to deliver a draft merger agreement to the Special Committee. After discussion with its financial advisor, the UBS mergers and acquisitions group, the Special Committee concluded that the $13.00 offered by Leonard Green & Partners was inadequate and therefore rejected Leonard Green & Partners’ request. The Special Committee’s advisors told Leonard Green & Partners that the Special Committee would not be prepared to receive a draft agreement until Leonard Green & Partners increased its offer price.

•	On March 10, 2004, Leonard Green & Partners delivered a third letter to the Special Committee raising its cash offer price to $13.50 per share. The letter reiterated that the offer was conditional upon the continuation of Mr. Wattles as chief executive officer of, and an investor in, Hollywood after the merger. This letter again requested permission to deliver a draft merger agreement to the Special Committee, and to thereafter immediately begin negotiation of a definitive merger agreement. On this date, the Special Committee also asked Lazard to serve as an investment banker to the Special Committee in connection with the proposed transaction.

•	On March 11, 2004, the other private equity firm with which Mr. Wattles had been having discussions met with Hollywood to conduct follow-up due diligence. By this point, this other private equity firm had indicated that while it was no longer interested in making an offer for the entire company, it was interested in participating in a potential acquisition to be led by Leonard Green & Partners. This other private equity firm also introduced the financing group of its affiliated investment bank to Leonard Green & Partners and Hollywood to offer a competitive alternative to the financing then being proposed by the UBS finance team.

•	On March 12, 2004, the Special Committee agreed to permit Leonard Green & Partners to submit to the Special Committee and its advisors a draft merger agreement which was delivered to the Special Committee later that day.

•	On March 15, 2004, the Special Committee retained Lazard as an investment banker in connection with the possible sale of Hollywood and, as part of this engagement, engaged Lazard to render an opinion as to the fairness to Hollywood and its shareholders (other than Carso Holdings Corporation, Cosar Corporation, the management investors and each of their respective affiliates), from a financial point of view, of the consideration to be paid pursuant to a merger, if requested to do so by the Special Committee. See “—Opinion of Lazard”. The Special Committee believed that its retention of a reputable, independent investment bank such as Lazard to provide investment banking services, and render an opinion as to fairness, if requested to do so, would enable the Special Committee to better assess the fairness of the purchase price offered, more ably negotiate the terms of the merger agreement and any financing commitment letters, and better evaluate any proposals that may be delivered to us after the execution of the merger agreement.

•	On March 18, 2004, the Special Committee met with its legal and financial advisors to conduct a detailed review of the draft merger agreement delivered by Leonard Green & Partners and to receive an update from the UBS mergers and acquisitions group and the Special Committee’s legal advisor regarding the progress of the negotiations. The UBS mergers and acquisitions group made a presentation to the Special Committee that provided an overview and update of the transaction and process to date and information with respect to Hollywood’s common stock trading dynamics and volume, historical stock price and analyst recommendations. In addition, the UBS finance team provided an overview of the “staple” financing package it was prepared to offer Leonard Green & Partners. Representatives of Lazard joined the Special Committee’s meeting to review the proposed structure of the transaction and the “staple” financing arrangement that was being offered by the UBS finance team. The Special Committee also met with Mr. Wattles to discuss his views of and interest in the transaction and his willingness to discuss potential transactions with alternate bidders. During this discussion, Mr. Wattles confirmed that, if the Special Committee were to approve a transaction with Leonard Green & Partners and if there were to be a subsequent topping bid, Mr. Wattles would be amenable to working with the other bidder as an investor and in a management capacity.

•	Shortly thereafter, the legal advisor to Leonard Green & Partners and the Special Committee began negotiations on the draft merger agreement provided by Leonard Green & Partners’ advisors.

•	On March 22, 2004, the legal advisor to Leonard Green & Partners and the Special Committee met to continue these negotiations. In addition, Leonard Green & Partners delivered to the Special Committee and its advisors drafts of the ancillary agreements to the merger agreement (including the voting agreement, contribution agreement and employment agreement), all of which would be required to be entered into by Mr. Wattles. The Special Committee met later that day to discuss these documents and the status of negotiations. The Special Committee’s advisors objected to provisions in the draft voting agreement that would have required Mr. Wattles to deal exclusively with Leonard Green & Partners until the earlier of the completion of the merger and six months after the termination of the merger agreement. The Special Committee believed these provisions would have a material adverse impact on the willingness of other parties to submit a bid for Hollywood. The Special Committee demanded that the voting agreement be revised to permit Mr. Wattles’ participation, in his capacity as a shareholder, in any discussions with respect to post-signing acquisition proposals to the same extent that Hollywood would be permitted to do so under the merger agreement, and be clarified to establish Mr. Wattles’ ability to participate in these discussions in his capacity as a director and officer of Hollywood as well. Further, the Special Committee required the inclusion of a provision in the voting agreement that would prohibit Leonard Green & Partners from entering into any other agreement with Mr. Wattles that would prevent Hollywood from exercising its fiduciary out. After vigorous negotiations, Leonard Green & Partners ultimately agreed to these requirements of the Special Committee.

•

Over the next several days, negotiations continued between the Special Committee and its legal and financial advisors and Leonard Green & Partners and their respective advisors regarding the merger agreement. Open issues included the conditions to Leonard Green & Partners’ obligation to complete the merger, the exact amount of the termination fee and the events that would trigger the payment of the termination fee and the reimbursement of Leonard Green & Partners’ expenses. Also during this time, the Special Committee learned that the other private equity firm that Mr. Wattles had been in discussions with determined it would not then be in a position to commit to participating as an equity participant in the transaction being considered. Leonard Green & Partners expressed its willingness and capability to provide all of the equity financing necessary to complete the proposed transaction. At this point, both the finance team of the other investment bank and the UBS finance team were still in discussions with Leonard Green & Partners to provide financing for the merger. The Special Committee, its legal advisor and Lazard participated in discussions and revisions of the competing draft financing commitment letters, with a view toward improving these documents to reduce the conditionality in the financing commitment letters.

•	On March 24, 2004, the Board of Directors (other than Mr. Wattles) met briefly to discuss the status of the process. Because several key issues were still being negotiated and the purchase price had not yet been agreed to, the Board of Directors adjourned and determined to reconvene later in the week, if necessary. The Special Committee also met on this date to discuss the status of negotiations.

•	On March 26, 2004, Leonard Green & Partners selected the UBS finance team to finance the merger.

•	Shortly thereafter, Leonard Green & Partners delivered a “best and final” proposal letter to the Special Committee raising its offer price to $14.00 per share in cash and proposing a termination fee of $33 million, or approximately 2.7% of Hollywood’s enterprise value for the transaction, and reimbursement of Leonard Green & Partners’ documented out-of-pocket expenses up to $3 million.

•	On March 27, 2004, at the Special Committee’s request and despite the fact that Leonard Green & Partners had indicated its March 26 proposal was its “best and final” offer, the Special Committee’s financial advisors continued to negotiate the price and termination fee with Leonard Green & Partners. After lengthy discussions with respect to these matters, Leonard Green & Partners refused to increase the purchase price, but consented to the Special Committee’s requirement to once again reduce the termination fee to $26.5 million. This termination fee was determined to be equal to 2.2% of Hollywood’s enterprise value for the transaction. Negotiation of the remaining open terms of the merger agreement continued.

•	On March 28, 2004, negotiations regarding the terms of the merger agreement continued and were finalized, and the Special Committee sought and obtained additional concessions from Leonard Green & Partners with respect to the events that would trigger the payment of the termination fee. Members of the Special Committee, including its Chairman, Mr. Glendenning, were regularly updated regarding the status of negotiations. As one of the last issues to be resolved, Lazard and representatives of the Special Committee’s financial advisors discussed, and the Special Committee obtained, a commitment from Leonard Green & Partners to increase the amount of equity Leonard Green & Partners would contribute at closing if an increase was necessary to satisfy specified conditions under the UBS financing commitments. The Special Committee met and received a detailed presentation from Lazard, including descriptions of and comparisons to public companies involved in the video rental industry and transactions involving the retail industry comparable to the proposed merger, as well as discounted cash flow, leveraged buy-out and premiums paid analyses. In the presentation, Lazard concluded that the purchase price offered was fair, from a financial point of view, to Hollywood’s shareholders (other than Carso Holdings Corporation, Cosar Corporation, the management investors and each of their respective affiliates). See “—Opinion of Lazard” for a discussion of this opinion. The Special Committee, which had received drafts of the merger agreement and the ancillary agreements prior to the meeting, then received a detailed summary of the final terms of the merger agreement from its legal advisor. The Special Committee then carefully reviewed all relevant factors including the information set forth in Lazard’s presentation, and then voted to recommend the adoption and approval of the merger agreement to the full Board of Directors.

•

Immediately following the Special Committee’s meeting, the full Board of Directors met. After the meeting was called to order and discussions of Mr. Wattles’ role and interests in the merger and the transactions contemplated by the merger, Mr. Wattles left the meeting. Mr. Giesbrecht, who had previously engaged in discussions with Mr. Wattles about acquiring an interest in Carso Holdings Corporation, remained at the meeting. The Board of Directors then received a detailed presentation from Lazard containing the information set forth above. The Board of Directors, which had received drafts of the merger agreement and the ancillary agreements prior to the meeting, then received a detailed review of the final terms of the merger agreement from the Special Committee’s legal advisor. After carefully reviewing all relevant factors, including the recommendation of the Special Committee, the Board of Directors unanimously (with Mr. Wattles abstaining) passed resolutions approving and adopting the merger and the merger agreement and the transactions contemplated by the merger agreement, determining the consideration to be paid to our shareholders in the merger to be fair and recommending that our shareholders vote in favor of the approval and adoption of the merger agreement and the transactions contemplated by the merger agreement. The merger agreement and ancillary agreements were executed and delivered that night.

•	Early in the day on March 29, 2004, the execution of the merger agreement was publicly announced via a widely disseminated press release. Later that same day, Hollywood filed a Current Report on Form 8-K with the SEC announcing the execution of the merger agreement and attaching the merger agreement, the press release and the UBS finance team’s financing commitment letters as exhibits. The press release was also filed with the SEC under cover of Schedule 14A.

Recommendation of the Special Committee and of our Board of Directors; Fairness of the Merger

The Special Committee

To review, evaluate, respond to and negotiate the terms of potential transactions involving the sale or change of control of Hollywood, our Board of Directors established a Special Committee consisting of all three of our disinterested and independent directors. The Special Committee received legal and financial advice and conducted a vigorous evaluation and negotiation of the merger agreement and various other agreements related to the merger.

The Special Committee, by unanimous vote at a meeting on March 28, 2004, determined that the merger and the merger agreement are fair to, and in the best interests of, Hollywood and our shareholders including Hollywood’s unaffiliated shareholders, and recommended that our Board of Directors adopt and approve the merger and the merger agreement, declare it advisable, submit it to our shareholders to vote upon its approval and adoption, and recommend to our shareholders that they vote in favor of the merger agreement. In reaching its determination, the Special Committee consulted with management, as well as the Special Committee’s financial and legal advisors, and considered the short-term and long-term interests and prospects of Hollywood and our shareholders. The Special Committee also considered the fairness opinion presented to the Special Committee by Lazard. See the section entitled “—Opinion of Lazard” for a discussion of Lazard’s fairness opinion. In particular, the Special Committee considered the following material factors, among others, all of which it deemed favorable, in reaching its recommendation:

•	Hollywood’s recent market prices compared to the consideration to be received by our shareholders in the merger (excluding those shareholders that are management investors). The $14.00 cash price per share to be paid in the merger represents a premium of more than 30% to the most recent closing price before the announcement of the merger and a premium of more than 25% to the average trading price for the 30 days before the announcement of the merger;

•	the fact that the merger consideration will be all cash, which provides certainty of value to our shareholders;

•

the Special Committee’s knowledge of our business, assets, financial condition, results of operations and prospects, our competitive position, the nature of our business and the industry in which we compete and the market for our common stock supported its view that the certainty of the $14.00 cash consideration to be received by our shareholders in the near-term pursuant to the merger was preferable to continuing to own shares of our common stock, and the Special Committee’s view that, given the uncertain industry climate, the market’s negative perception of our industry and Hollywood’s recent trading price, there was little reason to believe the price of our stock would trade above $14.00 in the reasonably foreseeable future;

•	the current and prospective environment in which we operate, and in particular the competitive factors, including technological developments and developments in the methods of distribution in the video rental market such as increasing consumer purchases of DVDs from discount retailers, the increasing availability of video-on-demand, movie downloads, self-destructing DVDs and online rentals, and other industry developments, such as Viacom’s inability to find a buyer for Blockbuster and the hostile bid made by Comcast Corporation to acquire The Walt Disney Company. Given these developments and other macroeconomic forces in the industry, the Special Committee believes this is the right time to sell Hollywood to maximize shareholder value;

•	the manner in which the consideration and negotiation of Leonard Green & Partners’ proposal was conducted and the fact that the Special Committee was delegated exclusive authority for conducting all aspects of the process. These responsibilities included, among other things, the review and analysis of Leonard Green & Partners’ proposals, the engagement by the Special Committee of its own legal and financial advisors, the negotiations with Leonard Green & Partners and the ultimate determination with respect to the recommendation to our Board of Directors and our shareholders of the merger and the merger agreement. The terms of the merger agreement were determined through extensive arm’s length negotiations between the Special Committee and its advisors, on the one hand, and Leonard Green & Partners and its advisors, on the other. See “—Background of the Merger” for additional information regarding the negotiations that took place;

•	the terms of the merger agreement, including the ability of Hollywood to consider competing proposals. The Special Committee considered that the merger agreement permits Hollywood and its representatives to furnish information to and participate in negotiations with persons making bona fide unsolicited acquisition proposals under specified conditions, including the Board of Director’s or Special Committee’s good faith determination that a proposal constitutes or could reasonably be expected to lead to a superior proposal. See the sections entitled “Terms of the Merger Agreement—No Solicitation of Other Offers” for additional information regarding the ability of Hollywood to consider competing proposals;

•	the ability of Hollywood to terminate the merger agreement and accept a financially superior proposal under specified conditions, subject to payment to Carso Holdings Corporation of a termination fee of $26.5 million and reimbursement of Cosar Corporation’s reasonable, documented out-of-pocket expenses and fees, including reasonable attorneys fees, not to exceed $3 million. On a percentage basis, these fees are less than the mean and median fees for change in control transactions announced and completed since January 1, 1999 involving companies organized in the United States with an enterprise value of between $1 billion and $1.5 billion or equity value between $750 million and $1,250 million. See the sections entitled “Terms of the Merger Agreement—No Solicitation of Other Offers,” “ Terms of the Merger Agreement—Termination” and “Terms of the Merger Agreement—Termination Fees” for additional information regarding the ability of Hollywood to terminate the merger agreement and accept a superior proposal;

•	the fact that the voting agreement entered into between Mr. Wattles and Carso Holdings Corporation does not restrict Mr. Wattles’ ability to participate in discussions or negotiations with persons making bona fide unsolicited acquisition proposals to the extent Hollywood and its representatives are permitted to do so pursuant to the terms of the merger agreement, and terminates if we terminate the merger agreement to accept a financially superior proposal;

•	the likelihood that the merger will be completed. The Special Committee concluded, particularly in light of Leonard Green & Partners’ reputation, fund size and third party financing commitments, that Carso Holdings Corporation and Cosar Corporation have the financial ability to complete the merger and the other transactions contemplated by the merger agreement. The Special Committee believes Leonard Green & Partners has had significant success in structuring and completing transactions similar to the merger and completing these transactions in a timely fashion;

•	the financial presentation of Lazard, including its opinion dated March 28, 2004 to the Special Committee and our Board of Directors as to the fairness, from a financial point of view and as of the date of the opinion, of the $14.00 per share cash consideration to be received by our shareholders (other than Carso Holdings Corporation, the management investors and each of their respective affiliates), as more fully described below under “—Opinion of Lazard.”

•	the “staple” financing mechanism made available by UBS’s finance team, enables all prospective qualifying purchasers to know of, and have the same level of access to, the financing package made available by the UBS finance team to Leonard Green & Partners. See “The Merger—Merger Financing” for additional information regarding the financing for the merger;

•	the fact that the Special Committee and our Board of Directors were fully aware of and considered the possible conflicts of interest of Mr. Wattles in the merger and considered that other members of management would become management investors. See the sections entitled “—Background of the Merger”, and “—Interests of Hollywood Directors and Officers in the Merger” for a description of these possible conflicts of interest; and

•	the Special Committee’s assessment of the likelihood, based upon information available to the Special Committee, that a strategic acquiror or another financial acquiror would not be willing to pay a price higher than $14.00 per share in cash.

The Special Committee also believes the merger process has also been fair because, in addition to the items set forth above:

•	the Special Committee, consisting solely of disinterested and independent directors, was given exclusive authority to, among other things, consider, negotiate and evaluate the terms of any proposed transaction, including the merger;

•	the Special Committee retained and received advice from its legal counsel and financial advisors in negotiating and evaluating the terms of the merger agreement;

•	the $14.00 per share cash consideration and the other terms and conditions of the merger agreement resulted from arm’s-length bargaining between the Special Committee and its representatives, on the one hand, and Leonard Green & Partners and its representatives, on the other hand, which occurred because, among other things, of the Special Committee’s right to unilaterally reject a transaction; and

•	the affirmative vote of a majority of the outstanding Hollywood shares entitled to vote on the merger agreement is required under Oregon law and the terms of the merger agreement to approve and adopt the merger agreement.

The Special Committee also considered potentially negative factors in its deliberations concerning the merger, including the following:

•	Hollywood will no longer exist as an independent company and our shareholders, other than the management investors through their interest in Carso Holdings Corporation stock, will no longer participate in its growth;

•	under the terms of the merger agreement, we are unable to solicit other acquisition proposals unless specified conditions are satisfied. See the sections entitled “Terms of the Merger Agreement—No Solicitation of Other Offers,” “Terms of the Merger Agreement—Termination” and “Terms of the Merger Agreement—Termination Fees” for additional information regarding the ability of Hollywood to consider competing proposals;

•	we would be required to pay a termination fee of $26.5 million and reimburse Cosar Corporation’s expenses up to $3.0 million if the merger agreement is terminated under specified circumstances, including if we terminate the merger agreement to accept a superior proposal. Our obligation to pay these amounts might discourage competing acquisition proposals. See the sections entitled “Terms of the Merger Agreement—No Solicitation of Other Offers,” “Terms of the Merger Agreement—Termination” and “Terms of the Merger Agreement—Termination Fees”;

•	even if the merger is not completed, we will be required to pay our legal, accounting and a portion of our investment banking fees;

•	gains from an all-cash transaction would generally be taxable to our shareholders for U.S. federal income tax purposes. See the section entitled “Material U.S. Federal Income Tax Consequences”;

•	although we expect to complete the merger, we cannot assure you that all conditions to the parties’ obligations to complete the merger will be satisfied. Consequently, the merger may not be completed even if approved by our shareholders. See the section entitled “Terms of the Merger Agreement—Conditions to the Completion of the Merger”; and

•	if the merger is not completed, Hollywood’s operations may be disrupted.

Hollywood’s Board of Directors

Hollywood’s Board of Directors consists of a majority of directors who have no direct or indirect interest in the merger different from the interests of our unaffiliated shareholders generally. On March 28, 2004, the Special Committee, by unanimous vote, determined to recommend that our Board of Directors adopt and approve the merger agreement. At a meeting that immediately followed the Special Committee meeting, our Board of Directors, with Mr. Wattles abstaining due to his interest in the transaction, approved the merger agreement, determined to submit it to our shareholders to vote upon its approval and adoption and recommended our shareholders vote in favor of the merger agreement. Mr. Giesbrecht, who it is anticipated will acquire an equity interest in Carso Holdings Corporation and continue as an executive officer of Hollywood following completion of the merger, participated in the vote of our Board of Directors. See the section entitled “—Background of the Merger” for additional information on the Board of Director’s recommendations. In reaching its determination, our Board of Directors considered and relied upon, among other things, the matters taken into account by, and the conclusions and recommendation of, the Special Committee, as described above.

Acting in part on the unanimous recommendation of the Special Committee, our Board of Directors (including Mr. Giesbrecht), with Mr. Wattles abstaining, passed resolutions:

•	authorizing, approving and adopting the merger and the merger agreement, and the transactions contemplated by the merger agreement;

•	determining that the consideration to be paid to our shareholders in the merger is fair to, and in the best interests of, Hollywood and its shareholders, including our unaffiliated shareholders; and

•	recommending that our shareholders vote in favor of approving and adopting the merger agreement and the merger, and the transactions contemplated by the merger agreement.

Our Board of Directors believes the merger agreement and the merger are substantively and procedurally fair to our shareholders. With respect to procedural fairness, our Board of Directors has considered, among other things, the factors considered by the Special Committee set forth above.

In light of these factors and the fact that the use of a Special Committee of disinterested and independent directors is a mechanism well recognized to ensure fairness in transactions of this type, our Board of Directors believes it was not necessary to retain any additional unaffiliated representative to act on behalf of Hollywood’s unaffiliated shareholders, other than the Special Committee, or to condition the approval of the merger agreement on the approval of at least a majority of the shares of Hollywood common stock owned by our unaffiliated shareholders.

The foregoing discussion of the information and factors considered by the Special Committee and our Board of Directors is not intended to be exhaustive but, we believe, includes all material factors considered by the Special Committee and our Board of Directors. In view of the wide variety of factors considered in connection with their respective evaluations of the merger and the complexity of these matters, the Special Committee and our Board of Directors found it impracticable to, and did not, quantify or otherwise attempt to assign relative weight to the specific factors each considered in reaching its determinations. Rather, the Special Committee and our Board of Directors each made its judgment based on the total mix of information available to it of the overall effect of the merger on our unaffiliated shareholders compared to any alternative transaction or remaining an independent company, and the judgments of individual directors may have been influenced to a greater or lesser degree by their individual views with respect to different factors. The Special Committee and our Board of Directors did not attempt to distinguish between factors that support a determination that the merger is “fair” and factors that support a determination that the merger is in the “best interests” of our unaffiliated shareholders.

Our Board of Directors was fully aware of and considered the possible conflicts of interest caused by Mr. Wattles participating in the transaction and entering into the voting agreement, the employment agreement and contribution agreement, and was also aware that members of management may become management investors and continue as executive officers of Hollywood following completion of the merger. See the sections entitled “—Background of the Merger,” and “—Interests of Hollywood Directors and Executive Officers in the Merger” for a description of these possible conflicts of interest. Our Board of Directors was also fully aware of and considered a potential conflict of interest relating to the UBS finance team providing financing to Leonard Green & Partners for the merger, on the one hand, and the Special Committee’s engagement of the UBS mergers and acquisitions group as a mergers and acquisitions financial advisor, on the other hand. See the section entitled “—Background of the Merger”.

Based on the factors outlined above and on the presentation and opinion of Lazard, the Special Committee and our Board of Directors relied on the opinion of Lazard as to the fairness, from a financial point of view, of the consideration to be received in the merger, and determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are fair to, and in the best interests of, Hollywood and its shareholders, including its unaffiliated shareholders.

Our Board of Directors believes that the merger is advisable and is fair to and in the best interests of Hollywood and its shareholders, including its unaffiliated shareholders. By a unanimous vote of all directors voting on the matter, our Board of Directors recommends that you vote “FOR” approval of the merger agreement.

Position of Green Equity Investors, GEI Capital, Carso Holdings Corporation and Cosar Corporation as to the Fairness of the Merger

Under a possible interpretation of the rules governing “going private” transactions, Green Equity Investors, GEI Capital, Carso Holdings Corporation, and Cosar Corporation may be deemed to be affiliates of Hollywood and required to express their beliefs as to the fairness of the merger to Hollywood’s unaffiliated shareholders. Each of Green Equity Investors, GEI Capital, Carso Holdings Corporation and Cosar Corporation believes that the merger is fair to Hollywood’s unaffiliated shareholders on the basis of the factors described below.

Green Equity Investors, its general partner GEI Capital, Carso Holdings Corporation and Cosar Corporation did not participate in the deliberations of Hollywood’s Board of Directors regarding, or receive advice from Hollywood’s legal or financial advisors as to, the fairness of the merger to Hollywood’s unaffiliated shareholders. Based on these entities’ knowledge and analysis of available information regarding Hollywood, however, as well as discussions with members of Hollywood’s senior management regarding the factors considered by, and findings of, the Special Committee and Hollywood’s Board of Directors discussed in this proxy statement in the sections entitled “—Recommendations of the Special Committee and of our Board of Directors; Fairness of the Merger,” they believe that the merger is fair to Hollywood’s unaffiliated shareholders. In particular, they considered the following:

•

no member of Hollywood’s Board of Directors, except for Mr. Wattles and Mr. Giesbrecht, who may be a management investor, has an interest in the merger that is different than, or in addition to, the interests of Hollywood’s unaffiliated shareholders generally, although the merger agreement does include customary provisions for indemnity and the continuation of liability insurance for Hollywood’s officers and directors;

•	the Special Committee and Hollywood’s Board of Directors determined, by the unanimous vote of all directors voting on the matter, that the merger is fair to, and in the best interests of, Hollywood and its shareholders, including its unaffiliated shareholders;

•	Hollywood’s Board of Directors received an opinion from Lazard dated the date of the merger agreement as to the fairness, from a financial point of view, of the $14.00 per share cash consideration to be received in the merger by Hollywood’s shareholders (other than Carso Holdings Corporation, the management investors and each of their respective affiliates);

•	the merger consideration of $14.00 per share represents a premium of more than 30% to the closing price of Hollywood’s common stock on March 26, 2004 (the last trading day before the public announcement of the merger agreement) and a premium of more than 25% over the average closing price of Hollywood’s common stock for the 30 trading days before the public announcement of the merger agreement; and

•	the merger will provide consideration to Hollywood’s shareholders entirely in cash.

Green Equity Investors, GEI Capital, Carso Holdings Corporation and Cosar Corporation believe that the merger is procedurally fair to Hollywood’s unaffiliated shareholders based upon the following factors:

•	no member of Hollywood’s Board of Directors, except for Mr. Wattles and Mr. Giesbrecht, has an interest in the merger that is different than, or in addition to, the interests of Hollywood’s unaffiliated shareholders generally, although the merger agreement does include customary provisions for indemnity and the continuation of liability insurance for Hollywood’s officers and directors;

•	the Special Committee, consisting solely of directors who are not officers or employees of Hollywood, and who have no financial interest in the merger different from Hollywood’s unaffiliated shareholders generally, was given exclusive authority to, among other things, review, evaluate and negotiate the terms of the proposed merger;

•	the $14.00 per share cash consideration and the other terms and conditions of the merger agreement resulted from active and extensive arms-length negotiations between Leonard Green & Partners, and its advisors on the one hand, and the Special Committee and its advisors, on the other hand; and

•	the merger was unanimously approved by the members of the Special Committee and by all members of Hollywood’s Board of Directors voting on the matter.

Green Equity Investors, GEI Capital, Carso Holdings Corporation and Cosar Corporation believe that the merger is procedurally fair despite the fact that the terms of the merger agreement do not require the approval of at least a majority of Hollywood’s unaffiliated shareholders and that our Board of Directors did not retain an unaffiliated representative, other than the Special Committee, to act solely on behalf of Hollywood’s unaffiliated shareholders for purposes of negotiating the terms of the merger agreement. In this regard, Green Equity Investors, GEI Capital, Carso Holdings Corporation and Cosar Corporation note that our Board of Directors believes it was not necessary for our Board of Directors to retain any additional unaffiliated representative to act on behalf of Hollywood’s unaffiliated shareholders in light of the fact that the use of a special committee of independent directors is a mechanism well recognized to ensure fairness of the transactions of this type, as noted under the caption “—Hollywood’s Board of Directors.” Green Equity Investors, GEI Capital, Carso Holdings Corporation and Cosar Corporation did not rely on any report, opinion or appraisal from an outside party in determining the fairness of the merger to the unaffiliated Hollywood shareholders and have not undertaken any formal evaluation of the fairness of the merger to the unaffiliated Hollywood shareholders, nor have they assigned specific relative weights to the factors considered by them.

Green Equity Investors, GEI Capital, Carso Holdings Corporation and Cosar Corporation did not consider net book value in determining the fairness of the merger to Hollywood’s unaffiliated shareholders because they believe that net book value, which is an accounting concept, does not reflect, or have any meaningful impact on, the market trading prices for the Hollywood common stock. They note, however, that the merger consideration of $14.00 per share of Hollywood common stock is higher than the book value of the Hollywood common stock. Green Equity Investors, GEI Capital, Carso Holdings Corporation and Cosar Corporation did not consider liquidation value in determining the fairness of the merger to the unaffiliated Hollywood shareholders because Hollywood will continue to operate its businesses following completion of the merger. Green Equity Investors, GEI Capital, Carso Holdings Corporation and Cosar Corporation did not establish a pre-merger going concern value for the Hollywood common stock as a public company to determine the fairness of the merger consideration to Hollywood’s unaffiliated shareholders. Green Equity Investors, GEI Capital, Carso Holdings Corporation and Cosar Corporation do not believe there is a single method of determining going concern value. Green Equity Investors, GEI Capital, Carso Holdings Corporation and Cosar Corporation did not consider the going concern value of Hollywood in determining the fairness of the merger because, following the merger, Hollywood will have a significantly different capital structure, which will result in different opportunities and risks for the business as a highly leveraged private company.

Green Equity Investors, GEI Capital, Carso Holdings Corporation and Cosar Corporation believe that these factors provide a reasonable basis for their belief that the merger is fair to Hollywood’s unaffiliated shareholders. This belief should not, however, be construed as a recommendation to any Hollywood shareholder to approve the merger agreement. Green Equity Investors, GEI Capital, Carso Holdings Corporation and Cosar Corporation do not make any recommendation as to how shareholders of Hollywood should vote their shares relating to the merger or any related transaction.

Position of Mark J. Wattles as to the Fairness of the Merger

Mr. Wattles believes that the merger is fair to our unaffiliated shareholders. His belief is based upon his knowledge and analysis of Hollywood, as well as factors considered by, and findings of, our Board of Directors with respect to the fairness of the merger to the unaffiliated Hollywood shareholders.

In particular, Mr. Wattles considered, among other things, substantially the same factors as are listed in “—Recommendation of the Special Committee and our Board of Directors; Fairness of the Merger” as to substantive and procedural fairness. Mr. Wattles does not believe that his interests in the transaction unduly influenced the Special Committee or our Board of Directors’ decision making.

Mr. Wattles believes that the merger is procedurally fair despite the fact that the terms of the merger agreement do not require the approval of at least a majority of Hollywood’s unaffiliated shareholders and that our Board of Directors did not retain an unaffiliated representative, other than the Special Committee, to act solely on behalf of Hollywood’s unaffiliated shareholders for purposes of negotiating the terms of the merger agreement.

Mr. Wattles has not undertaken any formal evaluation of the fairness of the merger to Hollywood’s unaffiliated shareholders, nor has he assigned specific relative weights to the factors considered by him.

Mr. Wattles did not consider net book value in determining the fairness of the merger to Hollywood’s unaffiliated shareholders because he believes that net book value, which is an accounting concept, does not reflect, or have any meaningful impact on, the market trading prices for the Hollywood common stock. He notes, however, that the merger consideration of $14.00 per share of Hollywood common stock is higher than the book value of the Hollywood common stock. Mr. Wattles did not consider liquidation value in determining the fairness of the merger to the unaffiliated Hollywood shareholders because Hollywood will continue to operate its businesses following completion of the merger. Mr. Wattles did not establish a pre-merger going concern value for the Hollywood common stock as a public company to determine the fairness of the merger consideration to Hollywood’s unaffiliated shareholders. Mr. Wattles does not believe there is a single method of determining going concern value. Mr. Wattles did not consider the going concern value of Hollywood in determining the fairness of the merger because, following the merger, Hollywood will have a significantly different capital structure, which will result in different opportunities and risks for the business as a highly leveraged private company.

Mr. Wattles believes that these factors provide a reasonable basis for his belief that the merger is fair to Hollywood and its unaffiliated shareholders. This belief should not, however, be construed as a recommendation to any of the Hollywood shareholders, including our unaffiliated shareholders, to adopt the merger agreement. Mr. Wattles does not make any recommendation as to how our shareholders should vote their shares relating to the merger or any related transactions.

Purpose and Reasons for the Merger

Hollywood

Our purpose for engaging in the merger is to enable our shareholders, other than the management investors, upon completion of the merger, to receive $14.00 in cash per share, representing a premium to the market price of our common stock before the announcement of the merger agreement. We also determined to undertake the merger at this time based on the conclusions, determinations and reasons of the Special Committee and of our Board of Directors described in detail above under “—Background of the Merger” and “—Recommendation of the Special Committee and of our Board of Directors; Fairness of the Merger.”

Green Equity Investors, GEI Capital, Carso Holdings Corporation and Cosar Corporation

The purposes of Green Equity Investors, GEI Capital and their affiliates, Carso Holdings Corporation and Cosar Corporation, for engaging in the merger are to enable Green Equity Investors to obtain a significant interest in Hollywood and to enable Hollywood’s existing unaffiliated shareholders to realize a premium on their shares of Hollywood common stock. Because Green Equity Investors contemplated that Mr. Wattles would continue to operate Hollywood’s business following completion of the merger, it was important to Green Equity Investors that Mr. Wattles have a significant ownership interest in Carso Holdings Corporation following completion of the merger. Carso Holdings Corporation and Cosar Corporation were formed for the purpose of engaging in the merger and the other transactions contemplated by the merger agreement. Carso Holdings Corporation and Cosar Corporation elected to proceed with the merger and the other transactions contemplated by the merger agreement for the same purposes that motivated Green Equity Investors.

Mark J. Wattles

Pursuant to the terms of the contribution agreement, instead of receiving the merger consideration for his shares of Hollywood common stock, Mr. Wattles will contribute all of his shares in exchange for shares of common and preferred stock of Carso Holdings Corporation, and will exchange a significant portion of his options to acquire Hollywood common stock for options to acquire preferred stock of Carso Holdings Corporation. Mr. Wattles’ primary reason for engaging in this transaction is to retain a significant investment in Hollywood (through his ownership interest in the equity of Carso Holdings Corporation) as a privately held entity. Mr. Wattles believes that, as a company without publicly traded equity, Hollywood will have greater operating flexibility to focus on enhancing long-term value without the constraint of the public market’s emphasis on quarterly earnings. Mr. Wattles believes there will be significant opportunities associated with a continuing interest in a privately held Hollywood, although he realizes there are substantial risks that these opportunities may not be realized.

These statements are based on publicly available information regarding Hollywood, Mr. Wattles’ knowledge of Hollywood and his experience managing the business as both a public and private company.

Opinion of Lazard

Under an agreement dated March 15, 2004, the Special Committee retained Lazard to act as its investment banker. As part of this engagement, the Special Committee requested that Lazard evaluate the fairness, from a financial point of view, to our shareholders (other than Carso Holdings Corporation, the management investors and each of their respective affiliates) of the consideration to be received in the merger. Lazard has delivered to the Special Committee and Board of Directors a written opinion dated March 28, 2004, that, as of that date, the consideration to be received in the merger by the holders of Hollywood common stock (other than Carso Holdings Corporation, the management investors and each of their respective affiliates) is fair, from a financial point of view, to the holders.

The full text of the Lazard opinion is attached as Appendix B to this proxy statement and is incorporated into this proxy statement by reference. The description of the Lazard opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of the Lazard opinion set forth in Appendix B. Shareholders are urged to read the Lazard opinion in its entirety for a description of the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Lazard in connection with the opinion. Lazard’s written opinion is directed to the Special Committee and our Board of Directors and only addresses the fairness to the holders of Hollywood common stock (other than Carso Holdings Corporation, the management investors and each of their respective affiliates) of the consideration to be received in the merger from a financial point of view as of the date of the opinion. Lazard’s written opinion does not address the merits of the underlying decision by Hollywood to engage in the merger or any other aspect of the merger and does not constitute a recommendation to any shareholder as to how the shareholder should vote on any matter relating to the merger. Lazard’s opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Lazard as of, the date of the Lazard opinion. Lazard assumes no responsibility for updating or revising its opinion based on circumstances or events occurring after the date of the opinion. The following is only a summary of the Lazard opinion. You are urged to read the entire opinion.

In the course of performing its review and analyses in rendering its opinion, Lazard:

•	reviewed the financial terms and conditions contained in the latest drafts provided to Lazard by Hollywood or counsel to the Special Committee as of March 28, 2004, of the merger agreement, the contribution agreement, the voting agreement and the employment agreement between Mark J. Wattles and Cosar Corporation;

•	analyzed certain historical business and financial information relating to Hollywood;

•	reviewed certain financial forecasts and other data provided by Hollywood relating to its businesses;

•	reviewed various financial forecasts incorporating information prepared by Wall Street research analysts who publish reports on Hollywood, and other industry research;

•	held discussions with members of the senior management of Hollywood with respect to the businesses and prospects of Hollywood and its strategic objectives;

•	reviewed public information with respect to certain other companies in lines of businesses Lazard believed to be generally comparable to the businesses of Hollywood;

•	reviewed the financial terms of certain business combinations involving the retail industry and other industries generally;

•	reviewed the historical stock prices and trading volumes of Hollywood common stock; and

•	conducted such other financial studies, analyses and investigations as Lazard deemed appropriate.

Lazard relied upon the accuracy and completeness of such information, and did not assume any responsibility for any independent verification of the foregoing information or any independent valuation or appraisal of any of the assets or liabilities of Hollywood, or concerning the solvency or fair value of Hollywood. With respect to financial forecasts, Lazard assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of management of Hollywood as to the future financial performance of Hollywood. Hollywood does not publicly disclose internal management financial forecasts of the type provided to Lazard for its evaluation analysis, and such financial forecasts were not prepared with a view towards public disclosure. These financial forecasts were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of management, including, without limitation, factors related to general economic and competitive conditions. Lazard assumed no responsibility for and expressed no view as to such forecasts or the assumptions on which they were based.

Lazard noted that its opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to them as of, the date of the opinion. Lazard assumed no responsibility for updating or revising its opinion based on circumstances or events occurring after the date of the opinion. In rendering its opinion, Lazard was not authorized to solicit, and did not solicit, third parties regarding alternatives to the merger, nor was Lazard involved in the negotiation of or any other aspect of the merger.

In rendering its opinion, Lazard assumed that the merger would be consummated on the terms described in the merger agreement, contribution agreement, voting agreement and employment agreement reviewed by Lazard, without any waiver of any material terms or conditions by Hollywood, and that obtaining the necessary regulatory approvals for the merger would not have an adverse effect on Hollywood. Lazard did not express any opinion as to any tax or other consequences that might result from the merger. Neither did Lazard’s opinion address any legal, tax or accounting matters, as to which Lazard understood that the Special Committee obtained such advice as it deemed necessary from qualified professionals.

Lazard’s opinion did not address the merits of the underlying decision by Hollywood to engage in the merger and is not intended to constitute a recommendation to any shareholder of Hollywood as to how such holder should vote with respect to the merger or any matter relating thereto.

The following is a brief summary of the material financial and comparative analyses which Lazard deemed to be appropriate for this type of transaction and that were performed by Lazard in connection with rendering its opinion.

Comparable Public Companies Trading Analysis

Lazard performed an analysis of comparable public companies by calculating certain financial multiples for selected public companies in the video rental industry that Lazard determined to be reasonably comparable to Hollywood. These comparable companies consisted of Blockbuster Inc. and Movie Gallery, Inc. Using the share price for both companies as of March 26, 2004, this analysis indicated that the enterprise value as a multiple of 2004 estimated EBITDA ranged from 4.6x to 4.7x, with an average of 4.7x.

Based on the selected enterprise value as a multiple of 2004 estimated EBITDA, Lazard developed a valuation multiple range to apply to the Hollywood 2004 estimated EBITDA. This analysis implied a range of equity values per share for Hollywood common stock of approximately $13.89 to $14.04. Projections for the comparable companies and Hollywood were based on Wall Street analyst estimates.

Comparable Transactions Analysis

Lazard performed an analysis of certain business combinations involving the retail industry and other industries generally. Lazard noted that no transactions had occurred in the video rental industry in recent years and that transactions that had occurred in related or analogous industries were a few years old and were not sufficiently comparable.

Discounted Cash Flow Analysis

Using management projections, Lazard performed a discounted cash flow analysis valuing Hollywood based on the present value of projected unlevered free cash flow for 2004 to 2008 and the present value of the terminal value in 2008. The analysis assumed a range of terminal year exit multiples of EBITDA of 3.5x to 4.75x and a range of discount rates of 11% to 13%, based on estimates relating to the weighted average cost of capital. Using this analysis, Lazard derived a range of implied equity values per share for Hollywood common stock of $11.52 to $16.29.

Lazard also performed a discounted cash flow analysis valuing Hollywood based upon estimates for Hollywood derived from the median of projections from various Wall Street analysts. Using this analysis, Lazard derived a range of implied equity values per share for Hollywood common stock of $7.79 to $11.90.

Leveraged Buy-Out Analysis

Lazard performed a leveraged buy-out analysis using projections provided by the management of Hollywood. The analysis assumed a range of internal rates of return of 20% to 25%, terminal year exit multiples in 2008 based on projected 2008 EBITDA of 3.5x to 4.75x and $1.075 billion of total available financing. Using this analysis, Lazard derived a range of implied equity values per share for Hollywood common stock of $12.91 to $16.52.

Premiums Analysis of Selected Transactions

Lazard performed an analysis of 182 completed transactions announced since January 1999, each with an enterprise value between $1.0 and $1.5 billion or equity value between $750 and $1,250 million. Lazard’s analysis of these transactions produced the following data with respect to premiums paid in these transactions:

	Offer Premium to Price Prior to Announcement
	1 Day	1 Week
Average	27.3%	31.4%
Median	23.0%	28.4%

Using this analysis, Lazard derived a range of implied equity values per share for Hollywood common stock of $13.16 to $14.06.

Lazard performed a variety of financial and comparative analyses solely for the purpose of providing its opinion to the Special Committee and our Board of Directors that the consideration to be received in the merger was fair, from a financial point of view, to our shareholders (other than Carso Holdings Corporation, the management investors and each of their respective affiliates). The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to a partial analysis or summary description. Accordingly, notwithstanding the separate analyses summarized above, Lazard believes that its analyses must be considered as a whole, and that selecting portions of the analyses or factors considered by it, without considering all such factors or analyses, or attempting to ascribe relative weights to some or all such analyses and factors, could create an incomplete view of the evaluation process underlying the Lazard opinion.

The estimates contained in these analyses and the valuation ranges resulting from any particular analysis do not necessarily indicate actual values or predict future results or values, which may be significantly more or less favorable than those suggested by these analyses. Lazard did not assign any specific weight to any of the analyses described above and did not draw any specific conclusions from or with regard to any one method of analysis. In addition, analyses relating to the value of the businesses or securities are not appraisals and do not reflect the prices at which the businesses or securities may actually be sold or the prices at which their securities may trade. As a result, these analyses and estimates are inherently subject to substantial uncertainty.

No company or transaction used in any of the analyses is identical to Hollywood or the merger. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning financial and operating characteristics of Hollywood and other factors that could affect the public trading values or the announced transaction values, as the case may be, of Hollywood and the companies to which the comparison is being made.

Lazard’s opinion and financial analyses were not the only factors considered by the Special Committee and our Board of Directors in their evaluation of the merger and should not be viewed as determinative of the views of the Special Committee, our Board of Directors or Hollywood’s management. Lazard has consented to the inclusion of and references to its opinion in this proxy statement.

Under the terms of Lazard’s engagement, Hollywood has agreed to pay Lazard a customary fee, a substantial portion of which is contingent upon the closing of the merger. Hollywood has agreed to reimburse Lazard for travel and other out-of-pocket expenses incurred in performing its services, including the fees and expenses of its legal counsel. In addition, Hollywood agreed to indemnify Lazard against certain liabilities, including liabilities under the federal securities laws relating to or arising out of Lazard’s engagement.

Lazard is an internationally recognized investment banking firm and is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, leveraged buyouts, and valuations for real estate, corporate and other purposes. In the ordinary course of its business, Lazard and its affiliates may from time to time effect transactions and hold securities, including derivative securities, of Hollywood for its own account and for the accounts of its customers, and, accordingly, may at any time hold a long or short position in such securities. Lazard was selected to act as investment banker to the Special Committee because of its expertise and its reputation in investment banking and mergers and acquisitions and its independence with respect to the merger and the transactions contemplated by the merger agreement.

Our Projections

We do not as a matter of policy make public forecasts or projections of future performance or earnings. In connection with our possible sale, however, we prepared various projections. Leonard Green & Partners was provided with projections of our anticipated future operating performance for the fiscal years ending December 31, 2004 through 2006, and Lazard was provided with such projections for the five fiscal years ending December 31, 2004 through 2008, the last two fiscal years of which were based on management guidance. The projections were not prepared with a view toward public disclosure or compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for Prospective Financial Information or generally accepted accounting principles. Our certified public accountants have not examined or compiled any of the projections or expressed any conclusion or provided any form of assurance with respect to the projections and, accordingly, assume no responsibility for them. A summary of projections that were provided is included below to give our shareholders access to information that was not publicly available and that we provided in connection with the merger, as discussed above.

The projections included below are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those shown below and should be read with caution. They are subjective in many respects and thus susceptible to interpretations and periodic revisions based on actual experience and recent developments. Although presented with numerical specificity, the projections were not prepared in the ordinary course and are based upon a variety of estimates and hypothetical assumptions made by our management with respect to, among other things, industry performance, general economic, market, interest rate and financial conditions, operating and other revenues and expenses, capital expenditures and working capital and other matters. None of the assumptions may be realized, and they are inherently subject to significant business, economic and competitive uncertainties and contingencies, all of which are difficult to predict and many of which are beyond our control. Accordingly, we do not assure you that the assumptions made in preparing the projections will prove accurate, and actual results may materially differ. In addition, the projections do not take into account any of the transactions contemplated by the merger agreement, including the merger and related financing, which may also cause actual results to materially differ.

For these reasons, as well as the bases and assumptions on which the projections were compiled, the inclusion of the projections in this proxy statement should not be regarded as an indication that the projections will be an accurate prediction of future events, and they should not be relied on as such. None of Hollywood, our Board of Directors, the Special Committee or Lazard assumes any responsibility for the reasonableness, completeness, accuracy or reliability of the projections. No one has made, or makes, any representation regarding the information contained in the projections and, except as may be required by applicable securities laws, we do not intend to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrences of future events even if any or all of the assumptions are shown to be in error.

	Fiscal year ending December 31,
	2004	2005	2006	2007	2008
	(in millions)
Revenue	$1,835.8	$2,071.3	$2,372.2	$2,548.0	$2,694.7
Cost of revenue	750.4	860.8	1,055.4	1,134.0	1,190.1

Gross profit	1,085.3	1,210.6	1,316.8	1,414.0	1,504.7
Operating costs and expenses	900.1	1,002.1	1,100.7	1,175.2	1,246.1

Income from operations	185.2	208.5	216.2	238.7	258.6
Non-operating expense	30.7	26.0	19.5	17.1	14.7

Income before income taxes	154.5	182.4	196.6	221.6	243.8
Provision for income taxes	61.8	73.0	78.7	88.6	97.5

Net income	$92.7	$109.5	$118.0	133.0	146.3

EBITDA(1)	$252.2	$277.0	$294.3	315.1	333.4

(1)	EBITDA represents income from operations before depreciation and amortization (excluding amortization of rental product) adjusted for significant non-cash expense/income items such as expense associated with stock option grants. We provided projections of EBITDA because we believed it provides useful information regarding our ability to service or incur debt, and we believed that a prospective buyer would contemplate funding a portion of the purchase of Hollywood through the issuance or incurrence of indebtedness.

Certain Effects of the Merger

If the merger is completed, the entire equity in Hollywood will be owned by Carso Holdings Corporation. Except for the management investors, through their interest in Carso Holdings Corporation stock, no current Hollywood shareholder will have any ownership interest in, and will not be a shareholder of, Hollywood. As a result, our shareholders will no longer benefit from any increases in Hollywood’s value (other than the management investors, indirectly through their ownership of Carso Holdings Corporation stock), nor will they bear the risk of any decreases in Hollywood’s value. Following the merger, Carso Holdings Corporation will benefit from any increases in the value of Hollywood and also will bear the risk of any decreases in the value of Hollywood.

Upon completion of the merger, each shareholder will have the right to receive $14.00 in cash for each share of Hollywood common stock held. Immediately before and contingent upon the completion of the merger, Mark

J. Wattles, currently the only management investor, has agreed to contribute his Hollywood common stock to Carso Holdings Corporation in exchange for common and preferred stock of Carso Holdings Corporation. Each holder of options outstanding at the closing of the merger, whether or not then exercisable, will receive, upon the completion of the merger, a cash payment equal to the amount by which $14.00 exceeds the exercise price of the option, multiplied by the number of shares of common stock underlying the option, except that Mr. Wattles has agreed, immediately before and contingent on completion of the merger, to exchange his rollover options for options to acquire preferred stock of Carso Holdings Corporation. At the effective time of the merger, all options that have not been exercised will be cancelled.

Following the merger, shares of Hollywood common stock will be no longer traded on the Nasdaq.

Hollywood’s common stock constitutes “margin securities” under the regulations of the Board of Governors of the Federal Reserve System, which has the effect, among other things, of allowing brokers to extend credit on collateral of the common stock. As a result of the merger, the common stock will no longer constitute “margin securities” for purposes of the margin regulations of such Board of Governors and, therefore, will no longer constitute eligible collateral for credit extended by brokers.

The common stock is registered as a class of equity security under the Securities Exchange Act of 1934, as amended, referred to as the “Exchange Act” in this proxy statement. Registration of the common stock under the Exchange Act may be terminated upon application of Hollywood to the SEC if the common stock is not listed on a national securities exchange or quoted on Nasdaq and there are fewer than 300 record holders of the outstanding shares. Termination of registration of the common stock under the Exchange Act would substantially reduce the information required to be furnished by Hollywood to its shareholders and the SEC, and would make certain various of the Exchange Act, such as the short-swing trading provisions of Section 16(b) of the Exchange Act and the requirement of furnishing a proxy statement in connection with shareholders meeting pursuant to Section 14(a) of the Exchange Act, no longer applicable to Hollywood. If Hollywood (as the entity surviving the merger) completed a registered exchange or public offering of debt securities, however, it would be required to file periodic reports with the SEC under the Exchange Act for a period of time following that transaction.

We expect that, following completion of the merger, the operations of Hollywood will be conducted substantially as they are being conducted now, except that, pursuant to the terms of the contribution agreement, Mr. Wattles and Green Equity Investors may, in their discretion, agree to use their commercially reasonable best efforts to cause Hollywood, concurrent with the completion of the merger, to transfer ownership of Hollywood’s Game Crazy stores, and various assets and liabilities associated with these stores, to a newly created corporation.

In accordance with the terms of the contribution agreement, the newly created corporation would have (a) shares of common stock, which would be distributed 50% to Mr. Wattles and 50% to Green Equity Investors, and (b) shares of senior preferred stock, all of which would be distributed to Green Equity Investors. Green Equity Investors would also contribute an additional $25 million in cash to the newly created corporation in exchange for additional shares of senior preferred stock. In addition, the newly created corporation would enter into various arrangements with Hollywood pursuant to which Hollywood would, among other things, lease space and continue to provide certain services to Game Crazy. Mr. Wattles and Green Equity Investors may elect not to cause Hollywood to transfer the Game Crazy assets, and completion of the merger is not conditioned on the occurrence of this transfer.

Carso Holdings Corporation, Cosar Corporation and Mr. Wattles expect that following completion of the merger, our operations will be conducted substantially as they are currently being conducted. Carso Holdings Corporation, Cosar Corporation and Mr. Wattles have informed us that they have no current plans or proposals or negotiations which relate to or would result in an extraordinary corporate transaction involving our corporate structure, business or management, such as a merger, reorganization, liquidation, relocation of any operations, or sale or transfer of a material amount of assets except as described in this proxy statement. Green Equity Investors, Carso Holdings Corporation and Mr. Wattles may initiate from time to time reviews of us and our assets, corporate structure, capitalization, operations, properties, management and personnel to determine what changes, if any, would be desirable following the merger. They expressly reserve the right to make any changes that they deem necessary or appropriate in the light of their review or in the light of future developments. Green Equity Investors is continuously engaged in the process of identifying, receiving and reviewing potential investment opportunities in companies. In that regard, Green Equity Investors and Carso Holdings Corporation expect in the future to explore and discuss with Mr. Wattles and with third parties potential investment, acquisition and other opportunities involving companies in the same and related lines of business as Hollywood, including, without limitation, businesses relating to DVDs, videocassettes and video game products and game specialty stores and other products and services relating to DVDs, videocassettes and video games and the markets served by those industries.

The Note Tender Offer

In conjunction with the merger, Hollywood intends to undertake a tender offer to purchase for cash any and all of its senior subordinated notes. In connection with the tender offer, Hollywood plans to solicit from the holders of the senior subordinated notes consents to the adoption of specified amendments to the indenture governing the senior subordinated notes. Accordingly, any holder who tenders senior subordinated notes pursuant to the tender offer will be required to deliver a consent to the proposed amendments. To be adopted, the proposed amendments would require the consent of the holders of a majority in aggregate principal amount of the outstanding senior subordinated notes. Hollywood’s obligation to accept for payment and pay for senior subordinated notes that are validly tendered and not validly withdrawn pursuant to the tender offer will be conditioned upon the completion of the merger and standard conditions having occurred or having been waived by Hollywood. See “The Merger—Merger Financing.”

Risks That the Merger Will Not Be Completed

Completion of the merger is subject to various conditions, including the following:

•	the merger agreement being approved by shareholders holding a majority of the Hollywood common stock;

•	Carso Holdings Corporation obtaining financing necessary to complete the merger as contemplated by the financing commitment letters provided to us in connection with the execution of the merger agreement (or any substitute financing);

•	repayment of our existing indebtedness and indebtedness of our subsidiaries and receipt of the release of any related liens on terms reasonably acceptable to Cosar Corporation;

•	the absence of a change, event, occurrence, development or circumstance which, individually or in the aggregate, constitutes or could reasonably be expected to result in, a material adverse effect on Hollywood or on Carso Holdings Corporation and Cosar Corporation;

•	the parties having performed in all material respects their obligations contained in the merger agreement at or before the effective time of the merger;

•	the representations and warranties made by the parties in the merger agreement being true and correct in all material respects immediately before the effective time of the merger;

•	any applicable waiting period or required approval under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or any other similar applicable law expiring, terminating early or being received;

•	a governmental entity of competent authority or jurisdiction not having issued or taken any other action then in effect, that restrains, enjoins or otherwise prohibits or makes illegal the completion of the merger;

•	no action or proceeding by any governmental entity or by any other person or entity before any court or governmental entity is pending that has a reasonable probability of success seeking to:

•	make illegal, restrain or prohibit the completion of the merger or the other transactions contemplated by the merger agreement or by the ancillary agreements, or seeking to obtain material damages,

•	restrain or prohibit Carso Holdings Corporation’s or its affiliates’ ownership or operation of all or any material portion of our or our subsidiaries’ business or assets, or to compel Carso Holdings Corporation or its affiliates to dispose of or hold separate all or any material portion of our or our subsidiaries’ business or assets, or

•	impose or confirm material limitations on our or any of our affiliates’ ability to effectively control our or our subsidiaries’ business or operations or effectively to exercise full rights of ownership of shares of Hollywood common stock; and

•	Hollywood receiving in the note tender offer a majority of the aggregate principal amount of senior subordinated notes.

Because of these conditions, the merger may not be completed even if the requisite shareholder approval is obtained. If Hollywood shareholders do not approve the merger agreement and the merger or if the merger is not completed for any other reason, the current management of Hollywood, under the direction of our Board of Directors, will continue to manage Hollywood.

Interests of Hollywood Directors and Executive Officers in the Merger

In considering the recommendations of the Special Committee and our Board of Directors, you should be aware that some executive officers and directors of Hollywood, including Mark J. Wattles, have various relationships with Hollywood or interests in the merger, including those described below, that are different from your interests as a shareholder and that may present actual or potential conflicts of interest.

Officers of the Surviving Corporation; Employment Agreement. We expect that the following executive officers of Hollywood will remain as the executive officers of Hollywood following the merger: Mark J. Wattles, chief executive officer; F. Bruce Giesbrecht, president and chief operating officer; and Timothy R. Price, chief financial officer. Notwithstanding the foregoing, Carso Holdings Corporation, as the owner of all of the capital stock of Hollywood following the merger, will have the ability in its sole discretion to take actions to terminate any officers (other than Mr. Wattles) and directors, subject to the surviving corporation’s articles of incorporation and Oregon law.

In connection with the merger, Mr. Wattles entered into an employment agreement with Cosar Corporation on March 28, 2004. The employment agreement, which will become the obligation of Hollywood following the merger, provides for his employment with Hollywood as the company’s chief executive officer and chairman of the board for a three-year period commencing upon the closing of the merger, with the possibility for one year renewals thereafter, unless sooner terminated as provided in the agreement. The employment agreement provides for annual compensation during the three year term of the agreement (and any renewals thereafter) to Mr. Wattles of a base salary of $1,440,000 (his current salary from Hollywood), plus an annual bonus, to be determined by the Board of Directors subject to the same performance criteria as other executives of the company, and other benefits. In addition, Cosar Corporation has agreed to pay an annual monitoring fee to Mr. Wattles initially equal to $2,500,000, unless Mr. Wattles is dismissed due to any material breach of the employment agreement by Mr. Wattles, in which case the monitoring fee after the dismissal will be reduced to $1,050,000 per year. The monitoring fee is payable until the earlier of (i) a fee termination event (as described in the employment agreement) and (ii) the tenth anniversary of the effective date of the merger (extended on each anniversary of the effective date for one additional year if no fee termination event has occurred). If a change of control of Hollywood or a qualified public offering (as described in the employment agreement) occurs, all amounts payable during the term of the monitoring fee (for a total of up to ten years), as extended from time to time, will become immediately due and payable and will be discounted to present value at the date of this acceleration. The employment agreement also provides that during his employment and for a period of two years after he ceases to be an employee of Hollywood, Mr. Wattles will not (i) compete with Hollywood (excluding the 20 video stores he owns), (ii) induce any person associated with or employed by Hollywood to leave Hollywood, or (iii) solicit the employment of any such person on behalf of any other business enterprise.

Common Stock. As of the record date, Hollywood’s directors and executive officers held an aggregate of              shares of Hollywood common stock, excluding shares issuable upon exercise of options. All of these shares of Hollywood common stock, other than 3,137,600 shares of common stock held by Mr. Wattles, will be converted into a right to receive $14.00 per share in cash at the effective time of the merger. Mr. Wattles will contribute his shares of Hollywood common stock in exchange for shares of common and junior preferred stock of Carso Holdings Corporation, which will, in turn, own all of the outstanding capital stock of Hollywood. Under the contribution agreement, Mr. Wattles agreed to transfer some of the common stock of Carso Holdings Corporation he will acquire to other Hollywood executive officers. Mr. Wattles is in discussions with some of these Hollywood executive officers about either transferring his right to acquire a portion of the equity of Carso Holdings Corporation immediately before the completion of the merger (either through a contribution by the other management investors of their shares of Hollywood common stock to Carso Holdings Corporation, a cash equity investment in Carso Holdings Corporation, or both) or transferring a portion of his interest in Carso Holdings Corporation following completion of the merger. Specifically, prior to the announcement and execution of the merger agreement, Mr. Wattles had a number of conversations with F. Bruce Giesbrecht, our president, chief operating officer and one of our directors, about Mr. Wattles’ own proposed participation in the equity of Carso Holdings Corporation. They also discussed that Mr. Giesbrecht would have an opportunity to acquire an equity interest in Carso Holdings Corporation, including the amount of equity that Mr. Giesbrecht would be able to acquire. Hollywood directors and executive officers will have an opportunity to exercise their vested options before the completion of the merger or to receive the difference between $14.00 and the exercise price of their options (whether or not vested) at the time of the merger. Mr. Wattles will exchange his rollover options for options to acquire preferred stock of Carso Holdings Corporation. The following table shows, based on stock and option ownership as of February 29, 2004, the merger consideration to be received by Hollywood directors and executive officers, assuming (a) no option exercises and (b) no transfers by Mr. Wattles to any management investors.

	Cash to be received for Hollywood common stock	Cash to be received for unexercised stock options
Hollywood Directors and Executive Officers (excluding Mark J. Wattles)	$3,340,456	$5,106,715
Mark J. Wattles*	$0	$15,873,017

*	Information regarding the number of Carso Holdings Corporation shares and options to be received by Mr. Wattles in exchange for his Hollywood common stock and his rollover options is set forth below under “—The Contribution Agreement.”

The Contribution Agreement. In the contribution agreement, Green Equity Investors agreed, immediately before and contingent on completion of the merger, to subscribe for, and Carso Holdings Corporation agreed to issue, shares of common stock, junior preferred stock and senior preferred stock of Carso Holdings Corporation in exchange for an aggregate cash contribution of $219,021,000 by Green Equity Investors. Green Equity Investors may assign to co-investors 50% of its subscription rights under the contribution agreement under the circumstances set forth in the contribution agreement. In the contribution agreement Mr. Wattles agreed, immediately before and contingent on completion of the merger, to (a) subscribe for, and Carso Holdings Corporation agreed to issue, shares of common and junior preferred stock of Carso Holdings Corporation in exchange for the contribution by Mr. Wattles of 3,137,600 shares of Hollywood common stock to Carso Holdings Corporation; and (b) exchange his options to acquire 1,847,946 shares of Hollywood common stock at an exercise price of $1.09 per share for options to acquire 26,507 shares of junior preferred stock of Carso Holdings Corporation at an exercise price of $100 per share. At the effective time of the merger, Mr. Wattles (and any other management investors) and Green Equity Investors (or an assignee thereof) will own all of the issued and outstanding capital stock of Carso Holdings Corporation, as set forth in the following table:

	Common Stock	Percentage of Class	Junior Preferred Stock(1)		Percentage of Class	Senior Preferred Stock(2)	Percentage of Class
Mark J. Wattles(3)	32,000,000	50%	62,434	(4)	52%	—	—
Green Equity Investors IV, L.P.(5)	32,000,000	50%	57,783		48%	151,238	100%

(1)	10% junior redeemable cumulative participating preferred stock, original liquidation preference $1,000 per share.
(2)	Senior redeemable cumulative exchangeable preferred stock, original liquidation preference $1,000 per share.
(3)	Includes shares that may be held by other management investors.
(4)	Includes option to purchase 26,507 shares of junior preferred stock at an exercise price of $100 per share.
(5)	Includes shares that may be held by assignees.

In the contribution agreement, Mr. Wattles agreed, within 12 months of the effective time of the merger, to sell or otherwise transfer at least 10% of Carso Holdings Corporation common stock received by him to other members of senior management of Hollywood; however, as noted above, Mr. Wattles may effect this transfer before completion of the merger.

Under the contribution agreement, Mr. Wattles and Green Equity Investors may agree, in their discretion, to use their commercially reasonable best efforts to cause Hollywood, concurrent with the completion of the merger, to transfer ownership of Hollywood’s Game Crazy stores and various assets and liabilities associated with these stores to a newly created corporation to be owned by Mr. Wattles and Green Equity Investors. See “—Certain Effects of the Merger.”

The opportunity to obtain an equity interest in Carso Holdings Corporation in connection with the merger may have presented Mr. Wattles with actual and potential conflicts of interest in connection with the merger.

Stockholders Agreement. Immediately before completion of the merger, Carso Holdings Corporation, Mr. Wattles and Green Equity Investors will enter into a stockholders agreement. Initially, under the stockholders agreement, Mr. Wattles and Green Equity Investors will each have the right to nominate half of the members of the Board of Directors of Carso Holdings Corporation and Carso Holdings Corporation will not be able to take specified actions without the approval of a majority of the entire board, including at least one director nominated by Mr. Wattles. The stockholders agreement will restrict the ability of Mr. Wattles and Green Equity Investors to freely transfer securities in Carso Holdings Corporation. The stockholders agreement will provide Mr. Wattles a right of first refusal if Green Equity Investors seeks to make specified transfers of securities to a third party and with preemptive rights if Carso Holdings Corporation issues additional securities in some circumstances. Similarly, Green Equity Investors and Carso Holdings Corporation will have a right of first refusal if Mr. Wattles seeks to make specified transfers of securities to a third party and will have preemptive rights in some circumstances. In addition, Green Equity Investors will have drag-along rights, meaning that, in some circumstances, if Green Equity Investors desires to sell its securities to a third party, Mr. Wattles will be required to sell his securities to a third party. Also, Mr. Wattles and Green Equity Investors will each have tag-along rights to participate if the other sells its shares to a third party, which means that Mr. Wattles, or Green Equity Investors, will be allowed to include a proportionate number of shares in the sale to the third party. The stockholders agreement will also provide Mr. Wattles and Green Equity Investors with demand and piggyback registration rights in some circumstances.

Compensation of Directors. Each member of the Special Committee received $75,000 as consideration for his service on the committee. Receipt of this payment was not contingent on the Special Committee’s approval of the merger agreement.

Voting Agreement. Contemporaneously with the execution and delivery of the merger agreement, Mr. Wattles, who as of April 19, 2004 owned, not including shares subject to options, approximately 5% of the outstanding shares of Hollywood common stock, entered into a voting agreement pursuant to which he has agreed to vote all of his shares of Hollywood common stock in favor of the merger agreement and the transactions contemplated by the merger agreement and against any other transactions. The voting agreement does not restrict Mr. Wattles’ in his capacity as a Hollywood officer or director nor does it restrict his ability to participate in discussions or negotiations with persons making bona fide unsolicited acquisition proposals to the extent Hollywood and its representatives are permitted to do so pursuant to the terms of the merger agreement, and terminates if we terminate the merger agreement to accept a financially superior proposal. See “Terms of the Voting Agreement.”

Indemnification of Directors and Officers; Directors’ and Officers’ Insurance. The merger agreement provides that Hollywood and the surviving corporation will indemnify our present and former officers and directors for acts and omissions occurring before completion of the merger, will not amend the provisions relating to indemnification, exculpation or the liability of directors in the surviving corporation’s organizational documents (in a manner adverse to the present directors and officers) for 6 years after completion of the merger, and, subject to certain conditions, will maintain Hollywood’s current directors’ and officers’ liability insurance. See “Terms of the Merger Agreement—Indemnification; Directors and Officers Insurance.”

Change of Control Plan. Effective February 3, 2001, our Board of Directors adopted a Change of Control Plan for our senior management. Under this plan, upon a change in control of Hollywood, the rights to exercise 50% of the unexercisable stock options held by senior vice presidents and all of the unexercisable stock options held by general managers, the president and the chief executive officer will vest. If the employment of any general manager, senior vice president, or the president or chief executive officer is terminated for any reason except for cause, or if one of these officers quits for a good reason (including a relocation greater than 25 miles, a reduction in salary, or a substantial change in the nature or status of the officer’s responsibilities) within two years after the change in control, that officer will receive two years of base pay together with bonus and medical premiums as severance payments. The merger agreement provides that, before the effective time of the merger, Hollywood’s Board of Directors will adopt a resolution that amends the Change of Control Plan so that good reason for an officer to quit under the plan will not include changes in title and any alteration resulting from (a) Hollywood’s ceasing to be a public company or (b) the officer no longer having the functions, responsibilities and duties held by an officer of a public company. The merger agreement provides that, before the effective time of the merger, Hollywood must use its reasonable best efforts to obtain the written consent of all senior management covered by the Change in Control Plan to the amendment.

The Merger

This section of the proxy statement describes material aspects of the proposed merger. Although we believe that the description covers the material terms of the merger, this summary may not contain all of the information that is important to you. You should carefully read this entire proxy statement and the other documents we refer you to for a more complete understanding of the merger. In addition, we incorporate important business and financial information into this proxy statement by reference. You may obtain the information incorporated by reference into this proxy statement without charge by following the instructions in the section entitled “Where Shareholders Can Find More Information” that begins on page 68 of this proxy statement.

Effective Time of Merger

If the merger agreement is adopted by the requisite vote of shareholders and the other conditions to the merger are satisfied, or waived to the extent permitted pursuant to the merger agreement, the merger will be consummated and become effective at the time articles of merger are filed with the Secretary of State of the State of Oregon or any later time as we, Carso Holdings Corporation and Cosar Corporation agree upon and specify in the articles of merger. If shareholders adopt the merger agreement, the parties intend to complete the merger as soon as practicable thereafter.

We or Carso Holdings Corporation and Cosar Corporation may terminate the merger agreement prior to the effective time of the merger in specified circumstances, whether before or after the adoption of the merger agreement by shareholders. Additional details on the termination of the merger agreement are described in “The Terms of the Merger Agreement—Termination” below.

Payment of Merger Consideration and Surrender of Stock Certificates

If we complete the merger, Carso Holdings Corporation will be the sole shareholder of Hollywood, and you will be entitled to receive $14.00 in cash, without interest, less any required withholding taxes, for each share of common stock that you own at the time the merger is completed. Carso Holdings Corporation has designated [            ], as the paying agent to make the cash payments contemplated by the merger agreement. At or prior to the effective time of the merger, Carso Holdings Corporation will deposit or will cause Cosar Corporation to deposit in trust with the paying agent funds in an aggregate amount equal to the merger consideration for all shareholders entitled to receive a cash payment in respect to their shares of Hollywood common stock. The paying agent will deliver to you your merger consideration according to the procedure summarized below.

At the effective time of the merger, we will close our stock ledger. After that time, if you present common stock certificates to the surviving corporation, the surviving corporation will exchange them for cash as described in this section.

Promptly after the effective time of the merger, the surviving corporation will send you, or cause to be sent to you, a letter of transmittal and instructions advising you how to surrender your certificates in exchange for the merger consideration.

The paying agent will promptly pay you your merger consideration, together with any dividends to which you are entitled, after you have (i) surrendered your certificates to the paying agent and (ii) provided to the paying agent any other items specified by the letter of transmittal.

Interest will not be paid or accrue in respect of cash payments of merger consideration. The surviving corporation will reduce the amount of any merger consideration paid to you by any applicable withholding taxes.

If the paying agent is to pay some or all of your merger consideration to a person other than you, you must have your certificates properly endorsed or otherwise in proper form for transfer, and you must pay any transfer or other taxes payable by reason of the transfer or establish to the surviving corporation’s satisfaction that the taxes have been paid or are not required to be paid.

You should not forward your stock certificates to the paying agent without a letter of transmittal, and you should not return your stock certificates with the enclosed proxy.

The transmittal instructions will tell you what to do if you have lost your certificate, or if it has been stolen or destroyed. You will have to provide an affidavit to that fact and, if required by the surviving corporation, post a bond in an amount that the surviving corporation reasonably directs as indemnity against any claim that may be made against it in respect of the certificate.

After the merger, subject to the exceptions in the next sentence, you will cease to have any rights as a shareholder of Hollywood. The exceptions include the right to receive any dividends or other distributions with respect to your shares with a record date before the effective time of the merger (although no such dividends or distributions are anticipated) or the right to surrender your certificate in exchange for payment of the merger consideration.

One year after the merger occurs, the paying agent will return to the surviving corporation all funds in its possession, and the paying agent’s duties will terminate. After that time, shareholders may surrender their certificates to the surviving corporation and, subject to applicable abandoned property, escheat and similar laws, will be entitled to receive the merger consideration without interest. None of us, the paying agent, the surviving corporation, Carso Holdings Corporation or any other person will be liable to any shareholder for any merger consideration delivered to a public official pursuant to applicable abandoned property, escheat and similar laws.

Merger Financing

Carso Holdings Corporation’s obligation to complete the merger is subject to a financing condition. Hollywood and Carso Holdings Corporation estimate that the total amount of funds required to complete the merger, repay Hollywood’s existing debt, and pay related fees and expenses will be approximately $            .

Carso Holdings Corporation expects this amount to be provided through a combination of the proceeds of:

•	equity contributions by Green Equity Investors (or Green Equity Investors together with its assignees) and contributions of equity and investments by the management investors of Hollywood, which are described above under “Interests of Hollywood Directors and Officers in the Merger—The Contribution Agreement”;

•	the term loan portion of a senior secured credit facility, which is described below under “—Senior Credit Facility;” and

•	either

•	senior and senior subordinated bridge loan facilities, which are described below under “—Bridge Loan Facilities;” or

•	offerings of senior and senior subordinated notes, which are described below under “—Senior and Senior Subordinated Notes Offerings.”

Carso Holdings Corporation has entered into a commitment letter with UBS Loan Finance LLC and UBS Securities LLC, who are collectively referred to herein as UBS, pursuant to which UBS committed the senior secured credit facility and the senior and senior subordinated bridge loan facilities in aggregate amounts that, when combined with the equity contributions, will be sufficient to complete the merger, repay Hollywood’s existing debt, and pay related fees and expenses. These commitments are subject to conditions, including the conditions set forth below under “—Conditions to the Senior Credit Facility and Bridge Loan Facilities.” The commitment letter was filed as an exhibit to Hollywood’s Current Report on Form 8-K, filed with the SEC on March 29, 2004, and is incorporated by reference herein. The summary set forth in this section is qualified in its entirety by the actual terms of the commitment letter and you are encouraged to read the commitment letter for a complete description of UBS’ commitment to provide financing for the merger.

Carso Holdings Corporation has also engaged UBS to conduct an offering of the senior and senior subordinated notes by Cosar Corporation, the proceeds of which, if such offerings are consummated, would be used in lieu of the senior and senior subordinated bridge loan facilities.

Senior Credit Facility. Pursuant to the commitment letter, UBS has committed to provide a senior secured credit facility in an aggregate amount of up to $475.0 million, consisting of a $75.0 million revolving credit facility and a $400.0 million term loan facility. The senior secured credit facility is subject to the satisfaction or waiver of the conditions specified in the commitment letter, including those described below under “—Conditions to the Senior Credit Facility and Bridge Loan Facilities.”

The senior secured credit facility will be fully and unconditionally guaranteed on a joint and several basis by Carso Holdings Corporation and all of the existing and future direct and indirect domestic subsidiaries of Cosar Corporation (and, after the merger, all of the existing and future direct and indirect domestic subsidiaries of Hollywood). The senior secured credit facility will be secured by pledges of all of the equity interests in Cosar Corporation (and, after the merger, Hollywood) and in each of Cosar Corporation’s (and, after the merger, Hollywood’s) direct and indirect subsidiaries, and security interests in and mortgages on substantially all material tangible and intangible assets of Cosar Corporation (and, after the merger, Hollywood) and the guarantors.

The maturity dates of the revolving credit facility and the term loan will be five and six years, respectively, from the date of completion of the merger. Borrowings under the revolving credit facility (initially, but subject to the next sentence) and the term loan facility will bear interest at an annual rate equal to, at the borrower’s option, (a) the higher of (i) the Federal Funds rate plus 0.5% and (ii) the prime commercial lending rate of UBS, in each case plus an interest margin of 2.0% or (b) LIBOR plus an interest margin of 3.0%, provided that if the senior secured credit facility is rated less than B1 from Moody’s Investors Service or less than B+ by Standard & Poor’s Ratings Group, such interest margins shall increase by 0.50%. After the borrower has delivered financial statements for the fiscal quarter ending at least six months after the closing date, the interest margin with respect to the revolving credit facility will be determined based on borrower’s leverage ratio as follows: if borrower’s leverage ratio is greater than 3.25 to 1.00, the interest margin will be 3.00%; if borrower’s leverage ratio is less than or equal to 3.25 to 1.00 or greater than or equal to 2.75 to 1.00, the interest margin will be 2.75%; and if borrower’s leverage ratio is less than 2.75 to 1.00, the interest margin will be 2.50%.

The senior secured credit facility will contain covenants typical for facilities of its type, including financial covenants.

Upon completion of the merger, all of Cosar Corporation’s obligations under the senior secured credit facility will be assumed by Hollywood by operation of law.

Bridge Loan Facilities. Pursuant to the commitment letter, UBS has also committed to provide Cosar Corporation a senior unsecured bridge loan facility in an aggregate amount of up to $400.0 million and a senior unsecured subordinated bridge loan facility in an aggregate amount of up to $200.0 million. The bridge loan facilities are subject to the satisfaction or waiver of the conditions specified in the commitment letter, including those described below under “—Conditions to the Senior Credit Facility and Bridge Loan Facilities.”

The maturity dates of the bridge loan facilities are both one year from the consummation of the merger. Borrowings under the bridge loan facilities that are not refinanced or repaid in full on or before the maturity date shall, subject to certain conditions, be converted into a term loan with a maturity date of nine years from the completion of the merger. Borrowings under the bridge loans initially bear interest at a rate equal to the greater of (a) 10.5% per annum and (b) the three-month LIBOR plus 9.25%, in each case increasing by 0.5% every three months after the bridge loans are first made, provided that such interest rate shall not exceed 16% per annum.

The bridge loan facilities will contain covenants typical for facilities of its type.

Upon consummation of the merger, all of Cosar Corporation’s obligations under the bridge loan facilities will be assumed by Hollywood by operation of law.

Conditions to the Senior Credit Facility and Bridge Loan Facilities

The commitment of UBS to provide the financing described above under “—Senior Credit Facility” and “—Bridge Loan Facilities” may be terminated by UBS if:

•	the structure, terms and conditions of the merger and the related transactions are not reasonably satisfactory to UBS, or are changed from those described in the commitment letter and the related documents in any respect reasonably determined by UBS to be material; provided that UBS acknowledged and agreed in the commitment letter that the structure, terms and conditions of the merger and the related transactions contemplated by the commitment letter and the merger agreement and related documents, in the forms provided to UBS, are satisfactory;

•	any information submitted to UBS by or on behalf of Carso Holdings Corporation, Cosar Corporation, Hollywood or any of their respective subsidiaries or affiliates is inaccurate, incomplete or misleading in any respect reasonably determined by UBS to be material;

•	the merger and the related transactions (including borrowings under the senior secured credit facility or the bridge facilities) are not in full compliance with all applicable legal requirements;

•	there shall be any pending or threatened litigation or other proceedings (private or governmental) with respect to the merger and/or the related transactions that could reasonably be expected to impose adverse conditions on the senior secured credit facility or the bridge facilities or the senior or senior subordinated notes or prevent, enjoin or materially adversely affect the merger or and/or the related transactions;

•	any change shall occur since December 31, 2003, or any additional information shall be disclosed to or discovered by UBS that is inconsistent with or additional to information previously disclosed to or discovered by UBS, which UBS reasonably determines has had or could reasonably be expected to have a material adverse effect on the business, results of operations, condition (financial or otherwise), assets, liabilities or prospects of Hollywood and its subsidiaries, taken as a whole;

•	in the sole judgment of UBS, a material adverse change or material disruption has occurred after March 28, 2004 in the financial, banking or capital markets generally (including, without limitation, the markets for loans to or debt securities issued by companies similar to Cosar Corporation or Hollywood), which has had or could reasonably be expected to have a material adverse effect on the syndication of any portion of the senior secured credit facility or the bridge facilities or the marketing of the senior or senior subordinated notes; or

•	the senior notes are not rated, as of the consummation of the merger, at least B3 by Moody’s Investors Service and at least B- by Standard & Poor’s Ratings Group.

In addition, UBS’ commitment under the commitment letter with respect to the senior secured credit facility and the bridge facilities is subject to the conditions precedent set forth below:

•	The merger shall be consummated substantially in accordance with the merger agreement as in effect on the date of the commitment letter, with such changes thereto as UBS may approve.

•	UBS shall be reasonably satisfied with the terms and documentation for the tender offer for Hollywood’s 9.625% senior subordinated notes due 2011 and no more than $12.0 million of such notes shall remain outstanding following the tender offer unless arrangements satisfactory to UBS shall have been made which shall have resulted in there being no requirement to make a “change of control” offer for the such notes or Cosar Corporation shall have made other arrangements to refinance such notes or such “change of control” offer in a manner reasonably acceptable to UBS.

•

UBS shall have received, reviewed, and be reasonably satisfied with, the ownership, corporate, legal, tax, management and capital structure of Carso Holdings Corporation, Cosar Corporation and their respective subsidiaries (after giving effect to the merger and related transactions) and any securities issued, and any indemnities and other arrangements entered into, in connection with the merger and the related transactions. UBS shall be reasonably satisfied with all corporate governance plans and arrangements of Carso Holdings Corporation and its subsidiaries, including any shareholders agreement or voting agreement. UBS acknowledged and agreed in the commitment letter that the transactions contemplated by the voting agreement and the stockholders’ agreement, in the forms provided to UBS, are satisfactory.

•	The equity contributions described above shall have been consummated and Cosar Corporation shall have received not less than $286.7 million therefrom including contribution of equity by the management investors.

•	UBS shall have received specified historical and pro forma financial information and financial projections with respect to Cosar Corporation and Hollywood.

•	Carso Holdings Corporation and Cosar Corporation and its subsidiaries shall be in compliance, in all material respects, with all applicable foreign and U.S. federal, state and local laws and regulations, including all applicable environmental laws and regulations.

•	All necessary governmental and material third party approvals in connection with the merger and related transactions shall have been obtained and shall be in effect.

•	Sources and uses of funds and the assumptions relating thereto (including indebtedness or preferred equity of Carso Holdings Corporation, Cosar Corporation, Hollywood or any of their respective subsidiaries after giving effect to the merger and related transactions) shall be substantially as set forth in the commitment letter.

•	Cosar Corporation’s pro forma consolidated EBITDA for the last four-quarter period ending more than 30 days prior to the closing date shall not be less than (i) if the Game Crazy transfer occurs, $245.0 million and (ii) if the Game Crazy transfer does not occur, $229.0 million (the amount referred to in clause (i) or (ii), as applicable, referred to as the “Pro Forma EBITDA” in this proxy statement).

•	The ratio of pro forma total debt, as of the closing date, of Cosar Corporation to Pro Forma EBITDA shall not be greater than (i) if the Game Crazy transfer occurs, 4.00 to 1.00 and (ii) if the Game Crazy transfer does not occur, 4.25 to 1.00.

•	UBS shall have received and be satisfied with all legal opinions (including any legal opinions delivered under the documents related to the merger and the related transactions, together with appropriate reliance letters), certificates (including a solvency certificate from Hollywood’s chief financial officer) reasonably requested by UBS relating to Hollywood and the merger and related transactions.

•	All costs, fees, expenses (including, without limitation, legal fees and expenses and the fees and expenses of appraisers, consultants and other advisors) and other compensation payable to the lenders, UBS, the agents under the facilities shall have been paid to the extent due.

•	UBS shall have had not less than 30 days to conduct the syndication of the facilities, such period to commence upon delivery of a final confidential information memorandum to UBS.

In addition, UBS’ commitment under the commitment letter with respect to the senior secured credit facility is subject to the conditions precedent set forth below:

•	The negotiation, execution and delivery of definitive documentation for the senior secured credit facility, including schedules, exhibits and ancillary documentation and related guarantees, security documentation and other support documentation reasonably satisfactory to the lenders under the senior secured credit facility.

•

Prior to or concurrently with the initial borrowings under the senior secured credit facility, Cosar Corporation shall have received gross proceeds of at least $600.0 million either from the issuance and sale of the senior and senior subordinated notes or from borrowings under the bridge facilities. The documentation and terms of the senior and senior subordinated notes and the bridge facilities shall be reasonably satisfactory in form and substance to the lenders under the senior secured credit facility.

•	The definitive documentation for the senior secured credit facility shall contain other conditions related to the initial fundings thereunder which are required by the lenders under the senior secured credit facility and are customary for transactions of its type.

In addition, UBS’ commitment under the commitment letter with respect to the bridge facilities is subject to the conditions precedent set forth below:

•	The negotiation, execution and delivery of definitive documentation for the bridge facilities, including schedules, exhibits and ancillary documentation and related guarantees and other support documentation reasonably satisfactory to the lenders under the bridge facilities.

•	Prior to or concurrently with the borrowings under the bridge facilities, the definitive documentation for the senior secured credit facility shall have been executed and delivered, and Cosar Corporation shall have received gross proceeds of at least $400.0 million from borrowings under the senior secured credit facility. The definitive documentation for the senior secured credit facility shall be reasonably satisfactory in form and substance to lenders under the bridge facilities.

•	UBS shall have marketed the senior and senior subordinated notes for such a period as is customary to complete the sale of securities such as the notes, but in any event not less than 15 business days.

•	The definitive documentation for the bridge facilities shall contain other conditions related to drawdown thereon which are required by the lenders under the bridge facilities and are customary for transactions of its type.

Game Crazy Transfer

UBS’ commitment letter provides that if Carso Holdings Corporation and Mr. Wattles elect to transfer the Game Crazy business and certain assets associated with the business, it shall be a condition to such transfer that: (i) UBS shall have received, reviewed, and be reasonably satisfied with, the ownership, corporate, legal, tax, management and capital structure of Game Crazy (after giving effect to the merger and related transactions) and any securities issued, and any indemnities and other arrangements entered into, in connection with the Game Crazy transfer and (ii) UBS shall have reviewed and be reasonably satisfied with (A) the results of its legal, tax and accounting due diligence relating to the Game Crazy transfer and the transactions and arrangements contemplated thereby, (B) all aspects and the documentation relating to the Game Crazy transfer, (C) the assets and value of all such transferred assets, (D) all arrangements and agreements (including, without limitation, any lease agreement) entered into or to be entered into between Carso Holdings Corporation or any of its subsidiaries and Game Crazy or any of its subsidiaries or affiliates (it being understood that all such affiliate transactions (including post-closing) must satisfy customary affiliate transaction covenants in the documentation for the senior secured credit facility and the bridge loan facilities (except that any lease agreements shall only be required to be reasonably satisfactory to UBS)) and (E) the pro forma consolidated balance sheet and related statements of income and cash flows of each of Hollywood and Game Crazy after giving effect to the Game Crazy transfer.

The occurrence of the transfer of the Game Crazy business is neither a condition precedent to the consummation of the merger nor a condition precedent to UBS’ commitment under the commitment letter with respect to the senior secured credit facility or the bridge loan facilities.

Senior and Senior Subordinated Notes Offerings. Carso Holdings Corporation is arranging offerings of senior and senior subordinated notes by Cosar Corporation that, if consummated, would yield aggregate gross proceeds of $600.0 million. The proceeds of the senior and senior subordinated notes would eliminate the need for the bridge loan facilities described above or, if the bridge loan facilities are drawn upon, be used to repay the bridge loans made thereunder.

While the interest rate, interest payment dates, maturity and other material terms of the senior and senior subordinated notes have not been finalized, Hollywood and Carso Holdings Corporation expect that the senior and senior subordinated notes will have terms customary for senior and senior subordinated note offerings, respectively, of issuers similar to Hollywood.

Upon completion of the merger, all of Cosar Corporation’s obligations under the senior and senior subordinated notes will be assumed by Hollywood by operation of law.

Estimated Fees and Expenses of the Merger

Whether or not the merger is completed, in general, all fees and expenses incurred in connection with the merger will be paid by the party incurring those fees and expenses. If the merger agreement is terminated, Hollywood will, in certain circumstances, be liable to Carso Holdings Corporation for certain fees and expenses. See “The Merger Agreement—Termination Fees.” Fees and expenses incurred or to be incurred by Hollywood, Carso Holdings Corporation, and Cosar Corporation in connection with the merger are estimated at this time to be as follows:

Description	Amount
(in thousands)
Financing fees and expenses and other professional fees	$97,600
Legal fees and expenses	2,500
Accounting expenses	500
Financial advisory fee and expenses	11,000
Printing, proxy solicitation and mailing costs	100
Filing fees	180
Directors and officers tail insurance policy	2,400
Miscellaneous	720

Total	$115,000

These expenses will not reduce the merger consideration to be received by Hollywood shareholders.

Federal Regulatory Matters

The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder require that Carso Holdings Corporation, or its ultimate parent entity or entities, and Hollywood file notification and report forms with respect to the merger and related transactions with the Antitrust Division of the U.S. Department of Justice and the U.S. Federal Trade Commission. The parties thereafter are required to observe a waiting period before completing the merger. The appropriate parties filed the necessary forms with the Department of Justice and the Federal Trade Commission on                 , 2004.

Material U.S. Federal Income Tax Consequences

Following is a summary of the material U.S. federal income tax consequences of the merger to holders of Hollywood common stock. This summary is based on the Internal Revenue Code of 1986, as amended, referred to as the “Code” in this proxy statement, regulations promulgated under the Code, administrative rulings by the Internal Revenue Service and court decisions now in effect. All of these authorities are subject to change, possibly with retroactive effect so as to result in tax consequences different from those described below. This summary does not address all of the U.S. federal income tax consequences that may be applicable to a particular holder of Hollywood common stock. In addition, this summary does not address the U.S. federal income tax consequences of the merger to holders of Hollywood common stock who are subject to special treatment under U.S. federal income tax law, including, for example, banks and other financial institutions, insurance companies, tax-exempt investors, S corporations, holders that are properly classified as “partnerships” under the Code, dealers in securities, non-U.S. persons, holders who hold their common stock as part of a hedge, straddle or conversion transaction, holders who acquired common stock through the exercise of employee stock options or other compensatory arrangements, holders whose shares of common stock constitute qualified small business stock within the meaning of Section 1202 of the Code, holders who are subject to the alternative minimum tax provisions of the Code, and holders who do not hold their shares of Hollywood common stock as “capital assets” within the meaning of Section 1221 of the Code. This summary also does not address the tax consequences of the merger under state, local or foreign tax laws.

This summary is provided for general information purposes only and is not intended as a substitute for individual tax advice. Each holder of Hollywood common stock should consult the holder’s individual tax advisors as to the particular tax consequences of the merger to such holder, including the application and effect of any state, local, foreign or other tax laws and the possible effect of changes to such laws.

A holder of Hollywood common stock receiving cash in the merger generally will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount of cash received and the holder’s adjusted tax basis in the Hollywood common stock surrendered. Any such gain or loss generally will be capital gain or loss if the Hollywood common stock is held as a capital asset at the effective time of the merger. Any capital gain or loss will be taxed as long-term capital gain or loss if the holder has held the Hollywood common stock for more than one year prior to the effective time of the merger. If the holder has held the Hollywood common stock for one year or less prior to the effective time of the merger, any capital gain or loss will be taxed as short-term capital gain or loss. Currently, long-term capital gain for non-corporate taxpayers is taxed at a maximum federal tax rate of 15%. The deductibility of capital losses is subject to certain limitations.

Shareholder and Derivative Litigation

Hollywood is aware of seven lawsuits related to the merger, filed in the circuit courts of Oregon for the counties of Clackamas and Multnomah. The first of these lawsuits was filed on March 30, 2004, and is brought as a purported class action, generally alleging breach of fiduciary duty owed to our shareholders on the part of Hollywood and various members of our Board of Directors, including the members of the Special Committee created to review, evaluate, respond to and negotiate the terms of a potential transaction. Three more purported class actions, asserting essentially the same claims for breach of fiduciary duty, were filed soon thereafter. On April 6, 2004, three additional actions were filed, asserting both class action claims on behalf of the shareholders and derivative claims on behalf of Hollywood for waste of corporate assets and abuse of control against the directors. Each lawsuit seeks a court order enjoining Hollywood from completing the merger, damages in an unstated amount allegedly suffered by our shareholders by reason of the merger agreement and the payment of costs and attorneys’ fees to the plaintiffs’ lawyers. In addition to the payment of our own legal costs and fees, we may be required to advance the payment of legal fees and costs incurred in these lawsuits by the members of our Board of Directors under indemnification agreements previously entered into with the members of our Board of Directors, including members who served on the Special Committee.

Dissenters’ Rights

Under Oregon law, because Hollywood common stock is quoted on Nasdaq, you do not have the right to exercise dissenters’ appraisal rights. If the merger agreement is approved and the merger is completed, shareholders who voted against the merger agreement will be treated the same as other shareholders and their shares will automatically be converted into the right to receive the merger consideration.

Terms of the Merger Agreement

This section of the proxy statement summarizes the material provisions of the merger agreement. The following is qualified entirely by reference to the complete text of the merger agreement, a copy of which is attached as Appendix A to this proxy statement and is incorporated in this proxy statement by reference. We urge you to read the merger agreement carefully and in its entirety.

General; The Merger

At the effective time of the merger, upon the terms and subject to the conditions of the merger agreement and the Oregon Business Corporation Act, Cosar Corporation will be merged with and into Hollywood, the separate corporate existence of Cosar Corporation will cease and Hollywood shall continue as the surviving corporation, wholly owned by Carso Holdings Corporation. At the effective time of the merger, each outstanding share of Hollywood common stock will, by virtue of the merger and without any action by the holder thereof, be cancelled, retired and will cease to exist and will be converted automatically into the right to receive $14.00 in cash.

Articles of Incorporation; Bylaws; Directors and Officers

The articles of incorporation of Hollywood, as amended pursuant to the merger agreement, and the bylaws of Hollywood, as in effect immediately before the effective time of the merger, will be the articles of incorporation and bylaws of the surviving corporation until thereafter amended as provided by law and such articles of incorporation and bylaws.

The directors of Cosar Corporation immediately before the effective time of the merger will be the initial directors of the surviving corporation and the officers of Hollywood immediately before the effective time of the merger will be the initial officers of the surviving corporation, in each case until their resignation or removal or until their respective successors are elected or appointed and qualified.

Conversion of Securities

At the effective time of the merger, by virtue of the merger and without any additional action on the part of our shareholders:

•	Each share of Hollywood common stock issued and outstanding immediately before the effective time of the merger, except for shares of Hollywood common stock to be cancelled as described in the bullet point immediately below, will be cancelled, retired and will cease to exist and will be automatically converted into the right to receive $14.00 in cash payable to the holder thereof upon surrender of the certificate representing such share. Each holder of a certificate or certificates representing any such shares will cease to have any rights with respect thereto, except the right to receive $14.00 in cash upon the surrender of such certificate in accordance with the terms of the merger agreement;

•	Each share of Hollywood common stock, if any, held by Carso Holdings Corporation, Cosar Corporation or any subsidiary of Hollywood will be retired and cancelled and no payment of merger consideration will be made with respect to these shares; and

•	Each share of common stock of Cosar Corporation issued and outstanding immediately before the effective time of the merger will be converted into one newly issued, fully paid and nonassessable share of common stock of Hollywood.

Treatment of Stock Options

The merger agreement provides that with respect to each outstanding option to purchase Hollywood common stock, except to the extent otherwise provided in the contribution agreement, our Board of Directors will provide a 30-day period before the completion of the merger during which time each such outstanding option will be exercisable to the extent vested. At the effective time of the merger, each option to purchase Hollywood common stock, whether or not vested, will be cancelled with the holder being entitled to receive an amount in cash equal to the product of (1) the amount by which (x) $14.00 exceeds (y) the applicable per share exercise price of such option, and (2) the number of shares subject to the cancelled option, less any applicable withholding taxes.

Representations and Warranties

Hollywood has made customary representations and warranties to Cosar Corporation with respect to, among other matters:

•	corporate organization, existence, good standing, qualification and corporate power, and authority to own, lease and operate its properties of Hollywood and its subsidiaries;

•	capitalization;

•	corporate power and authorization to enter into and carry out the obligations of the merger agreement and the enforceability of the merger agreement and the ancillary agreements;

•	governmental and regulatory approvals required to complete the merger;

•	ability to enter into and consummate the merger agreement without violation of, or conflict with, its organizational documents, contracts, permits or any laws;

•	documents filed with the SEC and the accuracy of information contained in those documents;

•	accuracy of our financial statements;

•	absence of certain material changes or events with respect to Hollywood since December 31, 2003;

•	litigation matters;

•	matters relating to Hollywood’s employee benefit plans;

•	leased real property;

•	licenses and permits;

•	intellectual property;

•	insurance;

•	environmental matters;

•	material contracts;

•	tax matters;

•	transactions with affiliates;

•	internal control over financial reporting and disclosure controls and procedures;

•	undisclosed liabilities;

•	finders fees; and

•	opinion of Lazard.

Carso Holdings Corporation and Cosar Corporation have made customary representations and warranties to Hollywood with respect to, among other matters, their respective:

•	corporate organization, good standing, qualification and corporate power, and authority to own, lease and operate their properties;

•	capitalization;

•	corporate power and authorization to enter into and carry out the obligations of the merger agreement and the enforceability of the merger agreement and the ancillary agreements;

•	ability to enter into and consummate the merger agreement without violation of, or conflict with, their organizational documents, contracts, permits or any laws;

•	governmental and regulatory approvals required to complete the merger;

•	finders fees; and

•	financing.

Covenants of Hollywood

We have certain obligations and responsibilities under the Merger Agreement from the date thereof until the effective time of the merger including, but not limited to, the following covenants.

Conduct of Business Pending the Merger. The merger agreement provides that Hollywood and its subsidiaries must, unless Cosar Corporation gives its prior written consent, subject to certain exceptions:

•	conduct their respective businesses only in the ordinary and usual course consistent with past practice;

•	use reasonable best efforts to preserve intact their respective present business organization;

•	use reasonable best efforts to keep available the services of key employees; and

•	use reasonable best efforts to preserve existing relationships with material suppliers and other persons with which they have significant business relationships.

The merger agreement also provides specific covenants as to certain activities of Hollywood from the date of the merger agreement until the effective time of the merger. These covenants provide that Hollywood will not, and will not permit any of its subsidiaries to, without the prior written consent of Cosar Corporation, subject to certain exceptions:

•	propose or adopt any change in its articles of incorporation or bylaws;

•	split, combine or reclassify any shares of capital stock or amend the terms of any rights, warrants or options to acquire its securities;

•	except for ordinary course dividends by a Hollywood subsidiary, declare, set aside or pay any dividend (including, without limitation, an extraordinary dividend) or other distribution (whether in cash, stock or property or any combination thereof) in respect of its equity interests;

•	redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any of its securities or any rights, warrants or options to acquire its securities;

•	issue, deliver, sell, grant, pledge, encumber or transfer or authorize the issuance, delivery, sale, grant, pledge, encumbrance or transfer of, or agree to commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) its equity interests or any securities convertible into or exercisable for its equity interests, other than the issuance of Hollywood common stock pursuant to the exercise of options outstanding on March 23, 2004;

•	merge with or acquire (by merger, consolidation, acquisition of stock or assets, joint venture or otherwise of a direct or indirect ownership interest or investment) in one transaction or series of related transactions any entity, for an aggregate consideration in excess of $5,000,000, any equity interests or other securities of any entity, any division or business of any entity or all or substantially all of the assets of any entity;

•	sell, lease, encumber or otherwise dispose of any assets or securities with carrying value in excess of $5,000,000;

•	(i) (A) incur any indebtedness for borrowed money, except to fund operations of the business in the ordinary course consistent with past practice under Hollywood’s existing credit facility, (B) issue or sell any debt securities of Hollywood or any subsidiary; (C) make any loans, advances or capital contributions to, or, except as permitted by the merger agreement, investments in, any other person or entity, other than in the ordinary course of business consistent with past practices, in no event in an aggregate principal amount in excess of $3,000,000, (D) assume, guarantee or endorse, or otherwise become liable or responsible (whether directly, contingently or otherwise) for, the obligations of any person or entity (other than obligations of subsidiaries and the endorsements of negotiable instruments for collection in each such case in the ordinary course of business consistent with past practice), or (E) alter or amend in any way any compensation (including without limitation, any commission schedule) or other payments due to employees or independent contractors of Hollywood (other than, with respect to employees who are not officers or directors of Hollywood or any subsidiary, increases in the ordinary course of business consistent with past practice and that, in the aggregate, will not result in a material increase in benefits or compensation expense of Hollywood or any subsidiary) or (ii) enter into or materially amend any contract, agreement, commitment or arrangement to effect any of the transactions set forth in this bullet point;

•	except as required by law or any agreement existing on the date of the merger agreement, increase the amount of compensation of any director or officer of Hollywood or any subsidiary;

•	except as required by law, an existing agreement or pursuant to a Hollywood severance policy existing on the date of the merger agreement, grant any severance or termination pay to any director, employee, consultant, independent contractor or agent of Hollywood or any subsidiary;

•	adopt any additional employee benefit plan;

•	provide for the payment of any amounts as a result of the completion of the transactions contemplated by the merger agreement;

•	except as may be required by law or as necessary to comply with the terms of the merger agreement, amend in any material respect any Hollywood employee benefit plan;

•	pay any bonuses;

•	authorize any single capital expenditure or any expenditures not in the ordinary course of business in excess of $5,000,000 or aggregate capital expenditures and other expenditures not in the ordinary course of business in excess of $10,000,000;

•	make any changes in its accounting methods, principles or practices currently in effect, except as required by changes in generally accepted accounting principles or by Regulation S-X of the Exchange Act, in each case as concurred in by its independent public accountants;

•	(i) settle, pay or discharge, any litigation, investigation, arbitration, proceeding or other claim, liability or obligation arising from the conduct of business in the ordinary course for an amount in excess of $2,000,000 or (ii) settle, pay or discharge any claim against Hollywood with respect to or arising out of the transactions contemplated by the merger agreement for an amount in excess of $2,000,000 in the aggregate;

•	make any material tax election or take any position on any Hollywood return filed on or after the date of the merger agreement or adopt any method of accounting therein that is materially inconsistent with elections made, positions taken or methods of accounting used in preparing or filing similar returns in prior periods unless such position, election or method is required by changes in applicable law;

•

enter into any settlement or compromise of any material tax liability, file any amended Hollywood return with respect to any material tax, change any annual tax accounting period, enter into any closing agreement relating to any material tax, surrender any right to claim a material tax refund or give or request any waiver of a statute of limitation with respect to any Hollywood return;

•	make any expenditures or commitments for such expenditures in connection with the entry or proposed entry into any new line of business, or make any expenditures or commitments for such expenditures, in either case, in a material amount, in connection with the entry or proposed entry into any extension of an existing line of business;

•	adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Hollywood or any subsidiary (other than the merger);

•	grant any loan, advance, extensions of credit to current or former employees or forgiveness or deferral of any loans due from any employee, other than any loan, advance or extension of credit to a current employee in circumstances and in amounts consistent with past practice, in any event not to exceed $50,000 for any one employee and $250,000 in the aggregate;

•	effect new programs or change existing programs that relate to employment contracts, severance benefits, change in control benefits, bonuses, commissions, base salaries, phantom stock grants, incentive trips, prizes and awards, 401(k) and pension benefits, vacation and paid time off benefits, health and medical benefits or any other remuneration of any kind to any employee, except (i) as required by applicable law or (ii) in the ordinary course of business consistent with past practice;

•	enter into any contract or agreement other than in the ordinary course of business consistent with past practices that would be material to Hollywood and its subsidiaries, taken as a whole;

•	amend, modify or waive in any material respects any material right under any material contract of Hollywood or any of its subsidiaries, other than in the ordinary course of business consistent with past practice;

•	take any action that would result in any representation or warranty of Hollywood contained in the merger agreement which is qualified as to materiality becoming untrue as of the effective time or any representation or warranty not so qualified becoming untrue in any material respect as of the effective time;

•	except as required by applicable law or generally accepted accounting principles, revalue in any material respect any of its assets, including writing down the value of inventory in any material manner, or writing-off notes or accounts receivable in any material manner;

•	alter through merger, liquidation, reorganization or restructuring or any other fashion the corporate structure or ownership of any subsidiary;

•	permit to lapse any registrations or applications for material intellectual property owned by Hollywood or its subsidiaries;

•	sell, assign, license or encumber any material intellectual property of Hollywood or of any of its subsidiaries, other than in the ordinary course of business, consistent with past practice; or

•	authorize, agree or commit to do any of the foregoing.

No Solicitation of Other Offers. The merger agreement provides that Hollywood will not, and will cause its subsidiaries and its and their respective officers, directors, employees, attorneys, accountants, advisors, representatives and agents, collectively referred to as “representatives” in this proxy statement, not to:

•	solicit or initiate or knowingly encourage any proposal that constitutes, or could reasonably be expected to lead to, an acquisition proposal (as defined below);

•	participate or engage in discussions or negotiations with, or disclose or provide any non-public information relating to Hollywood or its subsidiaries to, or afford access to any of the properties, books or records of Hollywood or its subsidiaries to, any person or entity with respect to an acquisition proposal;

•	enter into any agreement or agreement in principle with any person or entity with respect to an acquisition proposal; or

•	grant any waiver or release under any standstill or similar agreement by any person or entity who has made an acquisition proposal.

Prior to obtaining shareholder approval of the merger agreement, however, Hollywood and its representatives may participate or engage in discussions or negotiations with, or disclose or provide any non-public information relating to Hollywood or its subsidiaries to, or afford access to any of the properties, books or records of Hollywood or its subsidiaries to, any person or entity with respect to a written acquisition proposal if:

•	such person or entity has submitted an unsolicited written acquisition proposal which did not result from a violation by Hollywood of obligations under the merger agreement relating to acquisition proposals;

•	such person or entity has entered into a confidentiality agreement with Hollywood on terms that are no less favorable to Hollywood than the confidentiality agreement with Leonard Green & Partners;

•	our Board of Directors or Special Committee has determined in good faith by resolution duly adopted, after consultation with outside legal counsel and a financial advisor of nationally recognized reputation, that such acquisition proposal constitutes or could reasonably be expected to lead to a superior proposal (as defined below); and

•	prior to, or substantially concurrent with, disclosing or providing any such non-public information, Hollywood shall disclose or provide all such information to Cosar Corporation.

The merger agreement further provides that Hollywood must promptly advise Carso Holdings Corporation and Cosar Corporation of its receipt of any acquisition proposal or any proposal, inquiry or request related to, or that could reasonably be expected to lead to, or that contemplates the possibility of, any acquisition proposal and to promptly provide Carso Holdings Corporation and Cosar Corporation with the terms and conditions thereof, and the identity of the person making the same. Immediately upon determination by Hollywood’s Board of Directors that an acquisition proposal constitutes a superior proposal, Hollywood has agreed to deliver to Carso Holdings Corporation and Cosar Corporation a written notice advising them that our Board of Directors has so determined, specifying the terms and conditions of such superior proposal and the identity of the person making such superior proposal, and providing a copy of the superior proposal to Carso Holdings Corporation and Cosar Corporation.

The merger agreement further provides that, except in the circumstances described below, our Board of Directors will at all times recommend approval of the merger agreement and the merger by Hollywood’s shareholders. The merger agreement permits our Board of Directors or Special Committee to withdraw or modify in a manner adverse to Carso Holdings Corporation or Cosar Corporation (or not to continue to make) such recommendation, approve or recommend a superior proposal and/or enter into an agreement related thereto only if:

•	a majority of our Board of Directors or the Special Committee has reasonably determined in good faith, following consultation with outside counsel, that taking such action is required in order for the members of our Board of Directors or the Special Committee to comply with their fiduciary duties to Hollywood’s shareholders under applicable law;

•	Hollywood has given Carso Holdings Corporation and Cosar Corporation three business days’ prior written notice of its intention to take such action;

•	Hollywood has considered in good faith any proposed changes to the merger agreement proposed by Carso Holdings Corporation or Cosar Corporation so that the superior proposal no longer constitutes a superior proposal;

•	Hollywood has fully complied with its obligations under the merger agreement relating to acquisition proposals; and

•	Hollywood has terminated the merger agreement in accordance with the terms thereof and paid Carso Holdings Corporation a $26.5 million termination fee and reasonably documented out of pocket expenses and fees of up to $3.0 million in accordance with the merger agreement.

As used in this proxy statement and in the merger agreement, the following terms have the meanings set forth below:

An “acquisition proposal” means any inquiry, offer or proposal from any person (whether or not in writing), other than an offer or proposal by or on behalf of Carso Holdings Corporation, Cosar Corporation or an affiliate of Leonard Green & Partners (including the merger and the transactions contemplated thereby) relating to, or that could reasonably be expected to lead to: (a) a transaction pursuant to which any person or group of persons acquires or would acquire beneficial ownership of more than 15% of the outstanding voting power of Hollywood, whether from Hollywood or pursuant to a tender offer, exchange offer or otherwise, (b) a merger, consolidation, business combination, reorganization, share exchange, sale of substantially all assets, recapitalization, liquidation, dissolution or similar transaction which would result in a third party acquiring 15% or more of the fair market value of the assets of Hollywood and its subsidiaries, taken as a whole, (c) any transaction which would result in a third party acquiring 15% or more of the fair market value of the assets (including, without limitation, the capital stock of Hollywood’s subsidiaries) of Hollywood and its subsidiaries, taken as a whole, immediately prior to such transaction (whether by purchase of assets, acquisition of stock of a subsidiary or otherwise), or (d) any combination of the foregoing.

A “superior proposal” means any bona fide written acquisition proposal (with all of the percentages included in the definition of acquisition proposal increased to 50% for purposes of this definition) that a majority of the members of Hollywood’s Board of Directors or Special Committee determines in good faith by resolution duly adopted, after consultation with its outside legal counsel and a nationally recognized investment banking firm, (a) provides to our shareholders consideration with a value per share of Hollywood common stock that exceeds the value per share of Hollywood common stock of the consideration provided for in the merger agreement (after taking into account any revisions made or proposed by Carso Holdings Corporation or Cosar Corporation) and (b) is reasonably capable of being consummated on the terms proposed (taking into account all legal, financial, regulatory and other relevant considerations).

Nothing in the provisions of the merger agreement relating to acquisition proposals prohibits Hollywood or its Board of Directors or the Special Committee from taking and disclosing to Hollywood shareholders a position, or any information, with respect to an acquisition proposal by a third party to the extent required under applicable law (including Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act) or stock exchange regulation.

The Note Tender Offer. The merger agreement provides that, provided that the merger agreement has not been terminated in accordance with its provisions, Hollywood will commence a tender offer in respect of the $225 million aggregate principal amount of its outstanding 9.625% senior subordinated notes due 2011 as promptly as reasonably practicable after the date of the merger agreement, but in no event later than the mailing of this proxy statement. The aggregate consideration payable to each holder of the senior subordinated notes pursuant to the tender offer shall be an amount in cash that Carso Holdings Corporation and Hollywood are advised by the nationally recognized investment banking firm managing such tender to be customary for tenders of this type (as market conditions exist as of the date of the merger agreement). The tender offer shall be made pursuant to an Offer to Purchase and Consent Solicitation Statement prepared by the Company in connection with the tender offer in form and substance reasonably satisfactory to Carso Holdings Corporation.

As part of the tender offer, Hollywood is required to solicit the consent of the holders of the senior subordinated notes to amend, eliminate or waive certain sections (as selected by Carso Holdings Corporation and reasonably acceptable to Hollywood) of the indenture governing the senior subordinated notes. Hollywood’s obligation to accept for payment and pay for the senior subordinated notes tendered pursuant to the tender offer will be subject to the conditions that (i) the aggregate principal amount of senior subordinated notes validly tendered and not withdrawn prior to the expiration of the tender offer constitutes at least a majority of the aggregate principal amount of senior subordinated notes outstanding at the expiration of the tender offer excluding, for purposes of such determination, any senior subordinated notes not considered outstanding for purposes of concurrence in any direction, waiver, amendment or consent, as provided in the first supplemental indenture to the indenture governing the senior subordinated notes in respect of the senior subordinated notes, (ii) Hollywood receives the consents from holders of senior subordinated notes of at least a majority of the aggregate principal amount of senior subordinated notes, (iii) the other conditions described under the caption “Terms of the Merger Agreement—Conditions to the Completion of the Merger” have been satisfied or waived, (iv) the simultaneous occurrence of the effective time of the merger and (v) such other conditions as are customary for transactions similar to the tender offer. Hollywood will not waive any of the conditions to the tender offer without the consent of Carso Holdings Corporation, which consent shall not be unreasonably withheld.

Covenants of Carso Holdings Corporation and Cosar Corporation

Carso Holdings Corporation and Cosar Corporation have certain obligations and responsibilities under the merger agreement, from the date thereof until the effective time of the merger, including, but not limited to, the following covenants.

Indemnification; Directors and Officers Insurance. The merger agreement provides that Carso Holdings Corporation will cause Hollywood, as the surviving corporation in the merger, to honor all of Hollywood’s obligations to indemnify and hold harmless the present and former officers and directors of Hollywood in respect of acts or omissions occurring at or prior to the effective time of the merger to the extent provided by provisions of Hollywood’s articles of incorporation and bylaws in effect on the date of the merger agreement (to the fullest extent permitted by applicable law) and has agreed not to amend (in a manner adverse to such present and former officers) the provisions relating to indemnification, exculpation or the liability of directors for at least six years after the effective time.

In respect of any matter for which a present or former director may be entitled to indemnification, subject to receipt by Hollywood of a writing that sets forth (i) that such person has a good faith belief that he or she is entitled to indemnification and (ii) an undertaking from such person to repay any amount advanced if it is ultimately determined that the person is not entitled to indemnification, Hollywood has agreed to advance to such person all reasonable costs and expenses incurred by him or her within 20 days after receipt by Hollywood of a written request for such advance. Hollywood has agreed not to require any security for any such undertaking.

For a period of six years after the effective time, the merger agreement further provides that Carso Holdings Corporation will cause Hollywood, as the surviving corporation in the merger, to maintain the current policies of officers and directors liability insurance maintained by Hollywood, referred to as the “current policies” in this proxy statement (provided that Hollywood may substitute therefore policies with reputable and financially sound carriers of at least the same coverage and amount containing terms and conditions that are no less favorable, referred to as the “replacement policies” in this proxy statement), in respect of acts or omissions occurring prior to the effective time covering each such person currently covered by such current policies.

Hollywood is not required to expend, per annum, in excess of 200% of the annual premium currently paid by Hollywood for such coverage (or such coverage as is available for 200% of such annual premium). If the annual premium required to provide the foregoing insurance exceeds 200% of the annual premium currently paid by Hollywood, which Hollywood represents and warrants in the merger agreement is equal to $1.2 million per year, Hollywood shall provide as much of such insurance as can be purchased for such premium, and, any present or former officer or director, upon reasonable written notice thereof from the surviving corporation, who desires to be covered by the current policies may so elect and shall be covered by the current policies so long as such former offer or director pays the portion of the premium for such current policies in excess of the amount which Hollywood is obligated to pay pursuant to the merger agreement. Alternatively, with the consent of Carso

Holdings Corporation, which consent shall not be unreasonably withheld, Hollywood may purchase “tail” insurance coverage covering a period of six years after the effective time, at a cost no greater than that set forth above, that provides coverage identical in all material respects to the coverage described above. The insurance purchased pursuant to the merger agreement is required to be prepaid at the effective time and will be non-cancelable.

If the surviving corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each case, to the extent reasonably necessary, proper provision shall be made so that the successors and assigns of Hollywood will assume the indemnification and insurance obligations described above.

Repayment of Debt. The merger agreement provides that Carso Holdings Corporation or Cosar Corporation will take any and all necessary action to provide the funds to, or to cause the funds to be provided to, Hollywood to enable Hollywood to consummate the tender offer for the senior subordinated notes at the effective time of the merger if the conditions to the merger and the tender offer have been satisfied or waived.

“Staple” Financing. The merger agreement provides that if, having complied with its obligations under the merger agreement relating to acquisition proposals, Hollywood receives an unsolicited acquisition proposal prior to obtaining the approval of a majority of the holders of Hollywood common stock, and our Board of Directors or the Special Committee determines, after consultation with outside legal counsel and a financial advisor of nationally recognized reputation, that such acquisition proposal constitutes or could reasonably be expected to lead to a superior proposal, Carso Holdings Corporation and Cosar Corporation will permit UBS Securities LLC (a) to enter into discussions and/or negotiations with the person or entity making such acquisition proposal with respect to UBS Securities LLC providing financing to such person or entity on substantially similar terms as the terms available to Carso Holdings Corporation or Cosar Corporation (i.e., on a “staple” basis) for such acquisition proposal and (b) to provide financing commitment letters and related financing to any person or entity, on substantially similar terms as the terms available to Carso Holdings Corporation or Cosar Corporation, who has made an acquisition proposal which constitutes or could be reasonably be expected to lead to a superior proposal.

Substitute Financing. The merger agreement provides that if funds in the amounts set forth in the financing commitment letters provided to us in connection with the execution of the merger agreement, or any portion thereof, become unavailable to Cosar Corporation on the terms and conditions set forth therein, then Carso Holdings Corporation and Cosar Corporation shall use their commercially reasonable efforts to obtain substitute financing on terms and conditions reasonably satisfactory to Carso Holdings Corporation and Cosar Corporation.

Covenants of All Parties

Hollywood, Carso Holdings Corporation and Cosar Corporation have certain additional obligations and responsibilities under the merger agreement, from the date thereof until the effective time of the merger, including, but not limited to the following covenants.

Efforts and Assistance; Antitrust Matters. The merger agreement provides that Hollywood, Carso Holdings Corporation and Cosar Corporation will cooperate to determine whether any action or filing with any governmental entity is required or whether any actions, consents, approvals or waivers are required to be obtained from parties to any of our material contracts in connection with the completion of the merger. Each of the parties also agreed to, among other things, do the following:

•

use their commercially reasonable best efforts to take, or cause to be taken, all actions, to file, or caused to be filed, all documents and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by the merger agreement and the ancillary agreements as promptly as practicable, including, without limitation, obtaining all necessary consents, waivers, approvals, authorizations, permits or orders from all governmental entities or other third parties, and to refrain from taking, directly or indirectly, any action which would impair such party’s ability to consummate the merger and the other transactions contemplated by the merger agreement and the ancillary agreements;

•	take all reasonable actions necessary to file as soon as practicable notifications under the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended, or other similar applicable laws, and respond as promptly as practicable to all inquiries and requests received in connection with antitrust matters related to the transactions contemplated by the merger agreement or the other transactions contemplated by the merger agreement and the ancillary agreements; and

•	furnish, review and consult with each other concerning the information required in any filing or written materials to be submitted to any governmental entity or third party.

Shareholder Meeting/Proxy Statement and Schedule 13E-3. We must call and use our reasonable best efforts to hold a meeting of shareholders to adopt the merger agreement as soon as practicable after this proxy statement is cleared by the SEC. Each of the parties to the merger agreement must use its reasonable best efforts to take any actions required under state or federal securities laws in connection with the merger and the other transactions contemplated by the merger agreement and the ancillary agreements. The merger agreement also provides that we will prepare, and file with the Securities and Exchange Commission, as promptly as practicable, this proxy statement and the Schedule 13E-3 in connection with the merger and each of Carso Holdings Corporation and Cosar Corporation has agreed to provide us with any information to be included in the proxy statement and the Schedule 13E-3 that may be required under applicable law or that is reasonably requested by Hollywood.

Disposition of Litigation. The merger agreement provides that Hollywood will consult with Carso Holdings Corporation and Cosar Corporation with respect to any action by any third party to restrain or prohibit or otherwise oppose the merger or the other transactions contemplated by the merger agreement or the ancillary agreements and, subject to certain exceptions, will use reasonable best efforts to resist any such effort to restrain or prohibit or otherwise oppose the merger or the other transactions contemplated by the merger agreement or the ancillary agreements. Cosar Corporation may participate in (but not control) the defense of any shareholder litigation against Hollywood and its directors relating to the transactions contemplated by the merger agreement at Cosar Corporation’s sole cost and expense.

In addition, the merger agreement provides that Hollywood will not voluntarily cooperate with any third party which has sought or may hereafter seek to restrain or prohibit or otherwise oppose the merger or the other transactions contemplated by the merger agreement and the ancillary agreements, other than extending professional courtesies to such third party, and will cooperate with Cosar Corporation to resist any such effort to restrain or prohibit or otherwise oppose the merger or the other transactions contemplated by the merger agreement and the ancillary agreements.

Public Announcements. The merger agreement provides, among other things, that Hollywood and Carso Holdings Corporation consult with and obtain each other’s consent before issuing any press release or making any public statement with respect to the merger, except as may be otherwise required by law or any listing agreement with any national securities exchange.

Amendment, Extension and Waiver. The parties in writing may amend the merger agreement or waive compliance of any provisions of the merger agreement at any time before the completion of the merger, which must be signed by Hollywood, Carso Holdings Corporation in the case of an amendment; or, signed by the party against whom the waiver is to be effective in the case of a waiver. At any time before the completion of the merger, each of the parties to the merger agreement may extend the other’s time for the performance of any of the obligations or other acts under the merger agreement or waive any inaccuracies in the other’s representations and warranties contained in the merger agreement or in any document required to be delivered under the merger agreement.

Conditions to the Completion of the Merger

The respective obligations of each party to effect the merger are subject to the satisfaction, on or prior to the effective time of the merger, of the following conditions:

•	approval of the merger agreement by our shareholders holding a majority of Hollywood common stock;

•	any applicable waiting period or required approval under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or any other similar applicable law required prior to the completion of the merger, in connection with the merger or the other transactions contemplated by the merger agreement, must have expired or been earlier terminated or received; and

•	no governmental entity of competent authority or jurisdiction having issued any law or taken any other action then in effect, which restrains, enjoins or otherwise prohibits or makes illegal the consummation of the merger; provided that the parties must have used their respective reasonable best efforts to have any such law or legal restraint vacated.

The obligations of Hollywood to effect the merger are further subject to the satisfaction, on or prior to the effective time of the merger, of the following additional conditions:

•	Carso Holdings Corporation and Cosar Corporation shall have performed in all material respects all of their obligations under the merger agreement required to be performed by them at or prior to the effective time of the merger;

•	the representations and warranties of Carso Holdings Corporation and Cosar Corporation contained in the merger agreement that are qualified by reference to materiality or a material adverse effect on Carso Holdings Corporation shall be true and correct when made and at and as of the effective time of the merger, as if made at and as of such time (provided that representations made as of a specific date shall be required to be true and correct as of such date only);

•	the representations and warranties of Carso Holdings Corporation and Cosar Corporation relating to corporate existence and power, corporate authorization, financing and finder’s fees that are not qualified by material adverse effect on Carso Holdings Corporation shall have been true and correct in all respects when made and at and as of the effective time of the merger, as if made as of such time (provided that representations made as of a specific date shall be required to be true and correct as of such date only);

•	all other representations and warranties of Carso Holdings Corporation and Cosar Corporation shall be true and correct when made and at and as of the effective time as if made at and as of such time (provided that representations made as of a specific date shall be required to be true and correct as of such date only), except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, does not have, and is not reasonably likely to have, a material adverse effect on Carso Holdings Corporation;

•	Carso Holdings Corporation must have obtained or made all consents, approvals, actions, orders, authorizations, registrations, declarations, announcements and filings required pursuant to the merger agreement unless Carso Holdings Corporation’s failure to obtain them is due to a willful breach by Hollywood of any of its material covenants of the merger agreement; and

•	since the date of the merger agreement, there has not occurred any change, event, occurrence, development or circumstance which, individually or in the aggregate, constitutes or could reasonably be expected to result in, a material adverse effect on Carso Holdings Corporation.

The obligations of Carso Holdings Corporation and Cosar Corporation to effect the merger are further subject to the satisfaction, or prior to the effective time of the merger, of the following additional conditions:

•	Hollywood shall have performed in all material respects all of its obligations under the merger agreement required to be performed by it at or prior to the effective time of the merger;

•	the representations and warranties of Hollywood contained in the merger agreement that are qualified by reference to materiality or a material adverse effect on Hollywood shall be true and correct when made and at and as of the effective time of the merger, as if made at and as of such time (provided that representations made as of a specific date shall be required to be true and correct as of such date only);

•	the representations and warranties of Hollywood relating to the corporate existence and power, corporate authorization, capitalization, Hollywood’s subsidiaries and finder’s fees and opinion of Lazard that are not qualified by material adverse effect on Hollywood shall have been true and correct in all respects, with certain exceptions, when made and at and as of the effective time of the merger, as if made at and as of such time (provided that representations made as of a specific date shall be required to be true and correct as of such date only);

•	all other representations and warranties of Hollywood shall have been true and correct when made and at and as of the effective time of the merger, as if made at and as of such time (provided that representations made as of a specific date shall be required to be true and correct as of such date only), except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, does not have, and is not reasonably likely to have, a material adverse effect on Hollywood;

•	there must not be pending any action or proceeding by any governmental entity or by any other person or entity before any court or governmental entity that has a reasonable probability of success seeking to (i) make illegal or to restrain or prohibit the consummation of the merger or the other transactions contemplated by the merger agreement or by the ancillary agreements or seeking to obtain material damages, (ii) restrain or prohibit Carso Holdings Corporation’s (including its affiliates) ownership or operation of all or any material portion of the business or assets of Hollywood or any of its subsidiaries, or to compel Carso Holdings Corporation or any of its affiliates to dispose of or hold separate all or any material portion of the business or assets of Hollywood or its subsidiaries, or (iii) impose or confirm material limitations on the ability of Hollywood or any of its affiliates to effectively control the business or operations of Hollywood or any of its subsidiaries or effectively to exercise full rights of ownership of shares of Hollywood common stock;

•	since the date of the merger agreement, there must not have occurred any change, event, occurrence, development or circumstance which, individually or in the aggregate, constitutes or could reasonably be expected to result in, a material adverse effect on Hollywood;

•	the employment agreement between Cosar Corporation and Mr. Wattles must be in full force and effect and Mr. Wattles shall be ready, willing and able, absent a default by Carso Holdings Corporation or Cosar Corporation of the employment agreement, to perform and provide his services in accordance with the terms and conditions of the employment agreement;

•	Mr. Wattles must have entered into and delivered to Carso Holdings Corporation the agreements contemplated by, and performed all actions required by him to consummate the transactions contemplated by, the contribution agreement;

•	the financings and related transactions contemplated by the UBS financing commitment letters provided to us in connection with the execution of the merger agreement (or by any substitute financing, if applicable), including the repayment by Hollywood of the indebtedness of Hollywood and its subsidiaries as contemplated therein, and the release of any related liens must have been consummated on terms reasonably acceptable to Cosar Corporation; and

•	immediately prior to the effective time of the merger, among other things, a majority of the outstanding principal amount of our senior subordinated notes must have been validly tendered and not withdrawn pursuant to the note tender offer and certain other undertakings with respect to the note tender offer must have been satisfied.

If any of these conditions are not satisfied or waived, the merger will not be completed even if our shareholders vote to approve the merger agreement.

As used herein, a material adverse effect on Hollywood means, subject to certain exceptions, any change, event, occurrence, state of facts or development which had or has a material adverse effect on (a) the business, assets, liabilities, condition (financial or otherwise) or results of operations of Hollywood or its subsidiaries, taken as a whole or (b) the ability of Hollywood to perform its obligations under the merger agreement or any of the ancillary agreements to which it is or will become a party. A material adverse effect on Carso Holdings Corporation means any change or effect that would prevent or materially impair the ability of Carso Holdings Corporation or Cosar Corporation to complete the merger and the other transactions contemplated by the merger agreement in a timely manner.

Termination

The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger by written notice, whether before or after approval of the merger agreement by shareholders holding a majority of Hollywood common stock (if, in the case of a termination by Hollywood, such termination is approved by the Special Committee) as provided in the merger agreement:

•	by mutual written agreement of Carso Holdings Corporation and Hollywood, in each case duly authorized by their respective board of directors;

•	by either Carso Holdings Corporation or Hollywood if:

•	the merger has not been consummated by October 15, 2004 (provided that the right to terminate the merger agreement under this circumstance will not be available to any party whose breach of any provision of the merger agreement has resulted in the failure of the merger to occur on or before such date);

•	there is any law that makes consummation of the merger illegal or otherwise prohibited or any ruling, judgment, injunction, order or decree of any governmental entity enjoining Hollywood or Cosar Corporation from consummating the merger is entered and such ruling, judgment, injunction, order or decree has become final and nonappealable and prior to that termination, the parties have used their reasonable best efforts to resist, resolve or lift, as applicable, the law, ruling, judgment, injunction, order or decree (provided that the right to terminate the merger agreement under this circumstance will not be available to any party whose breach of any provision of the merger agreement has resulted in the imposition of such ruling, judgment, injunction, order or decree or the failure of such ruling, judgment, injunction, order or decree to be resisted or lifted as applicable); or

•	at the special meeting our shareholders holding a majority of Hollywood common stock do not approve the merger agreement;

•	by Hollywood if:

•	Carso Holdings Corporation or Cosar Corporation has breached or failed to perform any representation, warranty, covenant or agreement which would cause Hollywood’s conditions to closing the merger not to be satisfied, and such condition shall either be incapable of being satisfied or is not cured within ten business days following written notice from Hollywood (provided that Hollywood is not then in material breach of the merger agreement); or

•	Hollywood has concurrently entered into a definitive agreement for a superior proposal in accordance with, and has otherwise complied with, the provisions of the merger agreement relating to acquisition proposals and concurrently with such termination has paid Carso Holdings Corporation a $26.5 million termination fee and reasonable out of pocket expenses and fees up to $3.0 million in accordance with the merger agreement;

•	by Carso Holdings Corporation if:

•	Hollywood has breached or failed to perform any representation, warranty, covenant or agreement which would cause Carso Holdings Corporation’s conditions to closing the merger not to be satisfied and such condition shall either be incapable of being satisfied or is not cured within ten business days following written notice from Carso Holdings Corporation (provided that neither Carso Holdings Corporation nor Cosar Corporation is then in material breach of the merger agreement);

•	Hollywood has breached any of its obligations under the merger agreement relating to acquisition proposals including those described under “—No Solicitation of Other Offers”;

•	Hollywood has breached its obligation to hold a special shareholders’ meeting and make the required filings with the Securities and Exchange Commission in respect of the special meeting and the merger, including those described under “—Covenants of All Parties—Shareholder Meeting/Proxy Statement and Schedule 13E-3”;

•	Hollywood’s Board of Directors has (a) withdrawn, modified, conditioned or qualified its recommendation that shareholders vote in favor of the merger agreement and the merger in a manner adverse to Carso Holdings Corporation or Cosar Corporation; (b) approved or recommended to our shareholders an acquisition proposal (other than by Carso Holdings Corporation, Cosar Corporation or their affiliates); (c) approved or recommended that our shareholders tender their shares of Hollywood common stock in any tender or exchange offer that is an acquisition proposal; or (d) approved a resolution or agreed to do any of the foregoing;

•	any person or group (other than Carso Holdings Corporation, Cosar Corporation or their affiliates) acquires beneficial ownership of a majority of the outstanding shares of Hollywood’s common stock; or

•	a third party acquisition (as defined below) shall have occurred.

Termination Fees

If the merger agreement is terminated prior to the effective time as a consequence of a failure or non-waiver of any of the conditions listed below, Hollywood must pay Carso Holdings Corporation an amount equal to all reasonable, documented, out of pocket expenses and fees (including reasonable attorneys fees) actually incurred by Carso Holdings Corporation and its affiliates on or prior to the termination of the merger agreement in connection with the transactions and agreements contemplated thereby. These reimbursements for fees and expenses cannot exceed $3.0 million. The obligation to reimburse for fees and expenses is triggered if the merger agreement is terminated because:

•	Hollywood has not satisfied the condition relating to the performance of its obligations under the merger agreement and to the truth and correctness of its representations and warranties;

•	there has occurred a change, event, occurrence, development or circumstance which, individually or in the aggregate, constitutes or could reasonably be expected to result in a material adverse effect on Hollywood;

•	at the special meeting our shareholders holding a majority of Hollywood common stock do not approve the merger agreement;

•	Hollywood has breached or failed to perform any representation, warranty, covenant or agreement which would either cause Carso Holdings Corporation’s conditions to closing the merger not to be satisfied and such condition shall either be incapable of being satisfied or is not cured within ten business days following written notice from Carso Holdings Corporation (provided that neither Carso Holdings Corporation nor Cosar Corporation is then in material breach of the merger agreement);

•

Hollywood has breached any of its obligations under the provisions of the merger agreement relating to acquisition proposals and the Board of Directors’ recommendation that shareholders vote in favor of the merger agreement and the merger, including those described under “—No Solicitation of Other Offers,” or our obligation to hold a special shareholders’ meeting and make the required filings with the

Securities and Exchange Commission in respect of the special meeting and the merger, including those described under “—Covenants of All Parties—Shareholder Meeting/Proxy Statement and Schedule 13E-3”;

•	Hollywood’s Board of Directors has (a) withdrawn, modified, conditioned or qualified its recommendation that shareholders vote in favor of the merger agreement and the merger in a manner adverse to Carso Holdings Corporation or Cosar Corporation; (b) approved or recommended to our shareholders an acquisition proposal; (c) approved or recommended that our shareholders tender their Hollywood shares in any tender or exchange offer that is an acquisition proposal; or (d) approved a resolution or agreed to do any of the foregoing;

•	any person or group (other than Carso Holdings Corporation, Cosar Corporation or their affiliates) acquires beneficial ownership of a majority of the outstanding shares of Hollywood’s common stock;

•	a third party acquisition shall have occurred; or

•	Hollywood has concurrently entered into a definitive agreement for a superior proposal in accordance with and has otherwise complied with the provisions of the merger agreement relating to acquisition proposals, including those described under “—No Solicitation of Other Offers.”

A “third party acquisition” means the completion by any person, including Mr. Wattles but excluding Carso Holdings Corporation, Cosar Corporation or any of their affiliates, of any transaction or series of transactions described in clauses (a) through (d) of the definition of “acquisition proposal” above.

In addition to any required payment of the reimbursement for fees and expenses described above, the merger agreement obligates Hollywood to pay to Carso Holdings Corporation a termination fee in cash in the amount of $26.5 million in the following situations:

•	If the merger agreement is terminated by Carso Holdings Corporation because:

•	Hollywood has breached (a) any of its obligations under the provisions of the merger agreement relating to acquisition proposals, including those described under “—No Solicitation of Other Offers,” other than immaterial or inadvertent breaches of Hollywood’s notification obligation, or (b) Hollywood’s obligation to hold a special shareholders’ meeting and make the required filings with the Securities and Exchange Commission in respect of the special meeting and the merger, including those described under “—Covenants of All Parties—Shareholder Meeting/Proxy Statement and Schedule 13E-3” other than breaches cured within five business days after notice from Carso Holdings Corporation;

•	our Board of Directors has (a) withdrawn, modified, conditioned or qualified its recommendation that our shareholders vote in favor of the merger agreement and the merger in a manner adverse to Carso Holdings Corporation or Cosar Corporation; (b) approved or recommended to our shareholders an acquisition proposal; (c) approved or recommended that our shareholders tender their Hollywood shares in any tender or exchange offer that is an acquisition proposal; or (d) approved a resolution or agreed to do any of the foregoing; or

•	any person or group (other than Carso Holdings Corporation, Cosar Corporation or their affiliates) has acquired beneficial ownership of a majority of the outstanding shares of Hollywood’s common stock;

then Hollywood is required immediately to pay the termination fee to Carso Holdings Corporation;

•	if:

•	the merger agreement is terminated by Carso Holdings Corporation because (a) shareholders holding a majority of Hollywood common stock do not approve the merger agreement, or (b) Hollywood has breached or failed to perform any representation, warranty, covenant or agreement which would cause certain conditions to Carso Holdings Corporation’s obligations to close the merger not to be satisfied and such condition is either incapable of being satisfied by October 15, 2004 or is not cured within ten business days following written notice from Carso Holdings Corporation (provided that neither Carso Holdings Corporation nor Cosar Corporation is then in material breach of the merger agreement); and

•	prior to such termination, (a) a third party acquisition occurs, or (b) any third party publicly makes, proposes, communicates or discloses an intention to make a bone fide acquisition proposal (or that acquisition proposal becomes publicly known) which, in the event of a termination pursuant to clause (b) of the previous bullet point, could reasonably be expected to lead to a superior proposal;

then Hollywood is required immediately to pay the termination fee to Carso Holdings Corporation;

•	if:

•	the merger agreement is terminated by Carso Holdings Corporation because (a) shareholders holding a majority of Hollywood common stock do not approve the merger agreement, or (b) Hollywood has breached or failed to perform any representation, warranty, covenant or agreement which would cause certain conditions to Carso Holdings Corporation’s obligations to close the merger not to be satisfied and such condition is either incapable of being satisfied by October 15, 2004 or is not cured within ten business days following written notice from Carso Holdings Corporation (provided that neither Carso Holdings Corporation nor Cosar Corporation is then in material breach of the merger agreement);

•	no termination fee has been paid by Hollywood to Carso Holdings Corporation; and

•	within twelve months following the termination of the merger agreement (i) Hollywood enters into a definitive agreement with respect to an acquisition proposal, or (ii) any third party acquisition occurs;

then Hollywood is required to pay the termination fee to Carso Holdings Corporation upon the first to occur of the events set forth in the immediately preceding bullet point; and

•	if:

•	the merger agreement is terminated by Carso Holdings Corporation or Hollywood because the merger has not occurred by October 15, 2004 (provided, that at the time of termination, Carso Holdings Corporation’s breach of any provision of the merger agreement was not the cause of the failure of the merger to occur before October 15, 2004, and provided further that (a) any waiting period or required approval under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or any other similar law required prior to the completion of the merger has been expired, terminated or received, (b) the financing and related transactions contemplated by the financing commitment letters have been consummated on terms reasonably acceptable to Cosar Corporation, and (c) a majority of the outstanding principal amount of the senior subordinated notes have been validly tendered and not withdrawn) and the reason for the failure to complete the merger is not the failure to satisfy the conditions to the obligations of Hollywood through no fault of Hollywood;

•	prior to the termination of the merger agreement, (a) a third party acquisition occurs, or (b) a third party publicly makes, proposes, communicates or discloses an intention to make a bone fide acquisition proposal, or the acquisition proposal becomes publicly known;

•	no termination fee has been paid by Hollywood to Carso Holdings Corporation; and

•	within twelve months following the termination, (a) Hollywood enters into definitive agreement with respect to an acquisition proposal, or (b) any third party acquisition occurs;

then Hollywood is required to pay the termination fee to Carso Holdings Corporation upon the first to occur of the events set forth in the immediately preceding bullet point.

For purposes of the foregoing discussion of the termination fee (except for the first bullet point) all references to 15% in the definition of acquisition proposal are deemed to be 20%.

Hollywood is not obligated to pay any termination fee or reimbursements for fees and expenses if Mr. Wattles dies or is disabled and the merger agreement is subsequently terminated by Carso Holdings Corporation due to the employment agreement not being in full force or Mr. Wattles not satisfying his obligations under the contribution agreement.

Terms of the Voting Agreement

The following summary of the voting agreement is qualified in its entirety by reference to the voting agreement, a copy of which is attached as Appendix C to this proxy statement and is incorporated herein by reference.

In connection with the merger agreement, Mr. Wattles has entered into a voting agreement with Carso Holdings Corporation. Pursuant to the voting agreement, Mr. Wattles has agreed, among other things, solely in his capacity as a shareholder of Hollywood and not when acting as a representative, officer or director of Hollywood, to:

•	vote his shares of Hollywood in favor of the merger agreement;

•	vote against any competing alternate transaction or any other transaction that would reasonably be expected to hinder, delay, impede or frustrate the transactions contemplated by the merger agreement;

•	not enter into any other agreement or grant any proxy or power of attorney with respect to the voting of his shares of Hollywood stock (and revoke any previously granted proxies);

•	not solicit, initiate or knowingly encourage any proposal that constitutes or could reasonably be expected to lead to, participate or engage in any discussions or negotiations regarding, or approve, endorse, recommend or vote for, any “acquisition proposal” (as described in “Terms of the Merger Agreement—No Solicitation of Other Offers”);

•	not disclose any non-public information related to Hollywood with respect to an acquisition proposal or issue any press release or public announcement with respect to the business or affairs of Hollywood, Carso Holdings Corporation, the merger agreement, the contribution agreement, the voting agreement and the transactions contemplated thereby, without Carso Holdings Corporation’s written consent;

•	not sell, transfer, pledge, encumber, assign or otherwise dispose of any Hollywood stock or any securities convertible into or exercisable or exchangeable for Hollywood stock during the term of the voting agreement; and

•	take all action necessary to prevent any creditors from exercising any rights they may have under any pledge of Hollywood stock.

However, if Hollywood is in compliance in all material respects with the merger agreement, including the provisions described under “Terms of the Merger Agreement—No Solicitation of Other Offers,” and Hollywood is engaged in discussions or negotiations with, or is providing information relating to Hollywood to, a person who has made a bona fide unsolicited acquisition proposal, then Mr. Wattles is permitted to participate or engage in discussions or negotiations with, or disclose or provide any information relating to Hollywood to, the person with which the Company is engaged in such discussions or negotiations.

The voting agreement will terminate upon the earliest of (a) the effective time of the merger; (b) the termination of the merger agreement (whether the merger agreement is terminated by Hollywood to accept a superior proposal or otherwise); or (c) written notice by Carso Holdings Corporation to Mr. Wattles of the termination of the voting agreement. Specific performance of the voting agreement may be enforced in any party fails to perform any of its obligations under the voting agreement.

Based upon 60,463,345 shares of Hollywood common stock outstanding on April 19, 2004, the shares subject to the voting agreement represented approximately 5% of the outstanding shares of common stock (11% including shares underlying stock options held by Mr. Wattles which are exercisable within 60 days of April 19, 2004).

Past Contacts, Transactions, Negotiations and Agreements

Transactions with Hollywood Executive Officers, Directors and their Affiliates

Effective January 25, 2001, our compensation committee unanimously approved a 3-year employment agreement between us and Mark J. Wattles, to serve as our chief executive officer and president. Pursuant to the agreement, Mr. Wattles received an annual salary of $975,000 and was granted three million shares of Hollywood common stock under our 1993 Stock Incentive Plan (with a market value of $3.28 million on the date of the grant) and an option to purchase three million shares of Hollywood common stock under our 2001 Stock Incentive Plan, which vested ratably over three years, at an exercise price of $1.09 per share, the closing price of a share of common stock on the grant date. The employment agreement expired pursuant to its terms in January 2004. Since January 2004, Mr. Wattles has been receiving an annual salary of $1.44 million.

Pursuant to rights granted in the January 2001 employment agreement, a company controlled by Mr. Wattles, Boards, Inc., has opened 20 Hollywood Video stores as a licensee of ours. These stores are operated by Boards, Inc. and are not included in the 1,920 stores operated by us. Mr. Wattles is the majority owner of Boards, Inc. The arrangement with Boards is governed by a License Agreement and a Product and Support Agreement. Under these arrangements, Boards, Inc. pays us an initial license fee of $25,000 per store and a royalty of 2% of gross sales and may purchase products and services from Hollywood at our cost. We have agreed to provide Boards, Inc. with products under our revenue sharing agreements with movie studios to the extent permissible under those agreements. We are obligated to use every effort to ensure that products under our revenue sharing agreements with movie studios are available to Boards, Inc. From July 2001 through December 31, 2003, Boards, Inc. has incurred license fees and royalties, and purchased product and services from us totaling $16.0 million, of which $14.5 million was paid in full as of December 31, 2003. Boards, Inc. is in compliance with the 30 day payment terms under the arrangement. The outstanding balance of $1.5 million due to Hollywood is related to current activity. In the twelve months ended December 31, 2003, Boards, Inc. incurred charges of $11.0 million and made $10.2 million in payments.

At December 31, 2001, F. Bruce Giesbrecht, then executive vice president of business development, was indebted to us in the amount of $590,000 in respect of loans that we made to him. Principal in the amount of $385,033, together with all accrued interest, was paid on November 5, 2002, leaving a principal balance in the amount of $204,967 that was paid, together with all accrued interest, on February 19, 2004.

Two relatives of Mr. Wattles and two relatives of Mr. Giesbrecht are employed by us. None of them is employed as an executive officer. Each of these persons was hired pursuant to our standard hiring practices, and none of them reports directly to Mr. Wattles or Mr. Giesbrecht. The annual compensation of these employees ranges from approximately $10,000 to $140,000 and each is compensated at a rate within the standard range for employees in the applicable category.

Management Services Agreement

In connection with the merger, we and our wholly owned subsidiary will enter into a management services agreement with Leonard Green & Partners. Under the management services agreement, Leonard Green & Partners will provide management, consulting and financial planning services on an ongoing basis to us and to our subsidiary, including, in connection with any major transactions that we may engage in. In consideration of these services, we and our subsidiary will initially pay Leonard Green & Partners an annual fee of $2.5 million.

In addition, if the merger is completed, we will pay Leonard Green & Partners a structuring fee in connection with the merger, as well as customary fees for services provided in connection with major transactions, and we will reimburse Leonard Green & Partners for its reasonable out-of-pocket expenses.

Transactions In Hollywood Common Stock

Purchases

None of Mark J. Wattles, Green Equity Investors, GEI Capital, Carso Holdings Corporation and Cosar Corporation have purchased any Hollywood common stock since April 22, 2002.

Recent Transactions

Except as disclosed in this proxy statement, none of Hollywood, Mark J. Wattles, Green Equity Investors, GEI Capital, Carso Holdings Corporation or Cosar Corporation has engaged in any transactions in Hollywood common stock within 60 days of the date of this proxy statement.

Selected Financial Data

The information presented below for, and as of the end of, each of the fiscal years in the five-year period ended December 31, 2003 is derived from, and should be read in conjunction with, the audited financial statements and other financial information contained in Hollywood’s Annual Report on Form 10-K for the year ended December 31, 2003, including the notes thereto, which is incorporated by reference in this proxy statement. The information presented below for, and as of, the end of the quarterly periods ended March 31, 2003 and March 31, 2004 is derived from, and should be read in conjunction with, the unaudited financial statements and other financial information contained in Hollywood’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2004, including the notes thereto, which is incorporated herein by reference. See “Where Shareholders Can Find More Information” on page 69. Except as otherwise noted, the information in the table below reflects, among other things, operating losses incurred by Reel.com in 1999 through June 12, 2000, when Hollywood discontinued this e-commerce operation.

	Quarter Ended March 31,		Year Ended December 31,
	2004	2003	2003	2002	2001	2000	1999
	(unaudited)
	(in thousands, except per share data)
Operating Results:
Revenue	$442,791	$417,592	$1,682,548	$1,490,066	$1,379,503	$1,296,237	$1,096,841

Income (loss) from operations	45,584	55,036	185,094	189,327	119,277	(436,321)	(2,513)

Interest expense, net	7,754	9,664	35,507	42,057	56,129	62,127	45,477

Income (loss) before cumulative effect of a change in accounting principle	22,698	19,578	82,272	241,845	100,416	(530,040)	(49,858)

Net income (loss)(1)	22,698	19,578	82,272	241,845	100,416	(530,040)	(51,302)

Net income (loss) per share before cumulative effect of a change in accounting principle:
Basic	$0.38	$0.33	$1.36	$4.23	$2.05	$(11.48)	$(1.09)
Diluted	0.36	0.31	1.28	3.88	1.90	(11.48)	(1.09)

Net income (loss) per share:
Basic	$0.38	$0.33	$1.36	$4.23	$2.05	$(11.48)	$(1.13)
Diluted	0.36	0.31	1.28	3.88	1.90	(11.48)	(1.13)

Balance Sheet Data:
Rental inventory, net	$263,835	$259,219	$268,748	$260,190	$191,016	$168,462	$339,912
Property and equipment, net	282,446	259,094	288,857	255,497	270,586	323,666	382,345
Total assets	957,280	958,549	997,457	1,146,376	718,544	665,114	1,053,291
Long-term obligations(2)	351,410	414,827	371,316	388,746	514,002	536,401	533,906
Shareholders’ equity (deficit)	348,281	278,886	325,829	257,149	(113,554)	(222,377)	304,529

(1)	We adopted Statement of Financial Accounting Standards No. 142 on January 1, 2002, and concurrently ceased to amortize goodwill recorded in connection with prior business combinations and our trade name rights. See Note 8 to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2003. Excluding amortization of these intangible assets would have reduced our net loss or increased our net income by $3.1 million, $29.9 million and $54.7 million, respectively, for the years ended December 31, 2001, 2000 and 1999.
(2)	Includes the current portion of long-term obligations. For the year ended December 31, 2002, excludes $203.9 million of our 10.625% senior subordinated notes that were called on December 18, 2002 and redeemed on January 17, 2003.

Hollywood’s ratio of earnings to fixed charges as of and for the year ended December 31, 2002 was 2.25 to 1, and for the year ended December 31, 2003 was 2.22 to 1. Hollywood’s ratio of earnings to fixed charges as of and for the quarter ended March 31, 2003 was 2.15 to 1, and for the quarter ended March 31, 2004 was 2.37 to 1. The book value per share of Hollywood common stock was $5.80 at March 31, 2004.

Considerations Relating to the Proposed Merger

Set forth below are various risks related to the proposed merger. The following is not intended to be an exhaustive list of the risks related to the merger and should be read in conjunction with the other information in this proxy statement. In addition, you should refer to the section entitled “Cautionary Statements” in Hollywood’s Quarterly Report on Form 10-Q, for the quarter ended March 31, 2004, which is incorporated into this proxy statement by reference, for risks related to Hollywood’s business.

Failure to complete the merger could negatively impact the market price of Hollywood common stock.

If the merger is not completed for any reason, Hollywood will be subject to a number of material risks, including:

•	the market price of our common stock may decline to the extent that the current market price of our shares reflects a market assumption that the merger will be completed;

•	costs related to the merger, such as legal and accounting fees and a portion of the investment banking fees and, in specified circumstances, termination and expense reimbursement fees, must be paid even if the merger is not completed and will be expensed in the fiscal period in which termination occurs;

•	benefits that Hollywood expects to realize from the merger would not be realized; and

•	the diversion of management attention from the day-to-day business of Hollywood, the scaling back of marketing and capital spending and the unavoidable disruption to its employees and its relationships with customers and suppliers, during the period before completion of the merger, may make it difficult for us to regain our financial and market position if the merger does not occur.

If the merger is terminated and our Board of Directors seeks another merger or business combination, shareholders cannot be certain that we will be able to find a partner willing to pay an equivalent or better price than the price to be paid in the merger.

Until the merger is completed or the merger agreement is terminated, Hollywood may not be able to enter into a merger or business combination with another party at a favorable price because of restrictions in the merger agreement.

Unless or until the merger agreement is terminated, subject to specified exceptions, Hollywood is restricted from entering into or soliciting, initiating or encouraging any inquiries or proposals that may lead to a proposal or offer for a merger, consolidation, business combination, sale of substantial assets, tender offer, sale of shares of capital stock or other similar transactions with any person or entity other than Carso Holdings Corporation. As a result of these restrictions, Hollywood may not be able to enter into an alternative transaction at a more favorable price, if at all, without incurring potentially significant liability to Carso Holdings Corporation.

Uncertainties associated with the merger may cause Hollywood to lose key personnel.

Our current and prospective employees may be uncertain about their future roles and relationships with Hollywood following the completion of the merger. This uncertainty may adversely affect our ability to attract and retain key management, sales, marketing and technical personnel.

Markets and Market Price

Shares of Hollywood common stock are listed and traded on Nasdaq under the symbol “HLYW”. The following table shows, for the periods indicated, the reported high and low sale prices per share on Nasdaq for Hollywood common stock.

	High	Low
Year Ended December 31, 2002
First Quarter	$17.70	$11.35
Second Quarter	$20.72	$17.08
Third Quarter	$20.15	$12.83
Fourth Quarter	$20.19	$14.30
Year Ended December 31, 2003
First Quarter	$16.26	$12.59
Second Quarter	$18.18	$15.75
Third Quarter	$18.65	$15.60
Fourth Quarter	$17.97	$12.35
Year Ending December 31, 2004
First Quarter	$14.11	$10.50
Second Quarter (through , 2004)

On             , 2004, the last trading day for which information was available prior to the date of the first mailing of this proxy statement, the high and low sale prices for Hollywood common stock as reported on Nasdaq were $             and $             per share, respectively, and the closing sale price on that date was $            . Shareholders should obtain a current market quotation for Hollywood common stock before making any decision with respect to the merger. On            , 2004, there were approximately              holders of record of Hollywood common stock.

Hollywood has never declared or paid cash dividends on its common stock and does not plan to pay any cash dividends in the foreseeable future. Loan covenants contained in Hollywood’s bank facilities and senior subordinated notes limit its ability to pay dividends on its common stock. In addition, under the merger agreement, Hollywood has agreed not to pay any cash dividends on its common stock before the closing of the merger.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information regarding the beneficial ownership as of February 29, 2004 of Hollywood common stock by (i) each of our executive officers, (ii) each of our directors and (iii) each person known by us to own beneficially more than five percent of the outstanding common stock. The address for each of our executive officers and directors (except Mr. Wattles, as set forth under “Participants” above) is 9275 S.W. Peyton Lane, Wilsonville, Oregon 97070. Except as otherwise noted, the persons listed below have sole investment and voting power with respect to the common stock owned by them.

Name	No. of Shares Beneficially Owned		Percentage of Shares(1)
Mark J. Wattles(2)	6,637,600	(3)	11.105%
James N. Cutler, Jr.	99,000	(3)	*
S. Douglas Glendenning	165,000	(3)(4)	*
William P. Zebe	118,604	(3)(5)	*
F. Bruce Giesbrecht	233,334	(3)	*
Timothy R. Price	20,000	(3)	*
Fidelity Management & Research Company 82 Devonshire Street Boston, MA 02109	6,802,580	(6)	11.381%

(1)	Percentages in the table are calculated based on 59,772,711 shares of Common Stock outstanding on February 29, 2004.
(2)	For additional information, see “Past Contacts, Transactions, Negotiations and Agreements.”
(3)	Includes the following shares that may be acquired within 60 days after December 31, 2003 pursuant to the exercise of options: Mr. Wattles, 3,500,000 shares; Mr. Cutler, 99,000 shares; Mr. Glendenning, 55,000 shares; Mr. Zebe, 95,000 shares; Mr. Giesbrecht, 233,334 shares; Mr. Price, 20,000 shares.
(4)	Includes 17,784 shares owned by trusts for his children.
(5)	Includes 1,493 shares held in the individual retirement account of his wife and 1,653 shares owned by trusts for his children.
(6)	Based on a Schedule 13G dated February 16, 2004, Fidelity Management & Research Company, reported sole voting and disposition power with respect to all shares beneficially owned.

Independent Accountants

The financial statements as of December 31, 2003 and 2002 and for each of the three years in the period ended December 31, 2003, incorporated by in this proxy statement, have been audited by PricewaterhouseCoopers LLP, independent accountants, as stated in the report incorporated by reference in this proxy statement.

Future Shareholder Proposals

If the merger is completed, there will be no public participation in any future meetings of shareholders of Hollywood. If the merger is not completed, however, Hollywood shareholders will continue to be entitled to attend and participate in Hollywood shareholders’ meetings. If the merger is not completed, Hollywood will inform its shareholders, by press release or other means determined reasonable by Hollywood, of the date by which shareholder proposals must be received by Hollywood for inclusion in the proxy materials relating to the annual meeting, which proposals must comply with the rules and regulations of the Commission then in effect.

Where Shareholders Can Find More Information

Hollywood files annual, quarterly and special reports, proxy statements and other information with the SEC. In addition, because the merger is a “going private” transaction, Hollywood, Carso Holdings Corporation and others have filed a Transaction Statement on Schedule 13E-3 with respect to the merger. The Schedule 13E-3, the exhibits to the Schedule 13E-3 and these reports, proxy statements and other information contain additional information about Hollywood and will be made available for inspection and copying at Hollywood’s executive offices during regular business hours by any Hollywood shareholder or a representative of a shareholder as so designated in writing.

Hollywood shareholders may read and copy the Schedule 13E-3 and any reports, statements or other information filed by Hollywood at the SEC public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Hollywood’s filings with the SEC are also available to the public from commercial document retrieval services and at the website maintained by the SEC located at: “http://www.sec.gov.”

The SEC allows Hollywood to “incorporate by reference” information into this proxy statement. This means that Hollywood can disclose important information by referring to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement. This proxy statement and the information that Hollywood files later with the SEC may update and supersede the information incorporated by reference. Similarly, the information that Hollywood later files with the SEC may update and supersede the information in this proxy statement. Hollywood incorporates by reference each document it files under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial filing of this proxy statement and before the special meeting. Hollywood also incorporates by reference into this proxy statement the following documents filed by it with the SEC under the Exchange Act:

•	Hollywood’s Annual Report on Form 10-K for the year ended December 31, 2003;

•	Hollywood’s amended Annual Report on Form 10-K/A for the year end December 31, 2003;

•	Hollywood’s Current Reports on Form 8-K filed with the SEC on March 29, 2004 and April 2, 2004; and

•	Hollywood’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2004.

Hollywood undertakes to provide without charge to each person to whom a copy of this proxy statement has been delivered, upon request, by first class mail or other equally prompt means, within one business day of receipt of such request, a copy of any or all of the documents incorporated by reference into this proxy statement, other than the exhibits to these documents, unless the exhibits are specifically incorporated by reference into the information that this proxy statement incorporates. Requests for copies should be directed to Hollywood Entertainment Corporation, 9275 SW Peyton Lane, Wilsonville, Oregon 97070, Attention: Investor Relations (telephone number: (503) 570-1950).

Document requests from Hollywood should be made by             , 2004 in order to receive them before the special meeting.

The proxy statement does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any offer or solicitation in that jurisdiction. The delivery of this proxy statement should not create an implication that there has been no change in the affairs of Hollywood since the date of this proxy statement or that the information herein is correct as of any later date.

Shareholders should not rely on information other than that contained or incorporated by reference in this proxy statement. Hollywood has not authorized anyone to provide information that is different from that contained in this proxy statement. This proxy statement is dated             , 2004. No assumption should be made that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement will not create any implication to the contrary.

APPENDIX A

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

by and among

HOLLYWOOD ENTERTAINMENT CORPORATION,

and

CARSO HOLDINGS CORPORATION

and

COSAR CORPORATION

Dated as of March 28, 2004

i

ii

Exhibit A—Form of Voting Agreement

Exhibit B—Form of Option Exchange and Contribution Agreement

Exhibit C—Form of Mark J. Wattles Employment Agreement

Exhibit D—Articles of Incorporation of the Surviving Corporation

Exhibit E—Form of Consent Agreement with Senior Management

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of this 28th day of March 2004, by and among Hollywood Entertainment Corporation, an Oregon corporation (the “Company”), Carso Holdings Corporation, a Delaware corporation (“Parent”), and Cosar Corporation, an Oregon corporation (“Acquiror”) wholly owned by Parent.

WHEREAS, it is the intention of the parties that Acquiror shall merge with and into the Company (the “Merger”) with the Company being the surviving corporation and a wholly owned subsidiary of Parent;

WHEREAS, the Special Committee of the Board of Directors (the “Special Committee”) and the Board of Directors of the Company, consisting of a majority of directors who have no direct or indirect interest in the transactions contemplated by this Agreement, other than ownership of Company Shares (as defined below) and Company Options (as defined below), have determined, by the unanimous vote of all of the directors voting on the matter, that it is fair to and in the best interests of the Company and the holders of the Company’s common stock (the “Company Shares”), to enter into this Agreement and to consummate the Merger upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Oregon Business Corporation Act (the “OBCA”);

WHEREAS, the Special Committee of the Board of Directors and the Board of Directors of the Company, by resolutions unanimously adopted by all of the directors voting on the matter, have (i) approved and declared advisable this Agreement and the Merger and the other transactions contemplated hereby, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the OBCA; (ii) resolved that this Agreement be submitted for a vote at a meeting of Company Shareholders and (iii) resolved to recommend that the holders of Company Shares approve this Agreement;

WHEREAS, the Board of Directors of Acquiror has unanimously (i) determined that the Merger is fair to and in the best interests of Acquiror and its shareholders, (ii) adopted resolutions approving and declaring advisable this Agreement and the Merger and the other transactions contemplated hereby, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the OBCA and (iii) resolved to recommend that the holders of Acquiror Common Shares (as defined below) approve this Agreement;

WHEREAS, Parent, as the sole stockholder of Acquiror, has adopted and approved this Agreement and approved the transactions contemplated hereby;

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition to the willingness of Parent and Acquiror to enter into this Agreement, Mark J. Wattles, as a holder of Company Shares (the “Principal Shareholder”), is entering into a voting agreement with Parent in the form attached hereto as Exhibit A (the “Voting Agreement”), pursuant to which, among other things, the Principal Shareholder will agree to vote all of his Equity Interests (as defined below) in the Company in favor of adopting and approving this Agreement; and

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition to the willingness of Parent and Acquiror to enter into this Agreement, Mark J. Wattles is entering into an Option Exchange, Contribution and Subscription Agreement with Parent substantially in the form attached hereto as Exhibit B (the “Option Exchange and Contribution Agreement”), pursuant to which, among other things, Mr. Wattles will exchange his Company Shares for Parent Common Shares (as defined below) and Parent Junior Preferred Shares (as defined below) and exchange a portion of his Company Options for options to acquire Parent Junior Preferred Shares, in each case, immediately prior to the Effective Time.

NOW, THEREFORE, in consideration of the premises and promises contained herein, and intending to be legally bound, the parties hereto agree as set forth below.

ARTICLE I

DEFINITIONS

1.1. Definitions.

As used herein, the following terms have the meanings set forth below:

“Acquiror” has the meaning specified in the recitals to this Agreement.

“Acquiror Common Shares” means the common stock, par value $0.0001 per share, of Acquiror.

“Acquiror Disclosure Schedule” has the meaning specified in the preamble to Article V.

“Acquiror Material Adverse Effect” means any change or effect that would prevent or materially impair the ability of Parent or Acquiror to consummate the Merger and the other transactions contemplated hereby in a timely manner.

“Acquisition Proposal” means any inquiry, offer or proposal from any Person (whether or not in writing) (other than an offer or proposal by or on behalf of Parent, Acquiror, LGP or any Affiliate of LGP, including the Merger and the transactions contemplated hereby) relating to, or that could reasonably be expected to lead to: (a) a transaction pursuant to which any Person or group of Persons acquires or would acquire Beneficial Ownership of more than fifteen percent (15%) of the outstanding voting power of the Company, whether from the Company or pursuant to a tender offer, exchange offer or otherwise, (b) a merger, consolidation, business combination, reorganization, share exchange, sale of substantially all assets, recapitalization, liquidation, dissolution or similar transaction which would result in a Third Party acquiring fifteen percent (15%) or more of the fair market value of the assets of the Company and its Subsidiaries, taken as a whole, (c) any transaction which would result in a Third Party acquiring fifteen percent (15%) or more of the fair market value of the assets (including, without limitation, the capital stock of Subsidiaries) of the Company and its Subsidiaries, taken as a whole, immediately prior to such transaction (whether by purchase of assets, acquisition of stock of a Subsidiary or otherwise), or (d) any combination of the foregoing.

“Affiliate” means, with respect to any Person, any other Person, directly or indirectly, controlling, controlled by, or under common control with, such Person. For purposes of this definition, the term “control” (including the correlative terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning specified in the preamble to this Agreement.

“Ancillary Agreements” means the Option Exchange and Contribution Agreement, the Voting Agreement and the Employment Agreement.

“Articles of Incorporation” means the Restated Articles of Incorporation of the Company, as amended.

“Articles of Merger” has the meaning specified in Section 2.1(b).

“Audited Financial Statements” has the meaning specified in Section 4.8(a).

“Balance Sheet Date” means December 31, 2003.

2

“Bank Commitment Letter” has the meaning specified in Section 5.6.

“Beneficial Ownership” shall have the meaning provided therefor under Section 13(d) of the Exchange Act and the rules and regulations promulgated under such Section.

“Business Day” means any day, other than a Saturday, Sunday or one on which banks are authorized by Law to be closed in New York, New York or Portland, Oregon.

“By-laws” means the 1999 Restated By-laws of the Company.

“Certificate” has the meaning specified in Section 3.3.

“Change of Control Plan” means the Company’s Change of Control Plan for Senior Management, dated as of February 3, 2001.

“Closing” has the meaning specified in Section 2.1(d).

“Closing Date” has the meaning specified in Section 2.1(d).

“Code” means the U.S. Internal Revenue Code of 1986, as amended, together with the rules and regulations promulgated thereunder.

“Company” has the meaning specified in the preamble to this Agreement.

“Company Balance Sheet” means the Company’s consolidated balance sheet included in the Company’s Annual Report on Form 10-K relating to its fiscal year ended on December 31, 2003.

“Company Contract” means any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, contract, commitment, arrangement, Permit, concession, franchise, limited liability or partnership agreement, or other instrument to which the Company or any of its Subsidiaries is a party, or by which they or any of their respective properties, assets or business activities may be bound.

“Company Disclosure Schedule” has the meaning specified in the preamble to Article IV.

“Company Employee Plans” has the meaning assigned in Section 4.13(a).

“Company Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development which had or has a material adverse effect on (a) the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole, or (b) the ability of the Company to perform its obligations under this Agreement or any of the Ancillary Agreements to which it is or will become a party. In no event, however, shall any of the following, in and of itself, constitute a Company Material Adverse Effect: (i) any change in the trading price of the Company Shares between the date hereof and the Effective Time (it being understood that any fact or development giving rise to or contributing to such change in the trading price of the Company Shares may be the cause of a Company Material Adverse Effect); (ii) any changes, effects, events, occurrences, states of facts or developments resulting from any change in law or generally accepted accounting principles that affect generally entities such as the Company; (iii) any effect resulting from compliance by the Company with the terms of this Agreement; (iv) the effect of any change that is generally applicable to the United States economy or securities markets or the world economy or international securities markets (it being understood that any fact or development giving rise to or contributing to the state of such economy or markets may be the cause of a Company Material Adverse Effect), (v) the effect of any change arising in connection with earthquakes or acts of war, sabotage or terrorism (it being understood that any such earthquake or acts of war, sabotage or terrorism may be the cause of a Company Material Adverse Effect), or (vi) any other effect of the public announcement of this Agreement, the transactions contemplated hereby or the consummation of such transactions.

3

“Company Options” means any options to purchase Company Shares granted pursuant to the Company Option Plans.

“Company Option Plans” means the Company’s 1993 Stock Incentive Plan, as amended, the Company’s 1997 Employee Nonqualified Stock Option Plan, as amended and the Company’s 2001 Stock Incentive Plan.

“Company Preferred Stock” has the meaning specified in Section 4.5(a).

“Company Proxy Statement” has the meaning specified in Section 8.2(c).

“Company Recommendation” has the meaning specified in Section 6.2(c).

“Company Returns” has the meaning specified in Section 4.12.

“Company SEC Documents” means each form, registration statement (in the form declared effective by the SEC), prospectus, report, schedule, definitive proxy statement or other document filed or otherwise furnished by the Company or any of its Subsidiaries with or to the SEC since January 1, 2000 pursuant to the Securities Act or the Exchange Act, in each case including all exhibits, appendices and attachments thereto, whether filed or otherwise furnished therewith or incorporated by reference therein.

“Company Securities” has the meaning specified in Section 4.5(b).

“Company Shares” has the meaning specified in the recitals to this Agreement.

“Company Shareholders” or “Shareholders” means the holders of Company Shares.

“Company Shareholder Approval” has the meaning specified in Section 4.2(a).

“Company Shareholder Meeting” has the meaning specified in Section 8.2(b).

“Company Subsidiary” means a Subsidiary of the Company.

“Confidentiality Agreement” has the meaning specified in Section 8.4(a).

“Contributing Holders” means Mark J. Wattles and any other holder of Company Shares or Company Options who enters into an agreement with Parent prior to the Effective Time providing for such holder to acquire shares of capital stock, or options to acquire shares of capital stock, of Parent immediately prior to the Effective Time.

“Current Policies” has the meaning specified in Section 7.1(a).

“Default” has the meaning specified in Section 4.18(c).

“Effective Time” has the meaning specified in Section 2.1(b).

“Employment Agreement” means the employment and non-competition agreement, dated the date hereof, by and between the Acquiror and Mark J. Wattles substantially in the form attached hereto as Exhibit C.

“End Date” has the meaning specified in Section 10.1(b)(i).

“Environmental Laws” has the meaning specified in Section 4.14(d).

“Equity Commitment Letter” has the meaning specified in Section 5.6.

4

“Equity Interest” means with respect to any Person, any and all shares, interests, participations, rights in, or other equivalents (however designated and whether voting or non-voting) of, such Person’s capital stock or other equity interests (including, without limitation, partnership or membership interests in a partnership or limited liability company or any other interest or participation that confers on a Person the right to receive a share of the profits and losses, or distributions of assets, of the issuing Person) whether outstanding on the date hereof or issued after the date hereof.

“ERISA” has the meaning specified in Section 4.13(a).

“ERISA Affiliate” has the meaning specified in Section 4.13(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agent” has the meaning specified in Section 3.4(a).

“Exchange Fund” has the meaning specified in Section 3.4(a).

“Financing” has the meaning specified in Section 5.6.

“Financing Letters” has the meaning specified in Section 5.6.

“First Supplemental Indenture” shall mean the first supplemental indenture relating to the Senior Subordinated Notes, dated as of December 18, 2002, among the Company, Hollywood Management Company and BNY Western Bank, as trustee.

“GAAP” means United States generally accepted accounting principles, applied on a consistent basis.

“Governmental Entity” means any supranational, federal, state, local or foreign government, court, administrative agency or commission or other governmental or regulatory authority or instrumentality.

“Hollywood Management Company” means Hollywood Management Company, an Oregon corporation and a wholly owned Subsidiary of the Company.

“HSR Act” has the meaning specified in Section 4.3.

“Insurance Policies” has the meaning specified in Section 4.25.

“Intellectual Property” means (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all provisionals, reissuances, continuations, continuations-in-part, divisions, revisions, extensions, and reexaminations thereof, (ii) all trademarks, service marks, trade dress, logos, brand names, trade names, domain names and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (iii) all copyrightable works, all copyrights, any and all website content, and all applications, registrations, and renewals in connection therewith, (iv) all mask works and all applications, registrations, and renewals in connection therewith, (v) all trade secrets and confidential business information (including research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, research records, records of inventions, test information, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (vi) all source code and object code versions of computer software (including data and related documentation), (vii) all moral rights, (viii) all other proprietary rights, and (ix) all copies and

5

tangible embodiments thereof (in whatever form or medium), any rights in or licenses of any of the foregoing, and any claims or causes of actions (pending or filed) arising out of or related to any infringement or misappropriation of any of the foregoing.

“Knowledge” as used in this Agreement, knowledge shall refer to the actual knowledge, after due inquiry, of each of the Persons listed on Annex 1.1.

“Law” means any supranational, federal, state, local, or foreign law, rule, regulation, judgment, code, ruling, statute, order, decree, injunction, ordinance or other legal requirement (including any arbitral decision or award).

“Leases” has the meaning specified in Section 4.20.

“LGP” has the meaning specified in Section 5.6.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind; provided, however, that the term “Lien” shall not include (a) liens for utilities and current Taxes not yet due and payable, (b) mechanics’, carriers’, workers’, repairers’, materialmen’s, warehousemen’s and other similar liens arising or incurred in the ordinary course of business relating to claims not yet due or payable or (c) liens for Taxes (not to exceed $500,000 in the aggregate) being contested in good faith.

“Material Contract” and “Material Contracts” have the meanings specified in Section 4.18(a).

“Merger” has the meaning specified in the recitals to this Agreement.

“Merger Consideration” has the meaning specified in Section 3.3.

“Merger Funds” has the meaning specified in Section 5.6.

“Minimum Notes Condition” has the meaning specified in Section 6.3(b).

“Noteholders” has the meaning specified in Section 6.3(c).

“Notes Consents” has the meaning specified in Section 6.3(b)

“Notes Offer to Purchase” has the meaning specified in Section 6.3(a).

“Notes Tender Offer” has the meaning specified in Section 6.3(a).

“Notes Tender Offer Documents” has the meaning specified in Section 6.3(c).

“Notes Tender Price” has the meaning specified in Section 6.3(a).

“Notice of Superior Proposal” has the meaning specified in Section 6.2(b).

“OBCA” has the meaning specified in the recitals to this Agreement.

“Option Exchange and Contribution Agreement” has the meaning specified in the recitals to this Agreement.

“Parent” has the meaning specified in the preamble to this Agreement.

“Parent Common Shares” means the common stock, par value $0.01 per share, of Parent.

6

“Parent Expense Reimbursement Amount” means all reasonable, documented, out of pocket expenses and fees (including reasonable attorneys fees) actually incurred by Parent and its Affiliates on or prior to the termination of this Agreement in connection with the transactions contemplated by this Agreement and the Ancillary Agreements; provided that this amount shall not be greater than $3,000,000.

“Parent Junior Preferred Shares” means the 10% junior cumulative preferred stock, par value $0.01 per share, original liquidation preference $1,000 per share, of Parent.

“Permits” has the meaning specified in Section 4.14.

“Person” means an individual, corporation, limited liability company, partnership, association, trust or any other entity or organization, including any Governmental Entity.

“Premises” has the meaning specified in Section 8.4(c).

“Principal Shareholder” has the meaning specified in the recitals to this Agreement.

“Proposed Amendments” has the meaning specified in Section 6.3(d).

“Real Property” has the meaning specified in Section 4.20.

“Record Holder” has the meaning specified in Section 3.4(b).

“Replacement Policies” has the meaning specified in Section 7.1(a).

“Representatives” has the meaning specified in Section 6.2(a).

“Schedule 13E-3” has the meaning specified in Section 8.2(c).

“SEC” means the United States Securities and Exchange Commission.

“Secretary of State” has the meaning specified in Section 2.1(b).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Senior Subordinated Notes” means the Company’s 9.625% Senior Subordinated Notes due 2011 issued pursuant to the Senior Subordinated Notes Indenture.

“Senior Subordinated Notes Indenture” means the indenture relating to the Senior Subordinated Notes, dated as of January 25, 2002, among the Company, Hollywood Management Company and BNY Western Bank, as trustee, as supplemented by the First Supplemental Indenture.

“Special Committee” has the meaning specified in the recitals to this Agreement.

“Subsidiary” means, with respect to any Person, any other Person (including joint ventures) of which such Person, directly or indirectly, (a) has the right or ability to elect, designate or appoint a majority of the Board of Directors or other Persons performing similar functions for such Person, whether as a result of the beneficial ownership of Equity Interests, contractual rights or otherwise or (b) beneficially owns a majority of the voting Equity Interests or a majority of the economic interests.

“Substitute Financing” has the meaning specified in Section 7.5.

7

“Superior Proposal” means any bona fide written Acquisition Proposal (with all of the percentages included in the definition of Acquisition Proposal increased to 50% for purposes of this definition) that a majority of the members of the Company’s Board of Directors or Special Committee determines in good faith by resolution duly adopted, after consultation with its outside legal counsel and a nationally recognized investment banking firm, (a) provides to the Company’s Shareholders consideration with a value per Company Share that exceeds the value per Company Share of the consideration provided for in this Agreement (after taking into account any revisions made or proposed by Parent or Acquiror) and (b) is reasonably capable of being consummated on the terms proposed (taking into account all legal, financial, regulatory and other relevant considerations).

“Supplemental Indenture” has the meaning specified in Section 6.3(d).

“Surviving Corporation” has the meaning specified in Section 2.1(a).

“Takeover Statute” means any restrictive provision or any applicable “fair value,” “control share acquisition,” “interested shareholder” or other similar anti-takeover statute or regulation, including Sections 60.801 through 60.816 of the OBCA and Sections 60.825 through 60.845 of the OBCA.

“Taxes” means all United States federal, state, local or foreign income, profits, estimated gross receipts, windfall profits, environmental (including taxes under Section 59A of the Code), severance, property, intangible property, occupation, production, sales, use, license, excise, emergency excise, franchise, escheat, capital gains, capital stock, employment, withholding, social security (or similar), disability, transfer, registration, stamp, payroll, goods and services, value added, alternative or add-on minimum tax, estimated, or any other tax, custom, duty or governmental fee, or other like assessment or charge of any kind whatsoever, together with any interest, penalties, fines, related liabilities or additions to taxes that may become payable in respect therefor imposed by any Governmental Entity, whether disputed or not.

“Termination Fee” means, in respect of any termination of this Agreement, a cash amount equal to $26,500,000.

“Third Party” means any Person (or group of Persons) other than Parent, Acquiror or any of their Affiliates. For the avoidance of doubt, the Principal Shareholder shall be deemed a Third Party.

“Third Party Acquisition” means the consummation by a Third Party of any transaction or series of transactions described in clauses (a) through (d) of the definition of “Acquisition Proposal.”

“Transfer Taxes” has the meaning specified in Section 7.2.

“UBS” means UBS Securities LLC.

“Voting Agreement” has the meaning specified in the recitals to this Agreement.

ARTICLE II

THE MERGER

2.1. The Merger.

(a) At the Effective Time, Acquiror shall be merged with and into the Company in accordance with the terms and conditions of this Agreement and the OBCA, at which time the separate corporate existence of Acquiror shall cease and the Company shall continue its existence as the surviving corporation. In its capacity as the corporation surviving the Merger, this Agreement sometimes refers to the Company as the “Surviving Corporation.”

8

(b) As soon as practicable on or after the Closing Date, the Company will file articles of merger or other appropriate documents (the “Articles of Merger”) with the Secretary of State of the State of Oregon (the “Secretary of State”) and make all other filings or recordings required by the OBCA in connection with the Merger. The Merger shall become effective when the Articles of Merger are duly filed with and accepted by the Secretary of State, or at such later time as is agreed upon by the parties and specified in the Articles of Merger (such time as the Merger becomes effective is referred to herein as the “Effective Time”).

(c) From and after the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the OBCA. Without limiting the generality of the foregoing, at the Effective Time, without further act or deed, all the property, rights, immunities, privileges, powers, franchises and licenses of the Company and Acquiror shall vest in the Surviving Corporation and all debts, liabilities, obligations, restrictions and duties of each of the Company and Acquiror shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Corporation.

(d) The closing of the Merger (the “Closing”) shall be held at the offices of Latham & Watkins LLP, 633 W. Fifth Street, Suite 4000, Los Angeles, CA 90071 (or such other place as agreed by the parties) not later than the third Business Day following the date on which all of the conditions set forth in Article IX are satisfied or waived (other than those conditions to be satisfied at the Closing, but subject to the satisfaction or waiver thereof), unless the parties hereto agree to another date. The date upon which the Closing occurs is hereinafter referred to as the “Closing Date.”

2.2. Organizational Documents.

(a) At the Effective Time, the Articles of Incorporation of the Company as in effect immediately prior to the Effective Time shall be amended to read in their entirety as set forth in Exhibit D hereto, and as so amended shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended in accordance with its terms and as provided in the OBCA.

(b) At the Effective Time, the By-laws of the Company as in effect immediately prior to the Effective Time shall be the By-laws of the Surviving Corporation until thereafter amended in accordance with their terms and as provided by the OBCA and the Articles of Incorporation of the Surviving Corporation.

2.3. Directors and Officers.

(a) From and after the Effective Time, the directors of Acquiror shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be, in accordance with the Articles of Incorporation and By-laws of the Surviving Corporation, the OBCA and this Agreement.

(b) From and after the Effective Time, the officers of the Company shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be, in accordance with the Articles of Incorporation and By-laws of the Surviving Corporation, the OBCA and this Agreement.

ARTICLE III

CONVERSION OF SECURITIES AND RELATED MATTERS

3.1. Capital Stock of Acquiror. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each Acquiror Common Share that is issued and outstanding immediately prior to the Effective Time shall be converted into one newly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

9

3.2. Cancellation of Parent and Acquiror-Owned Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any Company Share, each Company Share owned by Parent, Acquiror or any Company Subsidiary, if any, immediately prior to the Effective Time shall be canceled and retired and shall cease to exist, and no payment shall be made or consideration delivered in respect therefor.

3.3. Conversion of Company Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any Company Share, each Company Share issued and outstanding immediately prior to the Effective Time other than any Company Shares to be cancelled pursuant to Section 3.2 shall be canceled, retired and shall cease to exist and shall be converted automatically into the right to receive an amount in cash equal to Fourteen Dollars ($14.00) (the “Merger Consideration”), payable to the holder thereof upon surrender of the certificate (a “Certificate”) which immediately prior to the Effective Time represented any such Company Shares in the manner provided in Section 3.4; and no other consideration shall be delivered or deliverable on or in exchange therefor.

3.4. Exchange of Certificates.

(a) Exchange Agent. Prior to the Closing Date, Parent shall appoint a bank or trust company reasonably acceptable to the Company as agent (the “Exchange Agent”) for the benefit of holders of Company Shares for the purpose of exchanging, pursuant to this Article III, Certificates representing Company Shares for the Merger Consideration. On or before the Closing Date, Parent will deposit or cause to be deposited with the Exchange Agent the aggregate Merger Consideration to be paid in respect of all Company Shares pursuant to this Article III (the “Exchange Fund”), and except as contemplated by Section 3.4(e), Section 3.4(f) or Section 3.4(g) hereof, the Exchange Fund shall not be used for any other purpose. The Exchange Agent shall invest such Merger Consideration as directed by Parent. Any interest and other income resulting from such investments shall be paid to Parent. All fees, costs and expenses of the Exchange Agent shall be borne by Parent.

(b) Exchange Procedures. As promptly as practicable after the Effective Time (but not later than five (5) Business Days after the date on which the Effective Time occurs), the Surviving Corporation shall send, or shall cause the Exchange Agent to send, to each record holder of Certificates (“Record Holder”) immediately prior to the Effective Time, a letter of transmittal and instructions (which shall be in customary form and specify that delivery shall be effected, and risk of loss and title shall pass, only upon delivery of the Certificates to the Exchange Agent), for use in the exchange contemplated by this Section 3.4. Upon surrender of a Certificate to the Exchange Agent, together with a duly executed letter of transmittal, the holder shall be entitled to receive in exchange therefor, the Merger Consideration as provided in this Article III in respect of the Company Shares represented by the Certificate (after giving effect to any required withholding Tax). Until surrendered as contemplated by this Section 3.4, each such Certificate representing Company Shares shall be deemed, after the Effective Time, to represent only the right to receive the Merger Consideration. No interest shall be paid on any such delivery of cash to be paid pursuant to this Article III upon such delivery.

(c) No Further Rights in Company Shares. Holders of Company Shares shall cease to be, and shall have no rights as, shareholders of the Company, other than to receive (i) any dividend or other distribution with respect to the Company Shares with a record date occurring prior to the Effective Time and (ii) the Merger Consideration provided in Section 3.3. All cash paid upon surrender of Certificates in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to Company Shares represented thereby. As of the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers on the Company’s stock transfer books of any Company Shares, other than transfers that occurred before the Effective Time. If, after the Effective Time, Certificates representing Company Shares are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Section 3.4.

(d) Alternate Endorsement. If payment of the Merger Consideration in respect of Company Shares is to be made to a Person other than the Person in whose name a surrendered Certificate is registered, it shall be a condition to such payment that the Certificate so surrendered shall be properly endorsed or shall be

10

otherwise in proper form for transfer and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of such payment in a name other than that of the registered holder of the Certificate surrendered or shall have established to the satisfaction of Parent or the Exchange Agent that such Taxes either have been paid or are not payable.

(e) Return of Merger Consideration. Upon demand by Parent, the Exchange Agent shall deliver to Surviving Corporation any portion of the Merger Consideration made available to the Exchange Agent pursuant to this Section 3.4 (with any interest and earnings thereon) that remains undistributed to Record Holders twelve (12) months after the Effective Time. Record Holders who have not complied with this Section 3.4 prior to the demand by Parent shall thereafter look only to Surviving Corporation for payment of any claim to the Merger Consideration without any interest thereon. Any Merger Consideration remaining unclaimed as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity shall, to the extent permitted by applicable Law, become the property of Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto.

(f) No Liability. None of the Surviving Corporation, Parent or the Exchange Agent shall be liable to any Person in respect of amounts paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(g) Withholding Rights. Parent, Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable hereunder to any holder of any Certificate any amounts that it is required to deduct and withhold with respect to payment under any provision of federal, state, local or foreign Tax Law. To the extent that amounts are so withheld, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of such Certificate.

(h) Lost Certificates. If any Certificate has been or is claimed to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming that a Certificate has been lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to that Certificate, the Exchange Agent will deliver to such Person in exchange for such lost, stolen or destroyed Certificate, the proper amount of the Merger Consideration.

(i) Exchange of Acquiror Stock Certificates. Immediately after the Effective Time, the Surviving Corporation shall deliver to Parent in exchange for the certificates which immediately prior to the Effective Time represented all the outstanding Acquiror Common Shares that were converted into the right to receive shares of common stock of the Surviving Corporation in accordance with Section 3.1, share certificates registered in the name of Parent, representing the number of shares of common stock of the Surviving Corporation to which Parent is so entitled by virtue of Section 3.1.

3.5. Company Stock Options. With respect to each outstanding Company Option, except to the extent otherwise provided for by the Option Exchange and Contribution Agreement, the Board of Directors shall provide a 30-day period prior to the consummation of the Merger during which time each outstanding Company Option shall be exercisable to the extent vested. At the Effective Time, each unexercised Company Option (whether vested or unvested) shall be cancelled with the holder thereof becoming entitled to receive an amount in cash equal to the excess, if any, of (i) the Merger Consideration over (ii) the per share exercise price of such Company Option, multiplied by the number of Company Shares subject to such cancelled Company Options, as such amount may be reduced by any applicable withholding Taxes.

3.6. Adjustments. If between the date of this Agreement and the Effective Time the number of outstanding Company Shares shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split-up, combination, exchange of shares or the like other than pursuant to the Merger, the amount of Merger Consideration shall be correspondingly adjusted and, if and as appropriate, all other appropriate corresponding adjustments shall be made.

11

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in the Company disclosure schedule delivered by the Company to the Acquiror prior to the execution of this Agreement (the “Company Disclosure Schedule”) with specific reference to the particular Section or subsection of this Agreement to which the information set forth in such disclosure schedule relates (it being understood that any information set forth in a particular section of the Company Disclosure Schedule shall be deemed to apply to each other section or subsection thereof or hereof to which its relevance is clearly apparent on its face), the Company represents and warrants to Parent and Acquiror as set forth below:

4.1. Corporate Existence and Power.

(a) The Company is a corporation, duly incorporated and validly existing under the Laws of the State of Oregon, and has all corporate power and authority required to own, lease and operate its properties, to carry on its business as now conducted and (assuming this Agreement is duly approved and adopted at the Company Shareholder Meeting) to consummate the Merger and the other transactions contemplated hereby.

(b) The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned, leased or operated by it or the nature of its activities makes qualification necessary, except where the failure to be so qualified has not had, and would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) The Company has made available to Acquiror a complete and correct copy of the Articles of Incorporation and By-laws (or other constituent documents) of the Company and each of the Company Subsidiaries. The corporate records and minute books of the Company and each of the Company Subsidiaries reflect all material action taken and authorizations made at meetings of such companies’ Boards of Directors or any committees thereof and at any shareholders’ meetings thereof.

4.2. Corporate Authorization.

(a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Company and, except for approval of this Agreement by the vote of holders of a majority of the outstanding Company Shares (the “Company Shareholder Approval”), no other corporate proceedings on the part of the Company are necessary to authorize or consummate this Agreement or to consummate the other transactions contemplated hereby (other than the filing and recordation of the appropriate documents with respect to the Merger in accordance with the OBCA).

(b) On or prior to the date hereof, the Company’s Board of Directors has (i) determined that this Agreement, the Voting Agreement and the transactions contemplated hereby and thereby, including the Merger, are fair to and in the best interests of the Company and its Shareholders, (ii) adopted resolutions approving this Agreement and the transactions contemplated hereby and thereby, including the Merger, (iii) adopted resolutions declaring this Agreement and the Merger advisable, (iv) adopted resolutions directing that this Agreement be submitted to a vote at a meeting of Company Shareholders; (v) adopted resolutions recommending to the Company Shareholders that they vote in favor of approving this Agreement in accordance with the terms hereof; and (vi) adopted resolutions approving this Agreement, the Merger and the Voting Agreement, prior to the date on which, to the Knowledge of the Company, any Person that is a party to this Agreement or the Voting Agreement became an “interested shareholder” as such term is defined in Section 60.825 of the OBCA. Neither the execution, delivery or performance of this Agreement or any of the Ancillary Agreements, nor the consummation of the Merger or any of the other transactions contemplated hereby or thereby constitute (a) a control share acquisition under Sections 60.801 through 60.816 of the OBCA or any applicable Takeover Statute or (b) a prohibited business combination under Section 60.835 of the OBCA or any applicable Takeover Statute. To the Knowledge of the Company, no other Takeover Statute applies or purports to apply to this Agreement, any of the Ancillary Agreements,

12

the Merger or any of the transactions contemplated hereby or thereby. No provision of the Articles of Incorporation or the By-laws of the Company or similar governing instruments of any Company Subsidiary would, directly or indirectly, restrict or impair the ability of Parent to vote, or otherwise to exercise the rights of a shareholder with respect to, any shares of the Company and any Company Subsidiary that may be acquired or controlled by Parent.

(c) This Agreement has been duly and validly executed and delivered by the Company and, assuming that this Agreement constitutes the valid and binding obligation of Parent and Acquiror, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium, reorganization, arrangement or similar laws affecting creditors’ rights generally and by general principles of equity

4.3. Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby do not and will not require any consent, approval, action, order, authorization, or permit of, or registration or filing with, any Governmental Entity, other than (a) the filing of (i) the Articles of Merger in accordance with the OBCA and (ii) the appropriate documents with respect to the Company’s qualification to do business with the relevant authorities of other states or jurisdictions in which the Company is qualified to do business; (b) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”); (c) compliance with any applicable requirements of the Exchange Act; (d) such as may be required under any applicable state securities or blue sky Laws; and (e) other consents, approvals, actions, orders, authorizations, registrations, declarations, filings and permits which, if not obtained or made, have not had, and would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.

4.4. Non-Contravention. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby do not and will not (a) contravene, breach or conflict with the Company’s Articles of Incorporation or By-laws, (b) assuming compliance with the matters referred to in Section 4.3, contravene, breach or conflict with or constitute a violation of any provision of any Law binding upon or applicable to the Company or its Subsidiaries or by which any of their respective properties is bound or affected, (c) constitute a default under (or an event that with notice or lapse of time or both could reasonably be expected to become a default) or give rise (with or without notice or lapse of time or both) to a right of termination, amendment, cancellation or acceleration under any Material Contract, or (d) result in the creation or imposition of any material Lien on any asset of the Company or any Company Subsidiary, other than, in the case of clauses (b) or (c) any items that have not had, and would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.

4.5. Capitalization.

(a) The authorized capital stock of the Company consists solely of 100,000,000 Company Shares and 25,000,000 shares of preferred stock (the “Company Preferred Stock”). As of March 25, 2004, (i) 59,846,411 Company Shares were issued and outstanding, all of which have been duly authorized and validly issued and are fully paid and nonassessable and were issued free of preemptive or similar rights, (ii) no Company Shares were held by Subsidiaries of the Company, (iii) 9,074,000 Company Shares were issuable upon the exercise of Company Options then outstanding, (iv) 4,468,751 Company Shares were reserved for issuance upon the grant of options reserved and available under the Company Option Plans, and (v) no shares of Company Preferred Stock were issued and outstanding. Since December 31, 2003, the Company has not (i) declared, set aside or paid any dividend or distribution (whether in cash, stock or property) or capital return in respect of any of its Equity Interests including, without limitation, Company Shares, (ii) repurchased, redeemed or otherwise acquired any Company Securities (as defined below), or (iii) amended any material term of any outstanding Company Securities, and its Board of Directors has not resolved to do any of the foregoing. Since March 25, 2004, the Company has not issued, sold or disposed of any Company Securities other than upon exercise of Company Options outstanding on such date.

13

(b) Except as set forth in this Section 4.5, the Company has not issued, or reserved for issuance, any (i) Equity Interests of the Company, (ii) securities of the Company convertible into or exchangeable for Equity Interests of the Company or (iii) options, warrants or other rights to acquire from the Company, or obligations of the Company to issue, any Equity Interests of the Company or securities convertible into or exchangeable for, or requiring payments based on the value of, Equity Interests of the Company (the items in clauses (i), (ii) and (iii) being referred to collectively as the “Company Securities”). There are no outstanding agreements or other obligations of the Company or any Company Subsidiary to issue, sell, repurchase, redeem or otherwise acquire any Company Securities.

(c) Section 4.5(c) of the Company Disclosure Schedule sets forth a complete and accurate list of all outstanding Company Options as of the date hereof, which list sets forth the name of the holders thereof and, to the extent applicable, (i) the exercise price or purchase price thereof, (ii) the number of Company Shares subject thereto, and (iii) the expiration date thereof.

(d) On or prior to the date hereof, the Company’s Board of Directors has duly and validly authorized all corporate actions required to be taken by the Company to (i) effect the actions set forth in Section 3.5 hereof and (ii) permit the transfer of Company Options by Mark J. Wattles to Parent pursuant to the terms and conditions of the Option Exchange and Contribution Agreement. The terms and provisions of Section 3.5 hereof (i) do not conflict with or violate any of the terms or provisions of the Company Option Plans and (ii) do not require the prior approval or consent of the holders of any Company Options.

4.6. Subsidiaries.

(a) Section 4.6(a) of the Company Disclosure Schedule lists each Company Subsidiary together with the jurisdiction of incorporation of each Subsidiary. Except for the Equity Interests in each Company Subsidiary, and as set forth in Section 4.6(a) of the Company Disclosure Schedule, the Company does not own, directly or indirectly, any capital stock or other ownership interest in any other Person.

(b) Each Company Subsidiary (i) is a corporation duly incorporated and is validly existing and in good standing under the Laws of its jurisdiction of incorporation, and has all powers and authority required to own, lease or operate its properties, to carry on its business as now conducted, (ii) has all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted, and (iii) is duly qualified to do business as a foreign corporation or entity and is in good standing in each jurisdiction where the character of the property owned, leased or operated by it or the nature of its activities makes such qualification necessary, except, in the case of clauses (ii) or (iii) above, where the failure to have such licenses, authorizations, consents and approvals or to be so qualified has not had, and would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect. All of the outstanding Equity Interests in each Company Subsidiary have been duly authorized and validly issued and are fully paid and nonassessable and free of preemptive or similar rights. All of the Equity Interests in each Company Subsidiary are beneficially owned, directly or indirectly, by the Company. Since December 31, 2003, no Company Subsidiary has (i) declared, set aside or paid any dividend or distribution (whether in cash, stock or property) or capital return in respect of any of its Equity Interests, (ii) repurchased, redeemed or otherwise acquired any of its Equity Interests or other securities, or (iii) amended any material term of any outstanding security of the Company Subsidiary, and its Board of Directors has not resolved to do any of the foregoing. Since March 25, 2004, the Company Subsidiary has not issued, sold or disposed of any Equity Interests.

(c) Except as set forth in Section 4.6(c) of the Company Disclosure Schedule, such Equity Interests in each Company Subsidiary are owned free and clear of any Lien and free of any other limitation or restriction (including any limitation or restriction on the right to vote, sell or otherwise dispose of the stock or other ownership interests). There are no outstanding (i) securities of the Company or any Company Subsidiary convertible into or exchangeable or exercisable for Equity Interests in any Company Subsidiary, (ii) options, warrants or other rights to acquire from the Company or any Company Subsidiary, or obligations of the Company or any Company Subsidiary to issue, any Equity Interests in, or any securities

14

convertible into or exchangeable or exercisable for any Equity Interests in, any Company Subsidiary or (iii) agreements, obligations or arrangements of the Company or any Company Subsidiary to issue, sell, repurchase, redeem or otherwise acquire any Equity Interests of any Company Subsidiary.

(d) None of the Company or any Company Subsidiary is in violation of any provision of its articles of incorporation or by-laws or equivalent organizational documents.

4.7. Company SEC Documents.

(a) The Company has timely filed or otherwise furnished all forms, registration statements, prospectuses, reports, schedules, definitive proxy statements or other documents required to be filed with or furnished to the SEC by the Company since January 1, 2000. No Company Subsidiary currently is, and no Company Subsidiary at any time since January 1, 2000 has been, required to file or otherwise furnish any form, report, registration statement or prospectus or other document with or to the SEC.

(b) As of their respective filing dates, each Company SEC Document including, without limitation, any financial statements or schedules included or incorporated by reference therein, at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively) (i) complied in all material respects with all applicable requirements of the Securities Act and/or the Exchange Act, as the case may be and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c) The Company will file with the SEC and promptly will make available to Acquiror true and complete copies of each form, registration statement, report, schedule, proxy or information statement and other documents (including exhibits thereto) required to be filed with the SEC under the Securities Act or the Exchange Act.

4.8. Financial Statements; No Material Undisclosed Liabilities.

(a) Each of the audited consolidated financial statements (including the notes thereto) (the “Audited Financial Statements”) and unaudited consolidated interim financial statements of the Company included in the Company SEC Documents were prepared in conformity with GAAP throughout the periods involved, and each fairly presents, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and statement of cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements, which adjustments shall not be material).

(b) There are no liabilities or obligations of the Company or any Company Subsidiary, which, individually or in the aggregate, would be material to the Company and its Subsidiaries taken as a whole, of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise and would be required by GAAP to be reflected on a consolidated balance sheet of the Company (including the notes thereto) other than: (i) liabilities or obligations disclosed or provided for in the Company Balance Sheet or disclosed in the notes thereto; (ii) liabilities or obligations incurred after December 31, 2003 in the ordinary course of business consistent with past practice; and (iii) liabilities under this Agreement or incurred in connection with the transactions contemplated hereby.

4.9. Internal Control over Financial Reporting; Disclosure Controls and Procedures; Certifications.

(a) The Company and each of its Subsidiaries maintain a process of internal control over financial reporting sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles and that includes policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company;

15

(ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the financial statements.

(b) The Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) under the Exchange Act), which (i) are designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the Company’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared; (ii) have been evaluated for effectiveness (A) as of a date within 90 days prior to the filing date of each of the Company’s quarterly or annual reports filed since January 1, 2003 and prior to August 14, 2003, and (B) as of the end of each quarterly or annual period of the Company since August 14, 2003; and (iii) are effective in all material respects to perform the functions for which they were established.

(c) The Company is not aware of (i) any significant deficiency in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data or any material weaknesses in internal controls; or (ii) any fraud, whether or not material, that involves management or other present employees who have a significant role in the Company’s internal controls. Since the most recent evaluation of the Company’s disclosure controls and procedures described in Section 4.9(b) above, there have been no significant changes in internal control over financial reporting or, to the Company’s Knowledge, in other factors that could significantly affect internal control over financial reporting.

(d) The Chief Executive Officer and the Chief Financial Officer of the Company have signed, and the Company has furnished to the SEC, all certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act of 2002; such certifications contain no qualifications or exceptions to the matters certified therein, except as to knowledge, and have not been modified or withdrawn; and neither the Company nor any of its officers has received notice from the SEC or any other Governmental Entity questioning or challenging the accuracy, completeness, content, form or manner of filing or submission of such certifications.

4.10. Absence of Certain Changes. Since December 31, 2003, except as set forth in Section 4.10 of the Company Disclosure Schedule or otherwise expressly contemplated by this Agreement, the Company and each Company Subsidiary has conducted its business in the ordinary course consistent with past practice. Neither the Company nor any Company Subsidiary has engaged in any transaction or series of transactions material to the Company or any Company Subsidiary other than in the ordinary course of business and consistent with past practices, and there has not been any action, event, occurrence, development or state of circumstances or facts that, individually or in the aggregate, constitutes or would be reasonably expected to have, a Company Material Adverse Effect. Without limiting the generality of the foregoing, and except as set forth by the Company on Section 4.10 of the Company Disclosure Schedule or otherwise expressly contemplated by this Agreement, since December 31, 2003, there has not been:

(i) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of the Company or any Company Subsidiary that has had or would be reasonably expected to have a Company Material Adverse Effect;

(ii) any amendment or change in the Company’s Articles of Incorporation or By-laws;

(iii) any material change by the Company or any Company Subsidiary in its accounting methods, principles or practices (other than changes required by GAAP or Law);

(iv) any material Tax election, any change in method of accounting with respect to Taxes or any compromise or settlement of any proceeding with respect to any material Tax liability;

16

(v) any sale, assignment, transfer, lease or other disposition or agreement to sell, assign, transfer, lease or otherwise dispose of any of the assets of the Company or any Company Subsidiary other than in the ordinary course of business consistent with past practices;

(vi) any acquisition (by merger, consolidation, or acquisition of stock or assets) by the Company or any Company Subsidiary of any corporation, partnership or other business organization or division thereof or any Equity Interest therein for consideration;

(vii) any (A) incurrence of, (B) guarantee with respect to, or (C) provision of credit support for, any indebtedness by the Company or any Company Subsidiary other than pursuant to the Company’s existing credit facilities in the ordinary course of business or any creation or assumption by the Company or any Company Subsidiary of any Lien on any material asset;

(viii) (A) any employment, deferred compensation, severance or similar agreement entered into or amended by the Company or any Company Subsidiary and any employee, (B) any increase in the compensation payable or to become payable by it to any of its directors or officers or generally applicable to all or any category of the Company’s or any Company Subsidiary’s employees, (C) any increase in the coverage or benefits available under any vacation pay, company awards, salary continuation or disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with any of the directors or officers of the Company or any Company Subsidiary or generally applicable to all or any category of the Company’s or any Company Subsidiary’s employees or (D) any severance pay arrangements made to, for or with such directors, officers or employees other than, in the case of clauses (B) and (C) above and only with respect to employees who are not officers or directors of the Company or any Company Subsidiary, increases in the ordinary course of business consistent with past practices and that, in the aggregate, have not resulted in a material increase in the benefits or compensation expense of the Company or any Company Subsidiary;

(ix) any loan, advance or capital contribution made by the Company or any Company Subsidiary to, or investment in, any Person other than loans, advances or capital contributions, or investments of the Company or any Company Subsidiary made in the ordinary course of business consistent with past practices;

(x) any waiver, direct or indirect, by the Company or any Company Subsidiary of (A) any right or rights of material value or (B) any payment of any material debt, liability or other obligation, except for non-material waivers and payments made in the ordinary course of business consistent with past practices;

(xi) any payment, loan or advance of any amount to or in respect of, or the sale, transfer or lease of any properties or assets (whether real, personal or mixed, tangible or intangible) to any officer, director, or employee of the Company, any Company Subsidiary or any Affiliate of any of them, or any business or entity in which the Company, any Company Subsidiary or any Affiliate of any of them, or relative of any such Person, has any material, direct or indirect, interest, except for (A) directors’ fees (B) compensation to the officers and employees of the Company in the ordinary course of business consistent with past practices and (C) advancement or reimbursement of expenses in the ordinary course of business consistent with past practices;

(xii) any amendment, alteration or modification in the terms of any currently outstanding options, warrants or other rights to purchase any capital stock or Equity Interest in the Company or any securities convertible into or exchangeable for such capital stock or Equity Interest, including, without limitation, any reduction in the exercise or conversion price of any such rights or securities, any change to the vesting or acceleration terms of any such rights or securities, or any change to terms relating to the grant of any such rights or securities;

(xiii) any action which, if it had been taken after the date hereof, would have required the consent of Acquiror under Section 6.1 hereof; or

(xiv) any agreement to take any of the actions specified in this Section 4.10, except for this Agreement.

17

4.11. Litigation. Except as set forth in Section 4.11 of the Company Disclosure Schedule, there is no action, suit, claim, investigation, arbitration or proceeding pending, or to the Knowledge of the Company threatened, against the Company or any Company Subsidiary or any of their respective assets or properties before any arbitrator or Governmental Entity that has had, or would be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, there is no basis for any such action, suit, claim, investigation, arbitration or proceeding. Neither the Company, nor any Company Subsidiary, any officer, director or employee of the Company or any Company Subsidiary has been permanently or temporarily enjoined by any order, judgment or decree of any arbitrator or any Governmental Entity from engaging in or continuing any conduct or practice in connection with the business or assets of the Company or any Company Subsidiary nor, to the Company’s and the Company Subsidiaries’ Knowledge, is the Company, any Company Subsidiary or any officer, director or employee of the Company or any Company Subsidiary under investigation by any Governmental Entity related to the conduct of the Company’s or any Company Subsidiaries’ business. To the Knowledge of the Company, there is not in existence any order, judgment or decree of any arbitrator or Governmental Entity that is applicable to the Company or any Company Subsidiary enjoining or requiring the Company or any Company Subsidiary to take or refrain from taking any action of any kind with respect to its business or assets.

4.12. Taxes. Except as set forth in Section 4.12 of the Company Disclosure Schedule, (a) all material Tax returns, statements, reports and forms required to be filed with any taxing authority by, or with respect to, the Company and each Company Subsidiary (collectively, the “Company Returns”) has been timely filed in accordance with all applicable Laws; (b) the Company and each Company Subsidiary has timely paid all material Taxes due and payable and the Company Returns are true, correct and complete in all material respects; (c) the Company and each Company Subsidiary has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party; (d) there is no action, suit, proceeding, audit or claim proposed, pending or in progress against the Company or any Company Subsidiary in respect of any Taxes; (e) neither the Company nor any Company Subsidiary is party to, bound by, or has any obligation under, any Tax sharing agreement or similar contract or arrangement or any agreement that obligates any of them to make any payment computed by reference to the Taxes, taxable income or taxable losses of any other Person; (f) there are no Liens with respect to Taxes on any of the assets or properties of the Company or any Company Subsidiary except with respect to Taxes not yet due and payable; (g) neither the Company nor any Company Subsidiary (1) is, or has been, a member of an affiliated, consolidated, combined or unitary group, other than one of which the Company was the common parent or (2) has any liability for the Taxes of any Person (other than the Company and the Company Subsidiaries) under Section 1.1502-6 of the Treasury regulations promulgated under the Code (or any similar provision of state, local or foreign Law), or as a transferee or successor, by contract or otherwise; (h) no consent under Section 341(f) of the Code has been filed with respect to the Company or any Company Subsidiary; (i) neither the Company nor any Company Subsidiary has agreed to make or is required to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise; (j) no waivers of statutes of limitation with respect to any Company Returns have been given by or requested from the Company or a Company Subsidiary; (k) all material deficiencies asserted or assessments made as a result of any examinations of the Company Returns have been fully paid, or are fully reflected as a liability in the Company Balance Sheet, or are being contested and an adequate reserve therefor has been established and is fully reflected in the Company Balance Sheet; (l) none of the Company or any of the Company Subsidiaries has received written notice from any governmental agency in a jurisdiction in which such entity does not file a Tax return stating that such entity is or may be subject to taxation by that jurisdiction; (m) none of the assets of the Company or any Company Subsidiary is property required to be treated as being owned by any other Person pursuant to the “safe harbor lease” provisions of former Section 168(f)(8) of the Code; (n) none of the assets of the Company or any Company Subsidiary directly or indirectly secures any debt the interest on which is tax-exempt under Section 103(a) of the Code; (o) none of the assets of the Company or any Company Subsidiary is “tax-exempt use property” within the meaning of Section 168(h) of the Code; and (p) neither the Company nor any predecessor of the Company by merger or consolidation has within the past three years been a party to a transaction intended to qualify under Section 355 of the Code or under so much of Section 356 of the Code as relates to Section 355 of the Code.

18

4.13. Employee Benefits.

(a) Except as set forth in Section 4.13(a) of the Company Disclosure Schedule, none of the Company or any ERISA Affiliate (as defined below) maintains, administers, sponsors or otherwise has any liability with respect to any “employee benefit plan”, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or any employment, severance or similar contract, plan, arrangement or policy or any other plan or arrangement (written or oral) whether or not subject to ERISA (including any funding mechanism therefore now in effect or required) providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance coverage (including any self-insured arrangements), health or medical benefits, disability benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which covers any employee or former employee or director of the Company or any Company Subsidiary. The Company has delivered to Parent (i) current, accurate and complete copies (or to the extent no such copy exists, an accurate description of the material features) of each Company Employee Plan (as defined below and, if applicable, related trust agreements), (ii) all amendments thereto and written interpretations thereof and (iii) if applicable, for the two most recent years (A) the Form 5500 and attached schedules, (B) audited financial statements and (C) actuarial valuation reports. The plans required to be listed on Section 4.13(a) of the Company Disclosure Schedule are referred to collectively herein as the “Company Employee Plans.” An “ERISA Affiliate” means any Person which would be treated as a single employer with the Company or any Company Subsidiary under Section 414 of the Code.

(b) None of the Company Employee Plans are subject to Title IV of ERISA. None of the Company, any Company Subsidiary, or any ERISA Affiliate has incurred any liability (whether absolute or contingent) with respect to any employee pension benefit plan (as defined in Section 3(2) of ERISA) or any multiemployer plan (as defined in Section 3(37) of ERISA) under Title IV of ERISA, and no events have occurred and no circumstances exist that could reasonably be expected to result in any such liability to the Company, any Company Subsidiary or any ERISA Affiliate.

(c) Each Company Employee Plan which is intended to be qualified under Section 401(a) of the Code is so qualified and has been so qualified during the period from its adoption to date, and each trust forming a part thereof is exempt from Tax pursuant to Section 501(a) of the Code and nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification. The Company has furnished to Acquiror copies of the most recent Internal Revenue Service determination letters with respect to each Company Employee Plan. Each Company Employee Plan has been maintained in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including ERISA and the Code, which are applicable to such Company Employee Plan. Further, nothing has been done or omitted to be done and no transaction or holding of any asset under or in connection with any Company Employee Plan has occurred that could reasonably be expected to make the Company or any Company Subsidiary, or, to the Knowledge of the Company, any officer or director of the Company or any Company Subsidiary, subject to any liability under Section 502(i) or 502(l) of ERISA or liable for any Tax pursuant to Section 4975 of the Code (assuming the taxable period of any such transaction expired as of the date hereof).

(d) (i) Except as set forth on Section 4.13(d) of the Company Disclosure Schedule, no Company Employee Plan exists that could result in the payment to any present or former employee of the Company or any Company Subsidiaries of any money or other property or accelerate or provide any other rights or benefits to any present or former employee of the Company or any Company Subsidiaries as a result of the transactions contemplated by this Agreement and (ii) there is no contract, agreement, plan or arrangement covering any employee or former employee of the Company or any Company Subsidiary that, individually or collectively, would give rise to the payment of any amount that would not be deductible pursuant to the terms of Sections 162(m) or 280G of the Code. Section 4.13(a) of the Company Disclosure Schedule sets forth the maximum aggregate amount payable in respect of any and all payments, costs, excise taxes, fees

19

and expenses due, payable, owed or forgiven as a result of termination pursuant to any severance agreement, contract, benefit plan or other arrangement existing on the date hereof pursuant to which the Company or any Company Subsidiary has any obligation or liability in connection with the termination of any officer of the Company.

(e) Except as set forth in Section 4.13(e) of the Company Disclosure Schedule, there has been no amendment to, written interpretation or announcement (whether or not written) relating to, or change in employee participation or coverage under, any Company Employee Plan, other than as required by applicable Law, which could reasonably be expected to increase the expense of maintaining such Company Employee Plan above the level of the expense incurred in respect thereof for the year ended December 31, 2003.

(f) Neither the Company nor any Company Subsidiary has or has ever had any obligations to provide retiree health and life insurance under any Company Employee Plan, other than benefits mandated by Section 4980B of the Code or under applicable Law, and each Company Employee Plan may be amended or terminated without incurring any liability thereunder.

(g) No Company Employee Plan is under audit or is the subject of an audit or investigation by the Internal Revenue Service, the Department of Labor or any other Governmental Entity, nor is any such audit or investigation pending, to the Knowledge of the Company, and (ii) with respect to any Company Employee Plan, (A) no actions, suits, termination proceedings or claims (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of the Company, threatened and (B) to the Knowledge of the Company, no facts or circumstances exist that could reasonably be expected to give rise to any such actions, suits or claims.

4.14. Compliance with Laws; Licenses, Permits and Registrations.

(a) Neither the Company nor any Company Subsidiary is in violation of, or has violated, any applicable provisions of any Laws, except for violations which have not had, and would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has not been given notice of, and to the Knowledge of the Company, the Company is not being investigated with respect to, and has not been threatened to be charged with, any material violation of any applicable Law.

(b) None of the Company, any of its Subsidiaries or, to Knowledge of the Company, any directors, officers, agents or employees of the Company or any of its Subsidiaries has (on behalf of the Company or any Subsidiary) (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iii) made any other unlawful payment. Neither the Company nor any of its Subsidiaries has participated in any boycotts.

(c) Except as set forth in Section 4.14(c) of the Company Disclosure Schedule, the Company and each Company Subsidiary has, maintains in full force and effect, and is in compliance with, all material permits, licenses, easements, variances, exemptions, consents, certificates, approvals, authorizations of and registrations (collectively, “Permits”) with and under all federal, state, local and foreign Laws and all Environmental Laws, and from all Governmental Entities required by the Company and each Company Subsidiary to carry on their respective businesses as currently conducted, except as would not have, individually or in the aggregate, a Company Material Adverse Effect.

(d) Except as set forth on Section 4.14(d) of the Company Disclosure Schedule, the respective businesses of the Company and each Company Subsidiary are, and have been, conducted in compliance with all applicable federal, state, local and foreign statutes, laws, ordinances, orders, judgments, rules or regulations relating to the protection of the environment or occupational safety and health (“Environmental Laws”) except as would not have a Company Material Adverse Effect.

20

(e) Except as set forth in Section 4.14(e) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has (i) received any request for information, or been notified that it may be a “potentially responsible party”, related to any property on the Superfund National Priorities List, or any state equivalent list, (ii) created or assumed any liabilities, guaranties, obligations or indemnifications under any Environmental Law, consent decree or contract with any third party, including any Governmental Entity, related to any property currently or formerly owned, operated or leased by the Company or the Company Subsidiaries; (iii) received, or been subject to, any complaint, summons, citation, notice, order, claim, litigation, investigation, judicial or administrative proceeding, or judgment from any third party, including, any Governmental Entity, regarding any actual or alleged violations of, or actual or potential liability under, any Environmental Laws, nor has any Knowledge of any basis for such violations or liability; or (iv) any responsibility or liability under Environmental Law for any compliance, cleanup or remediation related to any hazardous materials or waste.

(f) Except as set forth in Section 4.14(f) of the Company Disclosure Schedule, to the Knowledge of the Company, none of the Real Property contains any asbestos containing material or mold that may be in a condition, location or form that (i) is reasonably likely to pose a risk to human health or the environment, (ii) may require any abatement, containment or remediation or (iii) may otherwise be regulated under Environmental Law.

(g) Neither the Company nor any Company Subsidiary is in conflict with, or in Default of any Company Contract, except to the extent that any such conflict or Default does not constitute a Company Material Adverse Effect.

4.15. Finders’ Fees; Opinion of Financial Advisor.

(a) Other than UBS Investment Bank and Lazard Freres & Co. LLC, whose fees are set forth in Section 4.15 of the Company Disclosure Schedule, all of which fees and expenses will be borne by the Company, there is no investment banker, financial advisor, broker, finder or other intermediary which has been retained by, or is authorized to act on behalf of, the Company or any Company Subsidiary which might be entitled to any fee or commission from the Company, Parent, Acquiror or any of their respective Affiliates upon consummation of the Merger or any of the other transactions contemplated by this Agreement.

(b) The Special Committee of the Board of Directors of the Company has received the opinion of Lazard Freres & Co. LLC, dated the date of this Agreement, and subject to the qualifications stated therein, to the effect that the Merger Consideration to be received by the holders of Company Shares (other than Parent, the Contributing Holders and each of their respective Affiliates) is fair, from a financial point of view, to such holders.

4.16. Affiliate Transactions. Except as set forth in Section 4.16 of the Company Disclosure Schedule, and except for employment agreements with officers of the Company set forth on Section 4.18(vi) of the Company Disclosure Schedule, to the Knowledge of the Company, there are no Company Contracts with any (i) present or former officer or director of the Company or any Company Subsidiary or any of their immediate family members (including their spouses), (ii) record or beneficial owner of five percent or more of any voting securities of the Company or (iii) Affiliate of any such officer, director, family member or beneficial owner.

4.17. Intellectual Property.

(a) Set forth on Section 4.17(a) of the Company Disclosure Schedule are all (i) issued patents and pending patent applications, (ii) trademark and service mark registrations and applications for registration thereof, (iii) copyright work registrations and applications for registration thereof, and (iv) internet domain name registrations and applications and reservations therefor, in each case that are owned by or on behalf of the Company or any of the Company Subsidiaries. Except as disclosed in Section 4.17(a) of the Company Disclosure Schedule, with respect to each item of Intellectual Property required to be identified in Section 4.17(a) of the Company Disclosure Schedule: (i) the Company is the sole owner and possesses all right, title, and interest in and to such item, free and clear of any Lien; (ii) such item is not subject to any

21

outstanding injunction, judgment, order, decree, ruling, or charge of which the Company has received notice; (iii) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand of which the Company has received notice is pending or, to the Knowledge of the Company, is threatened that challenges the legality, validity, enforceability, registrations, use, or ownership of such item; and (iv) the Company has never agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to such item, excluding any of the foregoing which would not reasonably be expected to result in a Company Material Adverse Effect.

(b) Set forth on Section 4.17(b) of the Company Disclosure Schedule is a list of all material agreements under which the Company or any Company Subsidiary licenses from a third party material Intellectual Property that is currently being used by the Company or such Subsidiary in the conduct of its business except for off-the-shelf software programs that the Company and its Subsidiaries use in the ordinary course of business (such agreements being referred to as “License-In Agreements”). The Company has delivered to Parent correct and complete copies of all License-In Agreements (as amended to date). To the Knowledge of the Company, (i) each License-In Agreement is valid, binding, and in full force and effect; (ii) each License-In Agreement will continue to be valid, binding, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (iii) neither the Company nor any of the Company Subsidiaries is in Default of any such License-In Agreement, and no event has occurred that with notice or lapse of time would constitute a Default or permit termination, modification, or acceleration thereunder; (iv) neither the Company nor any Company Subsidiary has repudiated any provision of any License-In Agreement; and (v) neither the Company nor any of the Company Subsidiaries has granted any sublicense or similar right with respect to any License-In Agreement in the case of each of clauses (i), (ii), (iii) and (iv), except for any of the foregoing that have not had, and are not reasonably expected to have, a Company Material Adverse Effect.

(c) The Company and the Company Subsidiaries own or have the right to use, without payments to any other Person except pursuant to a License-In Agreement that is specified in Section 4.17(b) of the Company Disclosure Schedule, all Intellectual Property actually used in, the operation of the business of the Company and the Company Subsidiaries as and where the business is presently conducted. Each item of Intellectual Property (except for off-the-shelf software programs that the Company and its Subsidiaries use in the ordinary course of business) owned or used by the Company and the Company Subsidiaries immediately prior to the Closing hereunder will be owned or available for use by the Company and the Company Subsidiaries on identical terms and conditions immediately subsequent to the Closing hereunder, excluding any item of such Intellectual Property, the absence of which would not reasonably be expected to have a Company Material Adverse Effect. The Company and the Company Subsidiaries are taking or have taken all commercially reasonable actions that are required to maintain, and all commercially reasonable actions that they reasonably believe are required to protect, each item of Intellectual Property that they own or use, excluding any item of such Intellectual Property, the absence of which would not reasonably be expected to have a Company Material Adverse Effect.

(d) Neither the Company nor any of the Company Subsidiaries has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and except as set forth in Section 4.17(d) of the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries has received any written charge, complaint, claim, demand, or notice during the past two (2) years, (or earlier, if not resolved) alleging any such interference, infringement, misappropriation, or violation (including any claim that the Company or any Company Subsidiary must license or refrain from using any Intellectual Property rights of any third party), excluding any of the foregoing that would not reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company, except as set forth in Section 4.17(d) of the Company Disclosure Schedule, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of the Company or any of the Company Subsidiaries during the past two (2) years (or earlier if not resolved), excluding any such interference, infringement or misappropriation that would not reasonably be expected to have a Company Material Adverse Effect.

22

(e) The Company and the Company Subsidiaries have used reasonable efforts to maintain the confidentiality of all non-public information of the kind described in clause (v) or (vi) of the definition of “Intellectual Property” hereunder that (i) is owned by the Company and/or any Company Subsidiary and (ii) that derives material economic value from not being generally known to other person who can obtain economic value from its disclosure or use in accordance with protection procedures believed by the Company and the Company Subsidiaries to be adequate for protection.

(f) As of the Effective Time, no former or current shareholder, employee, director or officer of the Company or any Company Subsidiary will have, directly or indirectly, any interest in any Intellectual Property used in or pertaining to the business of the Company and the Company Subsidiaries, nor will any such Person have any rights to past or future royalty payments or license fees from the Company or any Company Subsidiary, deriving from licenses, technology agreements or other agreements, whether written or oral, between any such Person and the Company and/or any Company Subsidiary.

(g) The transactions contemplated hereunder will not violate any privacy policy or other terms of use relating to any web sites of the Company or the Company Subsidiaries. The Company and each of the Company Subsidiaries’ use and dissemination of any and all data and information concerning users of such web sites are in all material respects in compliance with their privacy policies and terms of use, and all applicable laws and regulations.

4.18. Material Contracts.

(a) Section 4.18 of the Company Disclosure Schedule sets forth a complete and accurate list of all Company Contracts (other than contracts, undertakings, commitments or agreements for employee benefit matters set forth in Section 4.13 of the Company Disclosure Schedule and real property leases set forth in Section 4.20(i) of the Company Disclosure Schedule) of the following categories (collectively, and together with the contracts, undertakings, commitments or agreements for employee benefit matters set forth in Section 4.13 of the Company Disclosure Schedules and the real property leases set forth in Section 4.20(ii) of the Company Disclosure Schedules, the “Material Contracts” and each a “Material Contract”):

(i) Company Contracts requiring annual expenditures by or liabilities of any party thereto in excess of $2,500,000 which have a remaining term in excess of ninety (90) days or are not cancelable (without material penalty, cost or other liability) within ninety (90) days;

(ii) Company Contracts containing covenants limiting the freedom of the Company or any Company Subsidiary or other Affiliate of the Company (including Parent and its Affiliates after the Effective Time) to engage in any line of business or compete with any Person, in any product line or line of business, or operate at any location;

(iii) promissory notes, loans, agreements, indentures, evidences of indebtedness or other instruments and contracts providing for the borrowing or lending of money, in an amount in excess of $1,000,000, whether as borrower, lender or guarantor;

(iv) joint venture, alliance or partnership agreements or joint development or similar agreements with any Third Party;

(v) all material licenses, sublicenses, consent, royalty or other agreements concerning Intellectual Property;

(vi) (A) employment contracts and other contracts with current or former officers, directors, consultants, independent contractors or agents and (B) all severance, change in control or similar arrangements with any current or former directors, officers, employees, consultants, independent contractors or agents that, in the case of either (A) or (B), will result in any obligation (absolute or contingent) of the Company or any Company Subsidiary to make any payment to any current or former directors, officers, employees, consultants, independent contractors or agents as a result of either the consummation of the transactions contemplated hereby, termination of employment (or the relevant relationship), or both;

23

(vii) Company Contracts with Affiliates of the Company

(viii) Company Contracts with any Governmental Entity which have a remaining term in excess of one year or are not cancelable (without material cost, penalty or other liability) within one hundred eighty (180) days; or

(ix) Company Contracts pending for the acquisition or sale, directly or indirectly (by merger or otherwise), of assets (whether tangible or intangible) in excess of $1,500,000 in market or book value with respect to any contract or the capital stock of another Person, in each case in an amount in excess of $1,500,000.

(b) True and complete copies of the written Material Contracts and descriptions of verbal Material Contracts, if any, have been delivered or made available to the Acquiror. Each of the Material Contracts is a valid and binding obligation of the Company and, to the Company’s Knowledge, the other parties thereto, enforceable against the other parties thereto in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium, reorganization, arrangement or similar laws affecting creditors’ rights generally and by general principles of equity. Except for the consummation of the transactions contemplated hereby and by the Ancillary Agreements, no event has occurred which would, on notice or lapse of time or both, entitle the holder of any indebtedness issued pursuant to a Material Contract identified on Schedule 4.18 of the Company Disclosure Schedules in response to paragraph (a)(iii) above to accelerate, or which does accelerate, the maturity of any such indebtedness.

(c) Neither the Company nor any Company Subsidiary is, or has received any notice that any other party is, in breach, default or violation (each a “Default”) (and no event has occurred or not occurred through the Company’s or the Company Subsidiary’s inaction or, to the Knowledge of the Company, through the action or inaction of any Third Parties, which with notice or the lapse of time or both would constitute a Default) of any term, condition or provision of any Material Contract to which the Company or any Company Subsidiary is a party or by which any of them or any of their respective properties or assets may be bound, except for Defaults which have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

4.19. Reserved.

4.20. Real Estate. Except as has not had, and would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) all of the leases, licenses, tenancies, subleases and all other occupancy agreements (“Leases”) in which the Company or any Company Subsidiary is a tenant, subtenant, landlord or sublandlord (the leased and subleased space or parcel of real property thereunder being, collectively, the “Real Property”), are in full force and effect, (ii) neither the Company (or the applicable Company Subsidiary), nor to the Knowledge of the Company, any other party to any Lease, is in default under the Leases, and no event has occurred which, with notice or lapse of time, would constitute a Default by the Company (or such Subsidiary) under the Leases and (iii) the Company (or the applicable Company Subsidiary) enjoys peaceful and undisturbed possession under the Leases. The Company does not currently own and has not owned in the past, and no Company Subsidiary currently owns or has owned in the past, any real property or any interests (other than the Leases) therein. All of the Leases of the Company and its Subsidiaries are set forth on Section 4.20 of the Company Disclosure Schedules.

4.21. Accounts Payable and Inventory. Since December 31, 2003, the Company has (i) discharged its material accounts payable and other material current liabilities and obligations in accordance with past practice, and (ii) purchased and maintained inventory in an amount which it reasonably believes to be appropriate for normal requirements of the Company’s business and current business conditions consistent with its past practices.

4.22. Suppliers. Set forth in Section 4.22 of the Company Disclosure Schedule is a list of the ten largest suppliers of the Company based on the dollar value of products purchased by the Company for the fiscal year

24

ended December 31, 2003. Since such date, there has not been, nor as a result of the Merger is there reasonably anticipated to be, any material change in relations with any of the major suppliers of the Company and its Subsidiaries.

4.23. Personnel, etc.

(a) Set forth in Section 4.23 of the Company Disclosure Schedules is a list setting forth: (i) the name of each officer of the Company and each of the Company’s Subsidiaries, specifying the title of each such Person; and (ii) the name of each director of the Company and each of the Company’s Subsidiaries.

(b) The Company has heretofore provided Acquiror with a complete and accurate schedule of compensation which each of the officers referred to in clause (a) above is currently entitled to receive.

4.24. Assets. The assets and properties of the Company and the Company Subsidiaries, considered as a whole, constitute all of the material assets and properties which are reasonably required for the business and operations of the Company and its Subsidiaries as presently conducted. The Company and its Subsidiaries have good title to or a valid leasehold estate in, free and clear of any Liens, all personal properties and assets reflected on the Company Balance Sheet at the Balance Sheet Date (except for properties or assets subsequently sold in the ordinary course of business consistent with past practices).

4.25. Insurance. Each of the Company and its Subsidiaries maintains insurance policies (the “Insurance Policies”) against all risks of a character and in such amounts as are usually insured against by similarly situated companies in the same or similar businesses. Section 4.25 of the Company Disclosure Schedules contains a complete and accurate list of all Insurance Policies of the Company and its Subsidiaries. Each Insurance Policy is in full force and effect and is valid, outstanding and enforceable, and all premiums due thereon have been paid in full, in each case without any exception other than those which have not had, and would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect. None of the Insurance Policies will terminate or lapse (or be affected in any other materially adverse manner) by reason of the transactions contemplated by this Agreement, in each case without any exception other than those which have not had, and would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company and its Subsidiaries has complied in all material respects with the provisions of each Insurance Policy under which it is the insured party. No insurer under any Insurance Policy has canceled or generally disclaimed liability under any such policy or, to the Company’s Knowledge, indicated any intent to do so or not to renew any such policy, in each case without any exception other than those which have not had, and would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect. All material claims under the Insurance Policies have been filed in a timely fashion. Since the Company’s formation, there have been no historical gaps in insurance coverage of the Company and/or its Subsidiaries.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUIROR

Except as disclosed in the disclosure schedule delivered by Parent and the Acquiror to the Company prior to the execution of this Agreement (the “Acquiror Disclosure Schedule”) with specific reference to the particular Section or subsection of this Agreement to which the information set forth in such disclosure schedule relates, Parent and Acquiror jointly and severally represent and warrant to the Company that:

5.1. Corporate Existence and Power. Parent is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware, and Acquiror is a corporation duly incorporated and validly existing under the Laws of the State of Oregon. Each of Parent and Acquiror has all corporate powers and authority required to own, lease and operate its respective properties and carry on its respective business as now conducted and to consummate the Merger and the other transactions contemplated hereby. Each of Parent and

25

Acquiror is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned, leased or operated by it or the nature of its activities makes qualification necessary, except where the failure to be so qualified has not had, and would not be reasonably expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect.

5.2. Corporate Authorization. The execution, delivery and performance by Parent and the Acquiror of this Agreement, the Ancillary Agreements, as applicable, and the consummation by Parent and the Acquiror of the Merger and the other transactions contemplated hereby and thereby, as applicable, are within the corporate powers of Parent and the Acquiror and have been duly and validly authorized by all necessary corporate action, as applicable, and no other corporate proceedings on the part of Parent or the Acquiror are necessary to authorize this Agreement, the Ancillary Agreements or to consummate the transactions contemplated hereby and thereby. This Agreement and the Ancillary Agreements have been duly and validly executed and delivered by Parent and the Acquiror, as applicable, and assuming that this Agreement and the Ancillary Agreements constitute the valid and binding obligation of the Company and/or the other parties thereto, this Agreement and the Ancillary Agreements constitute valid and binding obligations of Parent and the Acquiror, as applicable, each enforceable in accordance with their terms.

5.3. Governmental Authorization. The execution, delivery and performance by Parent and the Acquiror of this Agreement and the Ancillary Agreements, as applicable, and the consummation by Parent and the Acquiror of the transactions contemplated hereby and thereby, as applicable, will not require any consent, approval, action, order, authorization, or permit of, or registration or filing with, any Governmental Entity, other than (a) the filing of the Articles of Merger in accordance with the OBCA; (b) compliance with any applicable requirements of the HSR Act; (c) compliance with any applicable requirements of the Exchange Act; (d) such as may be required under any applicable state securities or blue sky Laws; and (e) other consents, approvals, actions, orders, authorizations, registrations, declarations, filings and permits which, if not obtained or made, have not had, and would not be reasonably expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect.

5.4. Non-Contravention. The execution, delivery and performance by Parent and the Acquiror of this Agreement, the Ancillary Agreements and the consummation by Parent and the Acquiror of the Merger and the other transactions contemplated hereby and thereby, as applicable, do not and will not (a) contravene or conflict with Parent’s Certificate of Incorporation or By-laws or Acquiror’s Articles of Incorporation or By-laws, (b) assuming compliance with the matters referred to in Section 5.3, contravene or conflict with or constitute a violation of any provision of any Law binding upon or applicable to Parent or the Acquiror or by which any of their respective properties is bound or affected, (c) constitute a Default under (or an event that with notice or lapse of time or both could reasonably be expected to become a Default) or give rise (with or without notice or lapse of time or both) to a right of termination, amendment, cancellation or acceleration under any agreement, contract, note, bond, mortgage, indenture, lease, franchise, Permit or other similar authorization or joint venture, limited liability or partnership agreement or other instrument binding upon Acquiror, other than, in the case of clauses (b) and (c) any items that have not had, and would not be reasonably expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect.

5.5. Employment Agreement. Parent has caused Acquiror to enter into the Employment Agreement. Neither Parent nor Acquiror will take any action to cause the Employment Agreement not to be in full force and effect on and as of the Effective Time.

5.6. Financing. Acquiror has delivered to the Company (i) signed counterpart(s) of the commitment letter of UBS, dated as of the date hereof, pursuant to which UBS has agreed, subject to the terms and conditions set forth therein, to provide or cause to be provided up to an aggregate of $1.0 billion of debt financing in connection with the transactions contemplated hereby and up to $75.0 million of revolving credit (the “Bank Commitment Letter”) and (ii) the signed commitment letter of Leonard Green & Partners, L.P. (“LGP”) pursuant to which LGP has agreed, subject to the terms and conditions set forth therein, to make or cause to be made an equity investment in Parent of an amount (the “Equity Commitment Letter” and, together with the Bank Commitment

26

Letter, the “Financing Letters”) of at least $219.0 million as provided in the Equity Commitment Letter. The Financing Letters have not been amended and are in full force and effect as of the date hereof. The funds in the amounts set forth in the Financing Letters would be sufficient to enable Acquiror and the Company to pay the Merger Consideration, to make all other necessary payments by them in connection with the Merger (including the repayment of certain outstanding indebtedness of the Company) and to pay all of the related fees and expenses, in each case as contemplated by the Financing Letters (collectively, the “Merger Funds”); provided that the Minimum Notes Condition shall be satisfied at the Notes Tender Price. The financing referred to in the Financing Letters is herein referred to as the “Financing.”

5.7. Finders’ Fees. Other than LGP, all of whose fees and expenses will be borne by the Surviving Corporation at the Closing and whose fees are set forth on Section 5.7 of the Acquiror Disclosure Schedule, there is no investment banker, financial advisor, broker, finder or other intermediary which has been retained by, or is authorized to act on behalf of, the Parent, Acquiror or any Affiliate thereof, which might be entitled to any fee or commission from the Parent, Acquiror, Company, any Company Subsidiary, or of any of their respective Affiliates upon consummation of the Merger or the other transactions contemplated by this Agreement or the Ancillary Agreements.

ARTICLE VI

COVENANTS OF THE COMPANY

The Company agrees as set forth below:

6.1. Company Interim Operations. Except as set forth in the Company Disclosure Schedule or as otherwise expressly permitted by any other provision of this Agreement, without the prior consent of Acquiror (which shall not be unreasonably withheld or delayed), from the date hereof until the Effective Time, the Company shall, and shall cause its Subsidiaries to, conduct their respective businesses only in the ordinary and usual course consistent with past practice, and shall use reasonable best efforts, to (i) preserve intact its present business organization, (ii) keep available the services of its key employees and those of each Company Subsidiary, and (iii) preserve existing relationships with its material suppliers and other Persons with which the Company or any Company Subsidiary has significant business relationships. Without limiting the generality of the foregoing, and as an extension thereof, except as set forth in the Company Disclosure Schedule or as otherwise expressly contemplated by this Agreement, from the date hereof until the Effective Time, without the prior consent of Acquiror (which shall not be unreasonably withheld or delayed), the Company shall not and shall not permit its Subsidiaries, directly or indirectly, to:

(a) propose or adopt any change in its Articles of Incorporation or By-laws (or equivalent organizational or governing documents);

(b) (i) split, combine or reclassify any shares of capital stock or amend the terms of any rights, warrants or options to acquire its securities, (ii) except for ordinary course dividends by a Company Subsidiary, declare, set aside or pay any dividend (including, without limitation, an extraordinary dividend) or other distribution (whether in cash, stock or property or any combination thereof) in respect of its Equity Interests, or (iii) redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any of its securities or any rights, warrants or options to acquire its securities;

(c) issue, deliver, sell, grant, pledge, encumber or transfer or authorize the issuance, delivery, sale, grant, pledge, encumbrance or transfer of, or agree to commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) its Equity Interests or any securities convertible into or exercisable for its Equity Interests, other than the issuance of Company Shares pursuant to the exercise of Company Options outstanding on March 23, 2004;

(d) merge with or acquire (by merger, consolidation, acquisition of stock or assets, joint venture or otherwise of a direct or indirect ownership interest or investment) in one transaction or series of related

27

transactions any Person, for an aggregate consideration in excess of $5,000,000, any Equity Interests or other securities of any Person, any division or business of any Person or all or substantially all of the assets of any Person;

(e) sell, lease, encumber or otherwise dispose of any assets or securities with carrying value in excess of $5,000,000;

(f) (i) (A) incur any indebtedness for borrowed money, except to fund operations of the business in the ordinary course consistent with past practice under the Company’s existing credit facility, (B) issue or sell any debt securities of the Company or any Company Subsidiary; (C) make any loans, advances or capital contributions to, or, except as permitted by Section 6.1(d), investments in, any other Person, other than in the ordinary course of business consistent with past practices, in no event in an aggregate principal amount in excess of $3,000,000, (D) assume, guarantee or endorse, or otherwise become liable or responsible (whether directly, contingently or otherwise) for, the obligations of any Person (other than obligations of Subsidiaries and the endorsements of negotiable instruments for collection in each such case in the ordinary course of business consistent with past practice), or (E) alter or amend in any way any compensation (including without limitation, any commission schedule) or other payments due to employees or independent contractors of the Company (other than, with respect to employees who are not officers or directors of the Company or any Company Subsidiary, increases in the ordinary course of business consistent with past practice and that, in the aggregate, will not result in a material increase in benefits or compensation expense of the Company or any Company Subsidiary) or (ii) enter into or materially amend any contract, agreement, commitment or arrangement to effect any of the transactions prohibited by this Section 6.1(f);

(g) (i) except as required by Law or any existing agreement, increase the amount of compensation of any director or officer of the Company or any Company Subsidiary, (ii) except as required by Law, an agreement existing on the date hereof or pursuant to a Company severance policy existing on the date hereof, grant any severance or termination pay to any director, employee, consultant, independent contractor or agent of the Company or any Company Subsidiary, (iii) adopt any additional employee benefit plan, (iv) provide for the payment of any amounts as a result of the consummation of the transactions contemplated by this Agreement, (v) except as may be required by Law or as necessary to comply with the terms of this Agreement, amend in any material respect any Company Employee Plan or (vi) pay any bonuses except to the extent provided on Section 6.1(g) of the Company Disclosure Schedule;

(h) authorize any single capital expenditure or any expenditures not in the ordinary course of business in excess of $5,000,000 or aggregate capital expenditures and other expenditures not in the ordinary course of business in excess of $10,000,000, except as set forth on Section 6.1(h) of the Company Disclosure Schedule;

(i) make any changes in its accounting methods, principles or practices currently in effect, except as required by changes in GAAP or by Regulation S-X of the Exchange Act, in each case as concurred in by its independent public accountants;

(j) except as set forth on Section 6.1(j) of the Company Disclosure Schedule, (i) settle, pay or discharge, any litigation, investigation, arbitration, proceeding or other claim, liability or obligation arising from the conduct of business in the ordinary course for an amount in excess of $2,000,000 or (ii) settle, pay or discharge any claim against the Company with respect to or arising out of the transactions contemplated by this Agreement for an amount in excess of $2,000,000 in the aggregate;

(k) (i) make any material Tax election or take any position on any Company Return filed on or after the date of this Agreement or adopt any method of accounting therein that is materially inconsistent with elections made, positions taken or methods of accounting used in preparing or filing similar returns in prior periods unless such position, election or method is required by changes in applicable Law, (ii) enter into any settlement or compromise of any material Tax liability, (iii) file any amended Company Return with respect to any material Tax, (iv) change any annual Tax accounting period, (v) enter into any closing agreement relating to any material Tax, (vi) surrender any right to claim a material Tax refund or (vii) give or request any waiver of a statute of limitation with respect to any Company Return;

28

(l) (i) make any expenditures or commitments for such expenditures in connection with the entry or proposed entry into any new line of business, or (ii) make any expenditures or commitments for such expenditures, in either case, in a material amount, in connection with the entry or proposed entry into any extension of an existing line of business not set forth on Section 6.1(l) of the Company Disclosure Schedule;

(m) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiary (other than the Merger);

(n) grant any loan, advance, extensions of credit to current or former employees or forgiveness or deferral of any loans due from any employee, other than any loan, advance or extension of credit to a current employee in circumstances and in amounts consistent with past practice, in any event not to exceed $50,000 for any one employee and $250,000 in the aggregate;

(o) effect new programs or change existing programs that relate to employment contracts, severance benefits, change in control benefits, bonuses, commissions, base salaries, phantom stock grants, incentive trips, prizes and awards, 401-k and pension benefits, vacation and PTO benefits, health and medical benefits or any other remuneration of any kind to any employee, except (i) as required by applicable Law or (ii) in the ordinary course of business consistent with past practice;

(p) enter into any contract or agreement other than in the ordinary course of business consistent with past practices that would be material to the Company and its Subsidiaries, taken as a whole;

(q) amend, modify or waive in any material respects any material right under any Material Contract of the Company or any of its Subsidiaries, other than in the ordinary course of business consistent with past practice;

(r) take any action that would result in any representation or warranty of the Company contained in this Agreement which is qualified as to materiality becoming untrue as of the Effective Time or any representation or warranty not so qualified becoming untrue in any material respect as of the Effective Time;

(s) except as required by applicable Law or GAAP, revalue in any material respect any of its assets, including writing down the value of inventory in any material manner, or writing-off notes or accounts receivable in any material manner;

(t) alter through merger, liquidation, reorganization or restructuring or any other fashion the corporate structure or ownership of any Company Subsidiary;

(u) permit to lapse any registrations or applications for material Intellectual Property owned by the Company or its Subsidiaries;

(v) sell, assign, license or encumber any material Intellectual Property of the Company or of any of the Company Subsidiaries, other than in the ordinary course of business, consistent with past practice; or

(w) authorize, agree or commit to do any of the foregoing.

6.2. Acquisition Proposals; Board Recommendation.

(a) The Company shall not, and the Company shall cause its Subsidiaries and its and their respective officers, directors, employees, attorneys, accountants, advisors, representatives and agents (“Representatives”) not to, (i) solicit or initiate or knowingly encourage any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (ii) participate or engage in discussions or negotiations with, or disclose or provide any non-public information relating to the Company or its Subsidiaries to, or afford access to any of the properties, books or records of the Company or its Subsidiaries to, any Person with respect to an Acquisition Proposal, (iii) enter into any agreement or agreement in principle with any Person with respect to an Acquisition Proposal, or (iv) grant any waiver or release under any standstill or similar agreement by any Person who has made an Acquisition Proposal,

29

provided, however, that prior to obtaining the Company Shareholder Approval, the Company and its Representatives may take any of the actions described in clause (ii) of this subsection (a) in response to any Person that has made a bona fide written Acquisition Proposal if, but only if, (A) such Person has submitted an unsolicited written Acquisition Proposal which did not result from a violation by the Company of its obligations under this Section 6.2, (B) such Person has entered into a confidentiality agreement with the Company on terms that are no less favorable to the Company than the Confidentiality Agreement, (C) the Board of Directors or Special Committee has determined in good faith by resolution duly adopted, after consultation with outside legal counsel and a financial advisor of nationally recognized reputation, that such Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Proposal, and (D) prior to, or substantially concurrent with, disclosing or providing any such non-public information, the Company shall disclose or provide all such information to Acquiror.

(b) The Company shall promptly advise Parent and Acquiror, telephonically and in writing, of the Company’s receipt of any Acquisition Proposal or any proposal, inquiry or request related to, or that could reasonably be expected to lead to, or that contemplates the possibility of, any Acquisition Proposal. The Company shall promptly provide Parent and Acquiror, in writing, with the terms and conditions of any such Acquisition Proposal, or such proposal, inquiry or request, and the identity of the Person making the same. Immediately upon determination by the Board of Directors of the Company that an Acquisition Proposal constitutes a Superior Proposal, the Company shall deliver to Parent and Acquiror a written notice (a “Notice of Superior Proposal”) advising them that the Board of Directors of the Company has so determined, specifying the terms and conditions of such Superior Proposal and the identity of the Person making such Superior Proposal, and providing Parent and Acquiror with a copy of the Superior Proposal.

(c) The Board of Directors of the Company has adopted a resolution recommending the approval of this Agreement and the Merger by the Company’s Shareholders (the “Company Recommendation”), and, except as provided in the next sentence, the Board of Directors of the Company shall at all times recommend approval of this Agreement and the Merger by the Company’s Shareholders. The Board of Directors or the Special Committee of the Company shall be permitted to (i) withdraw or modify in a manner adverse to Parent and Acquiror (or not to continue to make) the Company Recommendation (ii) approve or recommend a Superior Proposal, and/or (iii) enter into an agreement regarding such Superior Proposal if, but only if, (a) a majority of the Board of Directors of the Company or the Special Committee has reasonably determined in good faith, following consultation with outside counsel, that taking such action is required in order for the members of the Board of Directors of the Company or the Special Committee to comply with their fiduciary duties to the Company’s Shareholders under applicable law, (b) the Company has given Parent and Acquiror three (3) Business Days’ prior written notice of its intention to take such action, the Company shall have considered in good faith any proposed changes to this Agreement proposed by Parent or Acquiror so that the Superior Proposal of such Person no longer constitutes a Superior Proposal (it being understood and agreed that any material amendment to the financial or other material terms of such Superior Proposal shall require a new three (3) Business Day period to afford Parent and Acquiror the opportunity to negotiate with the Company as contemplated above), (c) the Company has fully complied with its obligations under this Section 6.2, and (d) the Company shall have terminated this Agreement in accordance with the provisions of Section 10.1(f) and shall have paid Parent the Parent Expense Reimbursement Amount in accordance with Section 10.2(b) and the Termination Fee in accordance with Section 10.2(c). Nothing in this Section 6.2 shall prohibit the Company or its Board of Directors or the Special Committee from taking and disclosing to the shareholders of the Company a position, or any information, with respect to an Acquisition Proposal by a Third Party to the extent required under applicable law (including Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act) or stock exchange regulation; provided that unless and until this Agreement is terminated in accordance with Section 10.1 hereof, nothing in this sentence shall affect the obligations of the Company and its Board of Directors under any other provision of this Agreement, including Section 8.2(b).

30

6.3. The Notes Tender Offer.

(a) Provided that this Agreement shall not have been terminated in accordance with Section 10.1, the Company will commence a tender offer (the “Notes Tender Offer”) in respect of the $225,000,000 million aggregate principal amount at maturity of the Senior Subordinated Notes as promptly as reasonably practicable after the date hereof, but in no event later than the mailing of the Company Proxy Statement. The aggregate consideration payable to each holder of Senior Subordinated Notes pursuant to the Notes Tender Offer shall be an amount in cash that the Parent and the Company are advised by the nationally recognized investment banking firm managing such tender to be customary for tenders of this type (as market conditions exist as of the date of this Agreement) (the “Notes Tender Price”). The Notes Tender Offer shall be made pursuant to an Offer to Purchase and Consent Solicitation Statement prepared by the Company in connection with the Notes Tender Offer in form and substance reasonably satisfactory to Parent (as amended from time to time, the “Notes Offer to Purchase”).

(b) As part of the Notes Tender Offer, the Company shall solicit the consent of the holders of the Senior Subordinated Notes to amend, eliminate or waive certain sections (as selected by Parent and reasonably acceptable to the Company) of the Senior Subordinated Notes Indenture (the “Notes Consents”). The Company’s obligation to accept for payment and pay for the Senior Subordinated Notes tendered pursuant to the Notes Tender Offer shall be subject to the conditions that (i) the aggregate principal amount of Senior Subordinated Notes validly tendered and not withdrawn prior to the expiration of the Notes Tender Offer constitutes at least a majority of the aggregate principal amount of Senior Subordinated Notes outstanding at the expiration of the Notes Tender Offer excluding, for purposes of such determination, any Senior Subordinated Notes not considered outstanding for purposes of concurrence in any direction, waiver, amendment or consent, as provided in Section 1.09 entitled “Treasury Notes” of the First Supplemental Indenture to the Senior Subordinated Notes Indenture in respect of the Senior Subordinated Notes (the “Minimum Notes Condition”), (ii) the Company receives Notes Consents from Noteholders (as that term is defined below) of at least a majority of the aggregate principal amount of Senior Subordinated Notes, (iii) the other conditions set forth in Article IX below shall have been satisfied or waived, (iv) the simultaneous occurrence of the Effective Time and (v) such other conditions as are customary for transactions similar to the Notes Tender Offer. Subject to the terms and conditions of the Notes Tender Offer (including, without limitation, the Minimum Notes Condition), the Company agrees to accept for payment and to pay for, as promptly as practicable after expiration of the Notes Tender Offer, the Senior Subordinated Notes validly tendered and not withdrawn. The Company will not waive any of the conditions to the Notes Tender Offer without the consent of Parent, which consent shall not be unreasonably withheld.

(c) The Company shall prepare, as promptly as practicable, the Notes Offer to Purchase, together with related letters of transmittal and similar ancillary agreements (such documents, together with all supplements and amendments thereto, being referred to herein collectively as the “Notes Tender Offer Documents”), relating to the Notes Tender Offer and to disseminate to the record holders of the Senior Subordinated Notes, and to the extent known by the Company, the beneficial owners of the Senior Subordinated Notes (collectively, the “Noteholders”), the Notes Tender Offer Documents; provided, however, that prior to the dissemination thereof, the Company shall consult with Parent with respect to the Notes Tender Offer Documents and shall afford Parent reasonable opportunity to comment thereon. Parent and the Acquiror shall provide the Company with any information for inclusion in the Notes Tender Offer Documents which may be required under applicable Law and which is reasonably requested by the Company. If at any time prior to the acceptance of Senior Subordinated Notes pursuant to the Notes Tender Offer any event should occur that is required by applicable Law to be set forth in an amendment of, or a supplement to, the Notes Tender Offer Documents, the Company will prepare and disseminate such amendment or supplement; provided, however, that prior to such dissemination, the Company shall consult with Parent with respect to such amendment or supplement and shall afford Parent reasonable opportunity to comment thereon. The Company will notify Parent at least 48 hours prior to the dissemination of the Notes Tender Offer Documents, or 24 hours prior to the mailing of any amendment or supplement thereto, to the Noteholders.

31

(d) At such time as the Company receives consents from Noteholders holding at least a majority of the aggregate principal amount of Senior Subordinated Notes, the Company agrees to execute, and to cause all of the guarantors that are a party to the Senior Subordinated Notes Indenture to execute, and will use reasonable best efforts to cause the trustee under the Senior Subordinated Notes Indenture to execute, a supplemental indenture (the “Supplemental Indenture”) in order to give effect to the amendments of the Senior Subordinated Notes Indenture contemplated in the Notes Tender Offer Documents; provided, however, that notwithstanding the fact that the Supplemental Indenture will become effective upon such execution, the proposed amendments set forth therein (the “Proposed Amendments”) will not become operative unless and until the Minimum Notes Condition is satisfied or waived and all other conditions to the Notes Tender Offer have been satisfied or waived by the Company and the Company accepts the Senior Subordinated Notes (and related consents) validly tendered for purchase and payment pursuant to the Notes Tender Offer. In such event, the parties hereto agree that the Proposed Amendments will be deemed operative as of immediately prior to such acceptance for payment, and the Company will thereafter be obligated to make all payments for the Senior Subordinated Notes (and related consents) so tendered.

6.4. Real Property Holding Company. The Company shall provide to Parent, at the Effective Time, a certificate from an officer of the Company, signed under penalty of perjury, to the effect that the Company is not, and has not been at any time during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

6.5. Change of Control Plan. Prior to the Effective Time, the Board of Directors shall adopt a resolution that amends the Change of Control Plan as set forth on Annex 6.5 hereto to the extent effective. Prior to the Effective Time, the Company shall use its reasonable best efforts to obtain the written consent of all senior management of the Company covered by the Change of Control Plan to such amendment to the Change of Control Plan in the form attached hereto as Exhibit E.

ARTICLE VII

COVENANTS OF PARENT AND ACQUIROR

Parent and Acquiror, jointly and severally, agree as set forth below:

7.1. Director and Officer Liability.

(a) From and after the Effective Time, Parent shall cause the Surviving Corporation to honor all of the Company’s obligations to indemnify and hold harmless the present and former officers and directors of the Company in respect of acts or omissions occurring at or prior to the Effective Time to the extent provided under the Company’s Articles of Incorporation and By-laws in effect on the date hereof (to the fullest extent permitted by applicable Law), and shall not amend (in a manner adverse to such present and former officers) the provisions relating to indemnification, exculpation or the liability of directors in the Company’s Articles of Incorporation or By-laws for at least six (6) years after the Effective Time; provided, however, that the Surviving Corporation shall have no obligation to provide such indemnification to the extent that it is ultimately determined that such indemnification is prohibited under applicable Law. In respect of any matter for which a present or former director or officer may be entitled to indemnification, subject to receipt by the Surviving Corporation of a writing that sets forth (i) that such person has a good faith belief that the person is entitled to indemnification and (ii) an undertaking from such person to repay any amount advanced hereunder if it is ultimately determined that the person is not entitled to indemnification, the Surviving Corporation shall advance to such person all reasonable costs and expenses incurred by him or her within twenty (20) days after receipt by the Surviving Corporation of a written request for such advance. The Surviving Corporation shall not require any security for any such undertaking. For a period of six (6) years after the Effective Time, Parent shall cause the Surviving Corporation to maintain the current policies of officers’ and directors’ liability insurance maintained by the Company (the “Current Policies”) (provided

32

that the Surviving Corporation may substitute therefore policies with reputable and financially sound carriers of at least the same coverage and amount containing terms and conditions that are no less favorable (the “Replacement Policies”)) in respect of acts or omissions occurring prior to the Effective Time covering each such Person currently covered by such Current Policies; provided, however, that in no event shall the Surviving Corporation be required to expend, per annum, in excess of 200% of the annual premium currently paid by the Company for such coverage (or such coverage as is available for 200% of such annual premium); provided, further, that if the annual premium required to provide the foregoing insurance exceeds 200% of the annual premium currently paid by the Company (which the Company represents and warrants is equal to $1,200,000 per annum), the Company shall provide as much of such insurance as can be purchased for such premium, and, any present or former officer or director, upon reasonable written notice thereof from the Surviving Corporation, who desires to be covered by the Current Policies may so elect and shall be covered by the Current Policies so long as such former offer or director pays the portion of the premium for such Current Policies in excess of the amount which the Surviving Corporation is obligated to pay pursuant to this Section 7.1. Alternatively, with the consent of Parent, which consent shall not be unreasonably withheld, the Company may purchase “tail” insurance coverage covering a period of six (6) years after the Effective Time, at a cost no greater than that set forth above, that provides coverage identical in all material respects to the coverage described above. The insurance purchased pursuant to this Section 7.1 shall be prepaid at the Effective Time and shall be non-cancelable.

(b) This Section 7.1 shall survive the consummation of the Merger and is intended to be for the benefit of, and shall be enforceable by, present or former officers or directors, their heirs and personal representatives and shall be binding on the Surviving Corporation and its successors and assigns and the covenants and agreements contained herein shall not be deemed exclusive of any other rights to which any present or former officer or director is entitled, whether pursuant to Law, contract or otherwise.

(c) If the Surviving Corporation or any of it successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each case, to the extent reasonably necessary, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall assume the obligations set forth in this Section 7.1.

(d) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its officers, directors or employees, it being understood and agreed that the indemnification provided for in this Section 7.1 is not prior to or in substitution for any such claims under such policies.

7.2. Transfer Taxes. Parent and the Company shall cooperate in the preparation, execution and filing of all returns, applications, questionnaires or other documents, regarding any real property transfer, stamp, recording, documentary, gains, sales, use, value added, stock transfer and any other fees and similar taxes which become payable in connection with the Merger (collectively, “Transfer Taxes”). From and after the Effective Time, the Surviving Corporation shall pay or cause to be paid all Transfer Taxes.

7.3. Repayment of Debt. Parent or Acquiror shall take any and all necessary action to provide the funds to, or to cause the funds to be provided to, the Company to enable the Company to consummate the Notes Tender Offer at the Effective Time, provided that the conditions to the Merger and the Notes Tender Offer have been satisfied or waived.

7.4. Acknowledgment. If, having complied with its obligations under Section 6.2, the Company receives an unsolicited Acquisition Proposal prior to obtaining the Company Shareholder Approval and the Board of Directors or the Special Committee of the Board of Directors determines, after consultation with outside legal counsel and a financial advisor of nationally recognized reputation, that such Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Proposal, Parent and Acquiror shall permit UBS (a) to enter into discussions and/or negotiations with the Person making such Acquisition Proposal with respect to UBS

33

providing financing to such Person on substantially similar terms as the terms available to Parent and Acquiror (i.e., on a “staple” basis) for such Acquisition Proposal and (b) to provide financing commitment letters and related financing to any Person, on substantially similar terms as the terms available to Parent and Acquiror, who has made an Acquisition Proposal which constitutes or could be reasonably be expected to lead to a Superior Proposal.

7.5. Substitute Financing. If funds in the amounts set forth in the Bank Commitment Letter, or any portion thereof, become unavailable to Acquiror on the terms and conditions set forth therein, then Parent and Acquiror shall use their commercially reasonable efforts to obtain substitute financing on terms and conditions reasonably satisfactory to Parent and Acquiror (“Substitute Financing”).

ARTICLE VIII

COVENANTS OF PARENT, ACQUIROR AND THE COMPANY

The parties hereto agree as set forth below:

8.1. Efforts and Assistance/HSR Act.

(a) Subject to the terms and conditions hereof, each party will use its commercially reasonable best efforts to take, or cause to be taken, all actions, to file, or caused to be filed, all documents and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements as promptly as practicable, including, without limitation, obtaining all necessary consents, waivers, approvals, authorizations, Permits or orders from all Governmental Entities or other Third Parties. Each party shall also refrain from taking, directly or indirectly, any action which would impair such party’s ability to consummate the Merger and the other transactions contemplated by this Agreement and the Ancillary Agreements. Without limiting the foregoing, the Company shall use commercially reasonable best efforts to (i) take all action necessary or desirable so that no Takeover Statute or similar statute or regulation is or becomes applicable to the Merger or any of the other transactions contemplated by this Agreement and the Ancillary Agreements and (ii) if any Takeover Statute or regulation becomes applicable to any of the foregoing, take all action necessary so that the Merger and the other transactions contemplated by this Agreement and the Ancillary Agreements may be consummated as promptly as practicable on the terms contemplated in this Agreement and/or the Ancillary Agreements, as the case may be, and otherwise to minimize the effect of such statute or regulation on the Merger and such other transactions. Each of the Company and Acquiror will use their reasonable best efforts to ensure that neither the execution, delivery and performance of this Agreement or any of the Ancillary Agreements nor the consummation of the Merger or any of the other transactions contemplated hereby or thereby constitute (a) a control share acquisition under Sections 60.801 through 60.816 of the OBCA or any applicable Takeover Statute or (b) a prohibited business combination under Section 60.835 of the OBCA or any applicable Takeover Statute.

(b) The Company, Parent and Acquiror shall cooperate with one another in determining whether any action by or in respect of, or filing with, any Governmental Entity is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any Material Contracts, in connection with the consummation of the transactions contemplated by this Agreement. Each of the Company, Parent and Acquiror will, and will cause its respective Subsidiaries, if any, to take all reasonable actions necessary to obtain (and will cooperate with each other in obtaining) any consent, approval, waiver, authorization, order or approval of, or any exemption by, any Governmental Entity or other public or private Third Party required to be obtained or made by the Company, Parent and Acquiror or any of their respective Subsidiaries, if any, in connection with the Merger or the taking of any action contemplated by this Agreement or the Ancillary Agreements.

34

(c) The Company, Parent and Acquiror shall furnish all information required to be included in any application or other filing to be made pursuant to the rules and regulations of any Governmental Entity in connection with the transactions contemplated by this Agreement. Parent, Acquiror and the Company shall have the right to review in advance, and to the extent reasonably practicable each will consult the other on, all the information relating to the other and each of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any Third Party or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement or the Ancillary Agreements.

(d) If required, each of the Company, Parent and Acquiror shall take all reasonable action necessary to file as soon as practicable notifications under the HSR Act and to respond as promptly as practicable to any inquiries from the Federal Trade Commission and the Antitrust Division of the Department of Justice for additional information or documentation and to respond as promptly as practicable to all inquiries and requests received from any state attorney general or other Governmental Entity in connection with antitrust matters related to the Merger or the other transactions contemplated by this Agreement and the Ancillary Agreements.

8.2. Shareholder Meeting/Proxy Statement and Schedule 13E-3.

(a) The Company, Parent and Acquiror shall use their respective reasonable best efforts to take or cause to be taken such actions as may be required to be taken under the Exchange Act, the Securities Act and any other federal securities laws, and under any applicable state securities or blue sky Laws in connection with the Merger and the other transactions contemplated hereby and by the Ancillary Agreements.

(b) The Company shall duly provide notice to each record holder of the outstanding Company Shares, and shall duly hold a meeting of its Shareholders (the “Company Shareholder Meeting”) as promptly as practicable for the purpose of obtaining the Company Shareholder Approval, and the Company shall use its best efforts to hold the Company Shareholder Meeting as soon as practicable after the date on which the Company Proxy Statement is cleared by the SEC. Nothing in this Section 8.2(b) shall be deemed to prevent the Company from taking any action it is permitted to take under, and in compliance with, Section 6.2 hereof.

(c) In connection with the Merger and the Company Shareholder Meeting, the Company shall prepare and file with the SEC, as promptly as practicable, a proxy statement relating to the Company Shareholder Meeting (together with any amendments thereof or supplements thereto and any other required proxy materials, the “Company Proxy Statement”) and a Rule 13E-3 Transaction Statement on Schedule 13E-3 (together with any amendments thereof or supplements thereto, the “Schedule 13E-3”) relating to the Merger and the other transactions contemplated by this Agreement and the Ancillary Agreements and shall use its reasonable best efforts to respond to the comments of the SEC and to cause the Company Proxy Statement to be mailed to the Company Shareholders as promptly as practicable; provided, however, that prior to the filing of the Company Proxy Statement and the Schedule 13E-3, the Company shall consult with Parent and the Acquiror with respect to such filings and shall afford Parent and the Acquiror reasonable opportunity to comment thereon. Parent and the Acquiror shall provide the Company with any information for inclusion in the Company Proxy Statement and the Schedule 13E-3 which may be required under applicable Law and which is reasonably requested by the Company. The Company shall promptly notify Parent and the Acquiror of the receipt of comments of the SEC and of any request from the SEC for amendments or supplements to the Company Proxy Statement or the Schedule 13E-3 or for additional information, and will promptly supply Parent and the Acquiror with copies of all correspondence between the Company or any of its Representatives, on the one hand, and the SEC or members of its staff, on the other hand with respect to the Company Proxy Statement, the Schedule 13E-3 or the Merger. If at any time prior to the Company Shareholder Meeting any event should occur which is required by applicable Law to be set forth in an amendment of, or a supplement to, the Company Proxy Statement or the Schedule 13E-3, the Company will prepare and mail such amendment or supplement; provided, however, that prior to such mailing, the Company shall consult with Parent and the Acquiror with respect to such amendment or supplement and shall afford Parent and the Acquiror reasonable opportunity to comment thereon. The

35

Company will notify Parent and the Acquiror at least 48 hours prior to the mailing of the Company Proxy Statement or any amendment or supplement thereto to the Company’s Shareholders. Subject to the provisions of Section 6.2 herein, the Company Recommendation, together with a copy of the opinion referred to in Section 4.15(b), shall be included in the Company Proxy Statement.

(d) The Company represents and warrants that the Company Proxy Statement and the Schedule 13E-3 will, in the case of the Schedule 13E-3 as of the date thereof, the date of any amendment thereto, and as of the time of the Company Shareholder Meeting, and, in the case of the Company Proxy Statement, as of the time the Company Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the Company’s Shareholders and as of the time of the Company Shareholder Meeting, not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The Company Proxy Statement and the Schedule 13E-3 will comply as to form in all material respects with the provisions of the Exchange Act. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any statements made or incorporated by reference in the Company Proxy Statement or the Schedule 13E-3 based on information supplied by Parent or the Acquiror for inclusion or incorporation by reference therein.

(e) Parent and the Acquiror represent and warrant that the information supplied or to be supplied by Parent and the Acquiror in writing for inclusion or incorporation by reference in the Company Proxy Statement or the Schedule 13E-3 will, in the case of the Schedule 13E-3 as of the date thereof, the date of any amendment thereto, and as of the time of the Company Shareholder Meeting, and, in the case of the Company Proxy Statement, as of the time the Company Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the Company’s Shareholders, and as of the time of the Company Shareholder Meeting, not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Parent and the Acquiror make no representation or warranty with respect to any statements made or incorporated by reference in the Company Proxy Statement or Schedule 13E-3 based on information supplied by Company for inclusion or incorporation by reference therein.

8.3. Public Announcements. So long as this Agreement is in effect, the parties shall consult with each other before issuing any press release or making any public statement with respect to this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby and shall not issue any such press release or make any such public statement without the prior consent of the other party, which shall not be unreasonably withheld or delayed, except as may be required by applicable Law or any listing agreement with any national securities exchange. Notwithstanding anything in this Agreement to the contrary, the Company shall, as promptly as practicable after the execution hereof, file or furnish to the SEC a current report on Form 8-K which attaches as exhibits this Agreement and copies of all executed financing commitment letters received by Parent and Acquiror and delivered to the Company in connection with this Agreement.

8.4. Access to Information; Notification of Certain Matters.

(a) From the date hereof until the Effective Time and subject to applicable Law, the Company shall (i) give to Parent, Acquiror and their Representatives reasonable access during normal business hours to its offices, properties, books and records; (ii) furnish or make available to Parent, Acquiror and their Representatives any financial and operating data and other information as those Persons may reasonably request; and (iii) instruct its Representatives to cooperate with the reasonable requests of Parent and Acquiror in their investigation. Any investigation pursuant to this Section shall be conducted in a manner which will not interfere unreasonably with the conduct of the business of the Company and its Subsidiaries and shall be in accordance with any other existing agreements or obligations binding on the Company or any of its Subsidiaries. Unless otherwise required by Law, each of Parent and Acquiror will hold, and will cause its respective Representatives to hold any nonpublic information obtained in any investigation in confidence in accordance with and agrees to be bound by, the terms of that certain confidentiality agreement, dated as

36

of February 10, 2004, as amended (the “Confidentiality Agreement”), between the Company and LGP. No investigations pursuant to this Section 8.4(a) shall affect any representations or warranties of the parties herein or the conditions to the obligations of the parties hereto.

(b) The Company shall give prompt notice to Parent and Acquiror, and Parent and Acquiror shall give prompt notice to the Company, of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would reasonably be expected to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect; (ii) any failure of the Company, Parent or Acquiror, as the case may be, to materially comply with or satisfy, or the occurrence or nonoccurrence of any event, the occurrence or nonoccurrence of which would reasonably be expected to cause the failure by such party to materially comply with or satisfy, any covenant, condition or agreement to be complied with or satisfied by it hereunder; (iii) any notice or other communication from any Third Party alleging that the consent of such Third Party is or may be required in connection with the transactions contemplated by this Agreement or any Ancillary Agreement; (iv) any actions, suits, claims, investigations or proceedings commenced or, to the best of such party’s knowledge, threatened against, or affecting such party which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to this Agreement or which relate to the consummation of the transactions contemplated hereby or by the Ancillary Agreements; and (v) the occurrence of any event, development or circumstance which has had or would be reasonably expected to result in a Company Material Adverse Effect or Acquiror Material Adverse Effect; provided, however, that the delivery of any notice pursuant to this Section 8.4(b) shall not limit or otherwise affect the remedies available hereunder to the party giving or receiving such notice.

(c) Parent, the Acquiror and their agents, shall have the right, from time to time, prior to the Closing Date or earlier termination of this Agreement, during normal business hours and after reasonable notice has been provided, to enter upon the real property owned or leased by the Company or any Company Subsidiary (collectively, the “Premises”) for the purpose of conducting visual inspections of the Premises, taking of measurements, making of surveys and generally for the reasonable performance of a standard “Phase I” investigation relating to the Premises, all at Acquiror’s sole cost and expense; provided, however, that Parent or the Acquiror shall (i) restore any damage to the Premises or any adjacent property caused by such actions within a reasonable time period after such entry; (ii) not unreasonably interfere with the conduct of the business of the Company or any Company Subsidiary and (iii) not conduct any soil borings, or groundwater testing or any other “Phase II” testing without the prior written consent of the Company. Any entry by Parent or the Acquiror onto the Premises shall be subject to, and conducted in accordance with, any other existing agreements or obligations binding on the Company or any Company Subsidiary and all applicable Environmental Laws. Parent and the Acquiror shall keep the Premises free and clear of any mechanic’s or materialmen’s liens arising out of any entry onto or inspection of the Premises. Parent and the Acquiror shall not disturb the Premises beyond what is reasonably necessary to conduct its investigations.

8.5. Further Assurances. Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall use their respective best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings, and otherwise to satisfy or cause to be satisfied all conditions precedent to its obligations under this Agreement. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Acquiror, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Acquiror, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger. The Company shall use reasonable efforts to cooperate with and assist Acquiror in obtaining the Financing.

37

8.6. Disposition of Litigation. The Company will consult with Parent and the Acquiror with respect to any action by any Third Party to restrain or prohibit or otherwise oppose the Merger or the other transactions contemplated by this Agreement or the Ancillary Agreements and, subject to Section 6.2, will use reasonable best efforts to resist any such effort to restrain or prohibit or otherwise oppose the Merger or the other transactions contemplated by this Agreement or the Ancillary Agreements. Acquiror may participate in (but not control) the defense of any shareholder litigation against the Company and its directors relating to the transactions contemplated by this Agreement at Acquiror’s sole cost and expense (subject to Section 10.2). In addition, subject to Section 6.2, the Company will not voluntarily cooperate with any Third Party which has sought or may hereafter seek to restrain or prohibit or otherwise oppose the Merger or the other transactions contemplated by this Agreement and the Ancillary Agreements, other than extending professional courtesies to such Third Party, and will cooperate with Acquiror to resist any such effort to restrain or prohibit or otherwise oppose the Merger or the other transactions contemplated by this Agreement and the Ancillary Agreements.

8.7. Confidentiality Agreement. The parties acknowledge that the Company and LGP entered into the Confidentiality Agreement, which shall be deemed to be incorporated herein as if it were set forth in its entirety, and which Confidentiality Agreement shall continue in full force and effect in accordance with its terms until the earlier of (a) the Effective Time or (b) the expiration of the Confidentiality Agreement according to its terms; provided that, to the extent any provision of this Agreement or the Ancillary Agreements permits Parent or Acquiror to take any action otherwise prohibited under the Confidentiality Agreement, the terms of this Agreement or such Ancillary Agreement shall prevail.

ARTICLE IX

CONDITIONS TO MERGER

9.1. Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Acquiror to consummate the Merger are subject to the satisfaction or waiver of the following conditions:

(a) the Company Shareholder Approval shall have been obtained;

(b) any applicable waiting period or required approval under the HSR Act, or any other similar applicable Law required prior to the completion of the Merger, in connection with the Merger or the other transactions contemplated by this Agreement or the Ancillary Agreements, shall have expired or been earlier terminated or received; and

(c) no Governmental Entity of competent authority or jurisdiction shall have issued any Law or taken any other action then in effect, which restrains, enjoins or otherwise prohibits or makes illegal the consummation of the Merger; provided, however, that the parties hereto shall use their respective reasonable best efforts to have any such Law or other legal restraint vacated.

9.2. Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver of the following further conditions:

(a) (i) Parent and Acquiror shall have performed in all material respects all of their obligations hereunder required to be performed by them at or prior to the Effective Time, (ii) (A) the representations and warranties of Parent and Acquiror contained in this Agreement that are qualified by reference to materiality or an Acquiror Material Adverse Effect shall be true and correct when made and at and as of the Effective Time, as if made at and as of such time (provided that representations made as of a specific date shall be required to be true and correct as of such date only), (B) the representations and warranties of the Parent and Acquiror set forth in Section 5.1, Section 5.2, Section 5.6 and Section 5.7 that are not qualified by Acquiror Material Adverse Effect shall have been true and correct in all respects when made and at and as of the Effective Time, as if made as of such time (provided that representations made as of a specific date shall be required to be true and correct as of such date only), and (C) all other representations and warranties of Parent and Acquiror shall be true and correct when made and at and as of the Effective Time as if made at

38

and as of such time (provided that representations made as of a specific date shall be required to be true and correct as of such date only), except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, does not have, and is not reasonably likely to have, an Acquiror Material Adverse Effect and (iii) the Company shall have received a certificate signed by the Chief Executive Officer or President of each of Parent and Acquiror to the foregoing effect;

(b) Parent shall have obtained or made all consents, approvals, actions, orders, authorizations, registrations, declarations, announcements and filings identified on Section 9.2(b) of the Company Disclosure Schedule; provided, however, that this condition shall be deemed satisfied if the failure of this condition is due to willful breach by the Company of any of its material covenants in this Agreement; and

(c) since the date of this Agreement, there shall not have occurred any change, event, occurrence, development or circumstance which, individually or in the aggregate, constitutes or could reasonably be expected to result in, an Acquiror Material Adverse Effect.

9.3. Conditions to the Obligations of Acquiror. The obligations of Parent and Acquiror to consummate the Merger are subject to the satisfaction or waiver of the following further conditions:

(a) (i) the Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, (ii) (A) the representations and warranties of the Company contained in this Agreement that are qualified by reference to materiality or a Company Material Adverse Effect shall be true and correct when made and at and as of the Effective Time, as if made at and as of such time (provided that representations made as of a specific date shall be required to be true and correct as of such date only), (B) the representations and warranties of the Company set forth in Section 4.1(a), Section 4.2, Section 4.5, Section 4.6(b) and Section 4.15 that are not qualified by Company Material Adverse Effect shall have been true and correct in all respects (except, with respect to Section 4.5, for de minimus deviations) when made and at and as of the Effective Time, as if made at and as of such time (provided that representations made as of a specific date shall be required to be true and correct as of such date only), and (C) all other representations and warranties of the Company shall have been true and correct when made and at and as of the Effective Time, as if made at and as of such time (provided that representations made as of a specific date shall be required to be true and correct as of such date only), except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, does not have, and is not reasonably likely to have, a Company Material Adverse Effect and (iii) Parent shall have received a certificate signed by the Chief Executive Officer of the Company to the foregoing effect;

(b) there shall not be pending (i) any action or proceeding by any Governmental Entity or (ii) any action or proceeding by any other Person, in any case referred to in clauses (i) and (ii), before any court or Governmental Entity that has a reasonable probability of success seeking (x) to make illegal or to restrain or prohibit the consummation of the Merger or the other transactions contemplated hereby or by the Ancillary Agreements or seeking to obtain material damages, (y) to restrain or prohibit Parent’s (including its Affiliates) ownership or operation of all or any material portion of the business or assets of the Company (including the Surviving Corporation after the Effective Time) or any of its Subsidiaries, or to compel Parent or any of its Affiliates (including the Surviving Corporation after the Effective Time) to dispose of or hold separate all or any material portion of the business or assets of the Company (including the Surviving Corporation after the Effective Time) or its Subsidiaries, or (z) to impose or confirm material limitations on the ability of Parent or any of its Affiliates (including the Surviving Corporation after the Effective Time) to effectively control the business or operations of the Company (including the Surviving Corporation after the Effective Time) or any of its Subsidiaries or effectively to exercise full rights of ownership of the Company Shares;

(c) since the date of this Agreement, there shall not have occurred any change, event, occurrence, development or circumstance which, individually or in the aggregate, constitutes or could reasonably be expected to result in, a Company Material Adverse Effect;

39

(d) the Employment Agreement between the Acquiror and Mark J. Wattles shall be in full force and effect, and Mark J. Wattles shall be ready, willing and able, absent a Default by Parent or Acquiror of the Employment Agreement, to perform and provide his services in accordance with the terms and conditions of his Employment Agreement;

(e) Mark J. Wattles shall have entered into and delivered to Parent the agreements contemplated by, and performed all actions required by him to consummate the transactions contemplated by, the Option Exchange and Contribution Agreement;

(f) the financings and related transactions contemplated by the Bank Commitment Letter (or in any Substitute Financing, if applicable), including the repayment of the Company’s and its Subsidiaries’ indebtedness as contemplated therein, and the release of any related liens shall have been consummated on terms reasonably acceptable to Acquiror; provided, however, that the terms of the Bank Commitment Letter and the terms of the Notes Tender Offer are hereby deemed to be acceptable to Acquiror; and

(g) (i) immediately prior to the Effective Time, a principal amount of Senior Subordinated Notes shall have been validly tendered and not withdrawn pursuant to the Notes Tender Offer such that the Minimum Notes Condition shall have been satisfied and (ii) the Company, Hollywood Management Company and the trustee under the Senior Subordinated Notes Indenture shall have executed and delivered the Supplemental Indenture and (iii) the Company shall accept for payment the Senior Subordinated Notes tendered pursuant to the Notes Tender Offer as of the Effective Time.

ARTICLE X

TERMINATION

10.1. Termination. This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time by written notice, whether before or after the Company Shareholder Approval shall have been obtained (provided that, in the case of a termination by the Company under this Section 10.1, such termination shall also have been approved by the Special Committee):

(a) by mutual written agreement of Parent and the Company, in each case duly authorized by their respective Boards of Directors;

(b) by either Parent or the Company, if

(i) the Merger shall not have been consummated by October 15, 2004 (the “End Date”); provided, however, that the right to terminate this Agreement under this Section 10.1(b)(i) shall not be available to any party whose breach of any provision of this Agreement has resulted in the failure of the Merger to occur on or before the End Date;

(ii) there shall be any Law that makes consummation of the Merger illegal or otherwise prohibited or any ruling, judgment, injunction, order or decree of any Governmental Entity having competent jurisdiction enjoining the Company or Acquiror from consummating the Merger is entered and the ruling, judgment, injunction, order or decree shall have become final and nonappealable and, prior to that termination, the parties shall have used reasonable best efforts to resist, resolve or lift, as applicable, the Law, ruling, judgment, injunction, order or decree; provided, however, that the right to terminate this Agreement pursuant to this Section 10.1(b)(ii) shall not be available to any party whose breach of any provision of this Agreement results in the imposition of such ruling, judgment, injunction, order or decree or the failure of such ruling, judgment, injunction, order or decree to be resisted, resolved or lifted, as applicable; or

(iii) at the Company Shareholder Meeting or any adjournment thereof at which this Agreement has been voted upon, the Company Shareholder Approval shall not have been obtained;

(c) by the Company, if a breach of or failure to perform any representation, warranty, covenant or agreement on the part of Parent or Acquiror set forth in this Agreement shall have occurred which would

40

cause any of the conditions set forth in Section 9.2(a) not to be satisfied, and such condition shall either be incapable of being satisfied by the End Date or is not cured within ten (10) Business Days after notice from the Company; provided, however, that the Company shall not also then be in material breach of this Agreement;

(d) by Parent, if a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement shall have occurred which would cause any of the conditions set forth in Section 9.3(a) not to be satisfied, and such condition is either incapable of being satisfied by the End Date or is not cured within ten (10) Business Days after notice from the Parent; provided, however, that Parent or Acquiror shall not also then be in material breach of this Agreement;

(e) by Parent, if:

(i) the Company shall have breached any of its obligations under Section 6.2 (other than immaterial and inadvertent breaches of Section 6.2(b)) or Section 8.2 (other than breaches which are cured within five (5) Business Days after notice from Parent) of this Agreement,

(ii) the Board of Directors of the Company shall (A) withdraw, modify, condition or qualify the Company Recommendation in a manner adverse to Parent or Acquiror, (B) approve or recommend to the Company Shareholders an Acquisition Proposal (other than by Parent, Acquiror or their Affiliates), (C) approve or recommend that the Company Shareholders tender their Company Shares in any tender or exchange offer that is an Acquisition Proposal (other than by Parent, Acquiror or their Affiliates), or (D) approve a resolution or agree to do any of the foregoing;

(iii) any Person or group (other than Parent, Acquiror or their Affiliates) acquires Beneficial Ownership of a majority of the outstanding Company Shares; or

(iv) any other Third Party Acquisition shall have occurred; or

(f) by the Company, if (i) the Company concurrently enters into a definitive agreement for a Superior Proposal in accordance with, and has otherwise complied with, all provisions of Section 6.2 hereof and (ii) concurrently with such termination, the Company shall have paid Parent the Termination Fee and the Parent Expense Reimbursement Amount in accordance with Section 10.2.

The party desiring to terminate this Agreement pursuant to Sections 10.1(b) through (f) shall give written notice of such termination to the other party in accordance with Section 11.1 of this Agreement; provided that no termination by the Company shall be effective unless and until the Company shall have paid any Termination Fee and/or Parent Expense Reimbursement Amount required to be then paid by it pursuant to Section 10.2 of this Agreement.

10.2. Effect of Termination.

(a) In the event of termination of this Agreement by either the Company or Acquiror as provided in Section 10.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of the Company or Acquiror or their respective Subsidiaries, officers or directors except (i) with respect to Section 8.3, Section 8.7, this Section 10.2 and Article XI and (ii) with respect to any liabilities for damages incurred or suffered by a party as a result of the willful and material breach by the other party of any of its representations, warranties, covenants or other agreements set forth in this Agreement or any Ancillary Agreement.

(b) The Company agrees that if this Agreement is terminated prior to the Effective Time as a consequence of a failure or non-waiver of any condition contained in Section 9.3(a) or Section 9.3(c) or pursuant to Section 10.1(b)(iii), Section 10.1(d), Section 10.1(e) or Section 10.1(f), then the Company shall pay Acquiror an amount equal to the Parent Expense Reimbursement Amount. Payment of the Parent Expense Reimbursement Amount pursuant to this Section 10.2(b) shall be made not later than five (5) Business Days after Parent has delivered to the Company a notice of demand for payment and a documented

41

itemization setting forth in reasonable detail all expenses for which it seeks payment (which itemization may be supplemented and updated from time to time until the thirtieth (30th) day after Parent delivers notice of demand for payment).

(c) In addition to any payment required by Section 10.2(b) and notwithstanding any other provision of this Agreement, the Company and Parent agree that:

(i) if this Agreement is terminated pursuant to Section 10.1(e)(i), Section 10.1(e)(ii), Section 10.1(e)(iii) or Section 10.1(f) then the Company shall immediately pay to Parent the Termination Fee;

(ii) if this Agreement is terminated pursuant to Section 10.1(b)(iii) or Section 10.1(d) then, in the event that, prior to such termination, (A) any Third Party Acquisition occurs or (B) any Third Party shall have publicly made, proposed, communicated or disclosed an intention to make a bona fide Acquisition Proposal (or such Acquisition Proposal becomes publicly known) which, in the event of a termination pursuant to Section 10.1(d), could reasonably be expected to lead to a Superior Proposal, the Company shall immediately pay to Parent the Termination Fee;

(iii) if (A) this Agreement is terminated pursuant to Section 10.1(b)(iii) or Section 10.1(d) and (B) no Termination Fee has been paid by the Company to Parent and (C) within twelve (12) months following such termination, (1) the Company enters into a definitive agreement with respect to an Acquisition Proposal or (2) any Third Party Acquisition occurs, then the Company shall immediately pay to Parent the Termination Fee upon the first to occur of the events described in clause (C)(1) and (C)(2) of this sentence; and

(iv) if (A) this Agreement is terminated pursuant to Section 10.1(b)(i) (provided that at the time of such termination pursuant to Section 10.1(b)(i), the conditions precedent in Section 9.1(b), Section 9.3(f) and Section 9.3(g) shall have been satisfied and the reason for the Closing not having previously occurred shall not be the failure to satisfy the conditions precedent set forth in Section 9.2 through no fault of the Company) and (B) prior to such termination, (1) any Third Party Acquisition occurs or (2) any Third Party shall have publicly made, proposed, communicated or disclosed an intention to make a bona fide Acquisition Proposal, or such Acquisition Proposal becomes publicly known and (C) no Termination Fee has been paid by the Company to Parent and (D) within twelve (12) months following such termination, (1) the Company enters into a definitive agreement with respect to an Acquisition Proposal or (2) any Third Party Acquisition occurs, then the Company shall immediately pay to Parent the Termination Fee upon the first to occur of the events described in clause (D)(1) and (D)(2) of this sentence. Solely for purposes of Sections 10.2(c)(ii), (iii) and (iv) hereof, all references to 15% in the definition of the term “Acquisition Proposal” shall be deemed to be 20%.

(d) Notwithstanding anything in this Section 10.2 to the contrary, the Company shall not be required to pay any Termination Fee and/or Parent Expense Reimbursement Amount to Parent in the event this Agreement is terminated by Parent as a result of the condition in Section 9.3(d) or Section 9.3(e) becoming incapable of being satisfied due to the death or “Disability” (as that term is defined in the Employment Agreement) of Mark J. Wattles.

10.3. Fees and Expenses. Except as otherwise specifically provided herein, all fees and expenses incurred in connection herewith and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses, whether or not the Merger is consummated.

42

ARTICLE XI

MISCELLANEOUS

11.1. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile or similar writing) and shall be given,

if to Parent or Acquiror, to:

Leonard Green & Partners, L.P.

11111 Santa Monica Boulevard, Suite 2000

Los Angeles, CA 90025

Attention: John M. Baumer

Facsimile No.: 310-954-0404

with a copy to:

Latham & Watkins LLP

885 Third Avenue, Suite 1000

New York, New York 10022

Attention: Howard A. Sobel, Esq.

Facsimile No.: 212-751-4864

if to the Company, to:

Hollywood Entertainment Corporation

9275 S.W. Peyton Lane

Wilsonville, Oregon 97070

Attention: Donald Eckman

Facsimile No.: (503) 570-1680

with a copy to:

Gibson, Dunn & Crutcher LLP

2029 Century Park East, Suite 4000

Los Angeles, California 90067

Attention: Jonathan K. Layne, Esq.

Facsimile No.: 310-552-7053

and

Stoel Rives LLP

Standard Insurance Center

900 S.W. Fifth Avenue, Suite 2600

Portland, Oregon 97204-1268

Attention: Robert J. Moorman, Esq.

Facsimile No.: 503-220-2480

or such other address or facsimile number as a party may hereafter specify for the purpose by notice to the other parties hereto. Each notice, request or other communication shall be effective only (a) if given by facsimile, when the facsimile is transmitted to the facsimile number specified in this Section and the appropriate facsimile confirmation is received or (b) if given by overnight courier or personal delivery when delivered at the address specified in this Section.

11.2. Survival. None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time; provided, however, that this

43

Section 11.2 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time, including, but not limited to, those covenants in Articles 2, 3, 7 and 11 which contemplate performance after the Effective Time.

11.3. Amendments; No Waivers.

(a) Any provision of this Agreement may be amended or waived prior to the Effective Time, if, and only if, the amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent and Acquiror, or in the case of a waiver, by the party against whom the waiver is to be effective. No amendment or waiver shall be binding on the Company unless approved by the Special Committee.

(b) At any time prior to the Effective Time, Parent and the Company may with respect to the other party (a) extend the time for the performance of any of the obligations or other acts of such other party and (b) waive any inaccuracies in the representations and warranties of such other party contained herein or in any document delivered pursuant hereto. No such extension or waiver shall be deemed or construed as a continuing extension or waiver on any occasion other than the one on which such extension or waiver was granted or as an extension or waiver with respect to any provision of this Agreement not expressly identified in such extension or waiver on the same or any other occasion. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

11.4. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that all or any of the rights or obligations of Acquiror may be assigned to any direct or indirect wholly-owned Subsidiary of Acquiror (which assignment shall not relieve Acquiror of its obligations hereunder); provided, further, that other than with respect to the foregoing proviso, no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto. Any purported assignment in violation hereof shall be null and void.

11.5. Counterparts; Effectiveness; Third Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto. Except as set forth in Sections 3.3, 3.4 or 7.1, no provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

11.6. Governing Law. This Agreement shall be construed in accordance with and governed by the internal Laws of the State of Delaware applicable to contracts executed and fully performed within the State of Delaware, except to the extent that the Merger is mandatorily governed by the laws of the State of Oregon.

11.7. Jurisdiction. Except as otherwise expressly provided in this Agreement, the parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought exclusively in the Court of Chancery of the State of Delaware, County of New Castle or, if such court does not have jurisdiction over the subject matter of such proceeding or if such jurisdiction is not available, the United States District Court for the District of Delaware, and each of the parties hereby consents to the exclusive jurisdiction of those courts (and of the appropriate appellate courts therefrom) in any suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of the venue of any suit, action or proceeding in any of those courts or that any suit, action or proceeding which is brought in any of those courts has been brought in an inconvenient forum. Process in any suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any of the named courts.

44

Without limiting the foregoing, each party agrees that service of process on it by notice as provided in Section 11.1 shall be deemed effective service of process.

11.8. Entire Agreement. This Agreement (together with the exhibits and schedules hereto), the Ancillary Agreements and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof.

11.9. Authorship. The parties agree that the terms and language of this Agreement were the result of negotiations between the parties and, as a result, there shall be no presumption that any ambiguities in this Agreement shall be resolved against any party. Any controversy over construction of this Agreement shall be decided without regard to events of authorship or negotiation.

11.10. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

11.11. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

11.12. Headings; Construction. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. In this Agreement (a) words denoting the singular include the plural and vice versa, (b) “it” or “its” or words denoting any gender include all genders, (c) the word “including” shall mean “including without limitation,” whether or not expressed, (d) any reference herein to a Section, Article, Paragraph, Clause or Schedule refers to a Section, Article, Paragraph or Clause of or a Schedule to this Agreement, unless otherwise stated, and (e) when calculating the period of time within or following which any act is to be done or steps taken, the date which is the reference day in calculating such period shall be excluded and if the last day of such period is not a Business Day, then the period shall end on the next day which is a Business Day.

[Signature Page Follows]

*                    *                     *

45

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

HOLLYWOOD ENTERTAINMENT CORPORATION, an Oregon corporation

/s/ F. BRUCE GIESBRECHT
By:	F. Bruce Giesbrecht
Its:	President and Chief Operating Officer

COSAR CORPORATION, an Oregon corporation

/s/ JOHN M. BAUMER
By:	John M. Baumer
Its:	Vice President

CARSO HOLDINGS CORPORATION, a Delaware corporation

/s/ JOHN M. BAUMER
By:	John M. Baumer
Its:	Vice President

S-1

Annex 1.1

KNOWLEDGE

The term “Knowledge” as used in this Agreement shall refer to the actual knowledge, after due inquiry, of each of:

Mark J. Wattles

Timothy R. Price

F. Bruce Giesbrecht

Annex 6.5

AMENDMENT TO

CHANGE OF CONTROL PLAN

FOR SENIOR MANAGEMENT

This Amendment to Change of Control Plan for Senior Management (this “Amendment”) is effective as of March [    ], 2004.

WHEREAS,                             , an Oregon corporation (hereinafter called the “Company”) has previously adopted the Change of Control Plan for Senior Management, effective as of February 3, 2001, (the “Plan”); and

WHEREAS, the Company desires to amend the Plan in connection with the transactions contemplated by the Agreement and Plan of Merger between Carso Holdings Corporation, a Delaware corporation, Cosar Corporation, an Oregon corporation, and the Company dated as of [                    ], 2004 (the “Merger Agreement”) and the other agreements entered into in connection with the Merger Agreement (the “Ancillary Agreements”), effective as of the Effective Time under the Merger Agreement;

NOW, THEREFORE, the Company hereby amends the Plan as follows:

1. Defined Terms. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Plan.

2. Amendment to Plan.

The definition of “Good Reason” in Section D shall be amended in its entirety to read as follows:

“Good Reason” shall mean the resignation of the officer after (1) notice in writing is given to him/her of his or her relocation, without the officer’s consent, to a place of business more than 25 miles outside of the Wilsonville, Oregon area, (2) the actual relocation of the offices of the Company more than 25 miles outside of Wilsonville, Oregon (3) a reduction in the officer’s base pay, or (4) a substantial alteration occurs in the nature or status of the officer’s responsibilities from those in effect on the date of the Change of Control, disregarding changes in title and any alteration resulting from (y) the Company’s ceasing to be a public company or (z) the officers’ no longer having the functions, responsibilities and duties held by an officer of a public company.

3. Continuing Effectiveness of Plan. Except as expressly provided herein to the contrary, the Plan shall remain unaffected and shall continue in full force and effect after the date hereof.

4. Effective Date. This Amendment shall only become effective as of the Effective Time, as defined in the Merger Agreement.

APPENDIX B

LAZARD	LAZARD FRÈRES & CO. LLC
8900 WILSHIRE BOULEVARD
SUITE 100
BEVERLY HILLS, CA 90211
PHONE 310-289-2580
FAX 310-289-2588

March 28, 2004

Hollywood Entertainment Corporation

9275 SW Peyton Lane

Wilsonville, Oregon 97070

Attn: Special Committee of the Board of Directors and the Board of Directors

Gentlemen:

We understand that Hollywood Entertainment Corporation (the “Company”), Carso Holdings Corporation (“Parent”) and Cosar Corporation (“Acquiror”) intend to enter into an Agreement and Plan of Merger, dated as of March 28, 2004 (the “Merger Agreement”). The Merger Agreement provides for, among other things, a merger of Acquiror with and into the Company (the “Merger”), pursuant to which each share of the Company’s common stock (other than any such shares held in the treasury of the Company or owned by Parent, the Contributing Holders, as defined in the Merger Agreement, and each of their respective Affiliates, as defined in the Merger Agreement) will be converted into the right to receive $14.00 in cash (the “Consideration”). The terms and conditions of the Merger are set forth in more detail in the Merger Agreement.

You have requested our opinion as to the fairness, from a financial point of view, to the holders of the Company’s common stock (other than Parent, the Contributing Holders and each of their respective Affiliates) of the Consideration to be received in the Merger. In connection with this opinion, we have:

(i) Reviewed the financial terms and conditions contained in the latest drafts provided to us by the Company or its counsel as of March 28, 2004, of the Merger Agreement and the Ancillary Agreements (as defined in the Merger Agreement, and collectively with the Merger Agreement, the “Transaction Agreements”);

(ii) Analyzed certain historical business and financial information relating to the Company;

(iii) Reviewed various financial forecasts and other data provided to us by the Company relating to its businesses;

(iv) Reviewed certain financial forecasts incorporating information prepared by Wall Street research analysts who publish reports on the Company, and other industry research;

(v) Held discussions with members of the senior management of the Company with respect to the businesses and prospects of the Company and its strategic objectives;

(vi) Reviewed public information with respect to certain other companies in lines of businesses we believe to be generally comparable to the businesses of the Company;

(vii) Reviewed the financial terms of certain business combinations involving the retail industry and other industries generally;

(viii) Reviewed the historical stock prices and trading volumes of the Company’s common stock; and

(ix) Conducted such other financial studies, analyses and investigations as we deemed appropriate.

PARIS	LONDON	NEW YORK	BERLIN	BOMBAY	CAIRO	CHICAGO	FRANKFURT	HAMBURG	HONG KONG	MADRID

MILAN	MONTREAL	NEW DELHI	ROME	SAN FRANCISCO	SEOUL	SINGAPORE	STOCKHOLM	SYDNEY	TOKYO	TORONTO

Lazard

We have relied upon the accuracy and completeness of the foregoing information, and have not assumed any responsibility for any independent verification of such information or any independent valuation or appraisal of any of the assets or liabilities of the Company, or concerning the solvency or fair value of the Company. With respect to financial forecasts, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of management of the Company as to the future financial performance of the Company. We assume no responsibility for and express no view as to such forecasts or the assumptions on which they are based.

Further, our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof, In rendering our opinion, we were not authorized to solicit, and did not solicit, third parties regarding alternatives to the Merger, nor were we involved in the negotiation of or any other aspect of the Merger.

In rendering our opinion, we have assumed that the Merger will be consummated on the terms described in the Transaction Agreements reviewed by us, without any waiver of any material terms or conditions by the Company and that obtaining the necessary regulatory approvals for the Merger will not have an adverse effect on the Company. We do not express any opinion as to any tax or other consequences that might result from the Merger. Neither does our opinion address any legal, tax or accounting matters, as to which we understand that the Special Committee obtained such advice as it deemed necessary from qualified professionals.

Lazard Frères & Co. LLC is acting as investment banker to the Special Committee of the Board of Directors of the Company in connection with the Merger and will receive a fee for our services, a substantial portion of which is contingent upon the closing of the Merger.

Our engagement and the opinion expressed herein are for the benefit of the Special Committee of the Board of Directors of the Company and the Board of Directors of the Company and our opinion is rendered to the Special Committee of the Board of Directors of the Company and the Board of Directors of the Company in connection with their consideration of the Merger. This opinion does not address the merits of the underlying decision by the Company to engage in the Merger and is not intended to and does not constitute a recommendation to any stockholder of the Company as to how such holder should vote with respect to the Merger or any matter relating thereto. It is understood that, other than its inclusion in its entirety in material that may be provided to the stockholders of the Company and filed with the Securities and Exchange Commission, this letter may not be disclosed or otherwise referred to without our prior consent, except as may otherwise be required by law or by a court of competent jurisdiction.

Based on and subject to the foregoing, we are of the opinion that, as of the date hereof, the Consideration to be received in the Merger by the holders of the Company’s common stock (other than Parent, the Contributing Holders and each of their respective Affiliates) is fair, from a financial point of view, to such holders.

Very truly yours,

LAZARD FRERES & CO. LLC

By	/s/ SIMON M. FURIE
Simon M. Furie
Managing Director

APPENDIX C

EXECUTION COPY

VOTING AGREEMENT

Voting Agreement (this “Agreement”), dated as of March 28, 2004, by and among CARSO HOLDINGS CORPORATION, a Delaware corporation (“Parent”), and the Shareholder listed on the signature page hereto (“Shareholder”).

WHEREAS, simultaneously with the execution and delivery of this Agreement, Hollywood Entertainment Corporation, an Oregon corporation (the “Company”), Parent and Cosar Corporation, an Oregon corporation (“Acquiror”), are entering into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), providing, among other things, for the merger of Acquiror with and into the Company, with the Company continuing as the surviving corporation and wholly owned subsidiary of Parent (the “Merger”);

WHEREAS, as of the date hereof, Shareholder is the Beneficial Owner (as defined below) of, and has the sole right to vote, that number of shares of common stock (the “Company Shares”) of the Company set forth beside Shareholder’s name on Schedule A hereto; and

WHEREAS, concurrently with the execution of the Merger Agreement, and as a condition to the willingness of Parent and Acquiror to enter into the Merger Agreement and incur the obligations set forth therein, Parent has required that Shareholder enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

Capitalized terms used but not defined in this Agreement are used in this Agreement with the meanings given to such terms in the Merger Agreement. In addition, for purposes of this Agreement:

“Affiliate” means, with respect to any specified Person, any Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified. For purposes of this Agreement, with respect to Shareholder, “Affiliate” shall not include the Company and the Persons that directly, or indirectly through one or more intermediaries, are controlled by the Company. For the avoidance of doubt, no officer or director of the Company shall be deemed an Affiliate of another officer or director of the Company by virtue of his or her status as an officer or director of the Company.

“Alternative Transaction” means (i) any transaction of the type described in clauses (a) through (d) of the definition of Acquisition Proposal contained in the Merger Agreement other than the transactions contemplated by the Merger Agreement and (ii) any other action, agreement or transaction that would reasonably be expected to hinder, delay, impede or frustrate the consummation of the transactions contemplated by the Merger Agreement.

“Beneficially Owned” or “Beneficial Ownership” with respect to any securities means having beneficial ownership of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act, disregarding the phrase “within 60 days” in paragraph (d)(1)(i) thereof), including pursuant to any agreement, arrangement or understanding, whether or not in writing. Without duplicative counting of the same securities, securities Beneficially Owned by a Person shall include securities Beneficially Owned by (i) all Affiliates of such Person, and (ii) all other Persons with whom such Person would constitute a “Group” within the meaning of Section 13(d) of the Exchange Act and the rules promulgated thereunder.

“Beneficial Owner” with respect to any securities means a Person that has Beneficial Ownership of such securities.

“Option Agreement” means the Non-Qualified Stock Option Agreement, to be entered into in connection with the consummation of the Merger, between Parent and Mark J. Wattles.

“Person” means an individual, corporation, limited liability company, partnership, association, trust or any other entity or organization, including any Governmental Entity (as defined in the Merger Agreement).

“Stockholders Agreement” means the Stockholders Agreement, to be entered into in connection with the consummation of the Merger, among the stockholders of Carso Holdings Corporation.

“Subject Shares” means, with respect to Shareholder, without duplication, (i) Company Shares owned by Shareholder on the date hereof as described on Schedule A hereto, (ii) any additional Company Shares acquired by Shareholder or over which he acquires Beneficial Ownership, whether pursuant to existing stock option agreements or otherwise, (iii) any Equity Interests of any Person that Shareholder is or becomes entitled to receive by reason of being a holder of any of the Subject Shares, and (iv) any Equity Interests or other property into which any of such Subject Shares shall have been or shall be converted or changed, whether by amendment to the certificate of incorporation of the Company, merger, consolidation, reorganization, reclassification, capital change or otherwise.

“Transfer” means, with respect to a security, the sale, transfer, pledge, hypothecation, encumbrance, assignment or disposition of such security or the Beneficial Ownership thereof, the offer to make such a sale, transfer or other disposition, and each option, agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing. As a verb, “Transfer” shall have a correlative meaning.

ARTICLE II

COVENANTS OF SHAREHOLDER

Section 2.1 Agreement to Vote.

(a) At any meeting of the shareholders of the Company held prior to the Expiration Date (as defined in Section 5.13), however called, and at every adjournment or postponement thereof prior to the Expiration Date, or in connection with any written consent of, or any other action by, the shareholders of the Company given or solicited prior to the Expiration Date, Shareholder shall vote, or provide a consent with respect to, all of the Subject Shares entitled to vote or to consent thereon (a) in favor of adoption and approval of the Merger Agreement and the transactions contemplated thereby, and any actions required in furtherance thereof and (b) against any Alternative Transaction.

(b) Shareholder shall not enter into any agreement with any Person prior to the Expiration Date directly or indirectly to vote, grant any proxy or give instructions with respect to the voting of, the Subject Shares.

Section 2.2 Revocation of Proxies; Cooperation. Shareholder agrees as follows:

(a) Shareholder hereby represents and warrants that any proxies heretofore given in respect of the Subject Shares are not irrevocable, and Shareholder hereby revokes any and all prior proxies with respect to such Subject Shares. Prior to the Expiration Date, Shareholder shall not directly or indirectly grant any proxies or powers of attorney with respect to the matters set forth in Section 2.1, deposit any of the Subject Shares or enter into a voting agreement (other than this Agreement) with respect to any of the Subject Shares.

(b) Shareholder will (a) use all reasonable efforts to cooperate with the Company and Acquiror in connection with the transactions contemplated by the Merger Agreement, (b) promptly take such actions as

2

are necessary or appropriate to consummate such transactions, and (c) provide any information reasonably requested by the Company and Acquiror for any regulatory application or filing made or approval sought for such transactions.

(c) Except as otherwise contemplated by the Option Exchange, Contribution and Subscription Agreement, dated as of the date hereof, by and among Shareholder, Green Equity Investors IV, L.P. and Parent (the “Contribution Agreement”), Shareholder will take all action necessary to permit the Subject Shares to be acquired in the Merger.

Section 2.3 No Solicitation. Shareholder agrees that:

(a) Shareholder shall not, and shall cause its Affiliates and its and their Representatives (as defined in the Merger Agreement) not to, directly or indirectly, (i) solicit, initiate or knowingly encourage any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (ii) participate or engage in discussions or negotiations with, or disclose or provide any non-public information relating to Shareholder, the Company or its Subsidiaries to, or afford access to any of the properties, books or records of Shareholder, the Company or its Subsidiaries to, any Person with respect to any Acquisition Proposal, (iii) approve, endorse, recommend or vote for (or consent to) any Acquisition Proposal or (iv) enter into any agreement or agreement in principle with any Person with respect to an Acquisition Proposal; provided, however, that prior to obtaining the Company Shareholder Approval, if (A) the Company is in compliance in all material respects with the Merger Agreement, including without limitation, Section 6.2 of the Merger Agreement, and (B) the Company and/or its Representatives are engaged in any of the actions described in clause (ii) of Section 6.2(a) of the Merger Agreement (the “Permitted Company Actions”), Shareholder may participate in, cooperate with, and provide advice and assistance to, the Company and its advisors in connection with such actions, and Shareholder may participate or engage in discussions or negotiations (collectively, “Permitted Shareholder Negotiations”) with, or disclose or provide any information relating to the Company, its Subsidiaries and/or Shareholder to, or afford access to any of the properties, books or records of the Company, its Subsidiaries and/or Shareholder to, the Person with which the Company is engaged in such Permitted Company Actions. Shareholder shall promptly advise Parent and Acquiror, telephonically and in writing, of Shareholder’s receipt of any Acquisition Proposal or any proposal, inquiry or request related to, or that could reasonably be expected to lead to, or that contemplates the possibility of, any Acquisition Proposal, and the terms of any Permitted Shareholder Negotiations. Shareholder shall promptly provide Parent and Acquiror, in writing, with the terms and conditions of any such Acquisition Proposal, or such proposal, inquiry or request, and the identity of the Person making the same.

(b) Notwithstanding anything to the contrary contained in this Agreement, (i) the provisions of this Agreement apply solely to Shareholder when acting in his capacity as a shareholder of the Company and not when acting or purporting to act as a representative or an officer or director of the Company (it being understood that the Company has separate and independent obligations to Parent and Acquiror under Section 6.2 of the Merger Agreement); (ii) none of the provisions of this Agreement shall be construed to prohibit, limit or restrict Shareholder from exercising his fiduciary duties to the Company by voting or taking any other action whatsoever in his capacity as a director or officer of the Company; and (iii) no action taken by the Company in compliance with the terms of the Merger Agreement in respect of any Acquisition Proposal shall serve as the basis of a claim that Shareholder is in breach of his obligations hereunder notwithstanding the fact that Shareholder provided advice or assistance to the Company in connection therewith.

Section 2.4 No Transfer of Subject Shares; Publicity. Shareholder agrees that:

(a) During the term of this Agreement, Shareholder (i) shall not, other than pursuant to the Contribution Agreement and the Security Agreement, dated as of July 15, 2003 (the “Security Agreement”) by and between Shareholder and Zions First National Bank (“Lender”) relating to a loan by Lender to Boards Video Company, LLC, subject any of the Subject Shares to, or suffer to exist on any of the Subject Shares, any Lien (as defined in the Merger Agreement), (ii) shall not Transfer or agree to Transfer any of the

3

Subject Shares (other than pursuant to the Contribution Agreement or by operation of the Merger) or grant any proxy or power-of-attorney with respect to any of the Subject shares and (iii) shall take all action necessary to prevent creditors, including Lender, in respect of any pledge of the Subject Shares from exercising their rights under such pledge.

(b) Unless required by applicable law, neither Shareholder nor any of its Affiliates or Representatives shall make any press release or public announcement with respect to the business or affairs of the Company, Parent or Acquiror, including this Agreement, the Contribution Agreement and the Merger Agreement and the transactions contemplated hereby and thereby, without the prior written consent of Parent.

2.5 No Appraisal. Shareholder agrees not to make a written demand for appraisal in respect of the Subject Shares.

ARTICLE III

REPRESENTATIONS, WARRANTIES AND ADDITIONAL COVENANTS

OF SHAREHOLDER

Shareholder represents, warrants and covenants to Acquiror that:

Section 3.1 Ownership. Except as set forth on Schedule A hereto, Shareholder is the sole Beneficial Owner and legal owner of the Subject Shares or the options to acquire Subject Shares, as applicable, identified on Schedule A hereto and such shares constitute all of the capital stock of the Company Beneficially Owned by Shareholder. Other than as provided in the Contribution Agreement, this Agreement and the Security Agreement, Shareholder has good and marketable title to all of such shares, free and clear of all Liens, claims, options, proxies, voting agreements and security interests and has the sole right to such Subject Shares and there are no restrictions on rights of disposition or other Liens pertaining to such Subject Shares. None of the Subject Shares is subject to any voting trust or other contract with respect to the voting thereof, and no proxy, power of attorney or other authorization has been granted with respect to any of such Subject Shares.

Section 3.2 Authority and Non-Contravention.

(a) If Shareholder is a corporation, Shareholder is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization.

(b) Assuming due authorization, execution and delivery of this Agreement by Parent, this Agreement has been duly and validly executed and delivered by Shareholder and constitutes the legal, valid and binding obligation of Shareholder, enforceable against Shareholder in accordance with its terms except (i) to the extent limited by applicable bankruptcy, insolvency or similar laws affecting creditors’ rights and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. Shareholder has all necessary power, authority and legal capacity to execute and deliver this Agreement and to perform its obligations under this Agreement and no other proceedings or actions on the part of Shareholder are necessary to authorize the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby. If Shareholder is a corporation, such actions have been duly authorized and approved by all necessary corporate action of Shareholder.

(c) Shareholder is not nor will it be required to make any filing with or give any notice to, or to obtain any consent from, any Person in connection with the execution, delivery or performance of this Agreement or obtain any Permit from any Governmental Entity for any of the transactions contemplated hereby, except as may be required by (i) Section 13 or Section 16 of the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder and (ii) the HSR Act.

(d) Neither the execution and delivery of this Agreement by Shareholder nor the consummation of the transactions contemplated hereby will directly or indirectly (whether with notice or lapse of time or both)

4

(i) in the event Shareholder is a corporation, conflict with, result in any violation of or require any consent under any provision of the governing documents of Shareholder, (ii) conflict with, result in any violation of, require any consent under or constitute a default by Shareholder under any mortgage, bond, indenture, agreement, instrument or obligation to which Shareholder is a party or by which it or any of Shareholder’s assets (including the Subject Shares) are bound, or violate any Permit of any Governmental Entity, or any Law or order to which such Shareholder, or any of its assets (including the Subject Shares), may be subject; provided, however, that the consent of the Lender will be required under the Security Agreement, or (iii) result in the imposition or creation of any Lien upon or with respect to any of the assets owned or used by Shareholder (including the Subject Shares).

Section 3.3 Total Shares. Except as set forth on Schedule A hereto, Shareholder, except with respect to stock options disclosed pursuant to the Merger Agreement, is not the Beneficial Owner of, and does not have (whether currently, upon lapse of time, following the satisfaction of any conditions, upon the occurrence of any event or any combination of the foregoing) any right to acquire, and has no other interest in or voting rights with respect to, any Company Shares or any securities convertible into or exchangeable or exercisable for Company Shares.

Section 3.4. Reliance. Shareholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon Shareholder’s execution, delivery and performance of this Agreement.

ARTICLE IV

REPRESENTATIONS, WARRANTIES AND COVENANTS OF PARENT

Parent represents, warrants and covenants to Shareholder that, assuming due authorization, execution and delivery of this Agreement by Shareholder, this Agreement constitutes the legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms except (i) to the extent limited by applicable bankruptcy, insolvency or similar laws affecting creditors’ rights and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. Parent has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by Parent of this Agreement and the consummation by Parent of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Parent and no other corporate proceedings on the part of Parent are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent.

ARTICLE V

GENERAL PROVISIONS

Section 5.1 No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidents of ownership of or with respect to the Subject Shares. All rights, ownership and economic benefits of and relating to the Subject Shares shall remain and belong to Shareholder, and Parent shall have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of the Company or exercise any power or authority to direct Shareholder in the voting of any of the Subject Shares, except as otherwise expressly provided herein or in the Merger Agreement.

5

Section 5.2 Notices. All notices, consents, waivers and other communications under this Agreement shall be in writing (including facsimile or similar writing) and shall be given:

(a)	If to Parent, to:

Leonard Green & Partners, L.P.
11111 Santa Monica Boulevard, Suite 2000
Los Angeles, CA 90025
Attention: John M. Baumer
Facsimile No.: 310-954-0404

With a copy (which will not constitute notice) to:

Latham & Watkins LLP
885 Third Avenue, Suite 1000
New York, NY 10022
Attention: Howard A. Sobel, Esq.
Facsimile No.: 212-751-4864

(b)	If to a Shareholder, to Shareholder’s address set forth on Schedule A hereto.

With a copy (which will not constitute notice) to:

O’Melveny & Myers LLP
1999 Avenue of the Stars, Suite 700
Los Angeles, CA 90064
Attention: Steven L. Grossman, Esq.
Facsimile No.: 310-246-6727

or such other address or facsimile number as a party may hereafter specify for the purpose by notice to the other parties hereto. Each notice, consent, waiver or other communication under this Agreement shall be effective only (a) if given by facsimile, when the facsimile is transmitted to the facsimile number specified in this Section and the appropriate facsimile confirmation is received or (b) if given by overnight courier or personal delivery when delivered at the address specified in this Section.

Section 5.3 Further Actions. Upon the request of any party to this Agreement, the other party will (a) furnish to the requesting party any additional information, (b) execute and deliver, at their own expense, any other documents and (c) take any other actions as the requesting party may reasonably require to more effectively carry out the intent of this Agreement.

Section 5.4 Entire Agreement and Modification. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to its subject matter and constitutes (along with the documents delivered pursuant to this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement shall not be amended, supplemented or otherwise modified except (i) with the consent of the Special Committee, and (ii) in a written document executed by the party against whose interest the modification will operate. The parties shall not enter into any other agreement inconsistent with the terms and conditions of this Agreement, or which addresses any of the subject matters addressed in this Agreement, or which prevents the Company from taking any of the actions permitted by Section 6.2(a) of the Merger Agreement. For the avoidance of doubt, the previous sentence shall not prohibit the parties from entering into the Ancillary Agreements, the Stockholders Agreement, the Option Agreement, and the Financing Letters.

6

Section 5.5 Drafting and Representation. The parties agree that the terms and language of this Agreement were the result of negotiations between the parties and, as a result, there shall be no presumption that any ambiguities in this Agreement shall be resolved against any party. Any controversy over construction of this Agreement shall be decided without regard to events of authorship or negotiation.

Section 5.6 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without affecting the validity or enforceability of the remaining provisions hereof. Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

Section 5.7 No Third-Party Rights. Shareholder may not assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of Parent. Parent may not assign any of its rights or delegate any of its obligations under this Agreement with respect to Shareholder without the prior written consent of Shareholder; provided, that Parent may assign its rights and delegate its obligations hereunder to any Person wholly-owned, directly or indirectly, by an affiliate of Leonard Green & Partners, L.P. This Agreement will apply to, be binding in all respects upon, and inure to the benefit of each of the respective successors, personal or legal representatives, heirs, distributes, devisees, legatees, executors, administrators and permitted assigns of Shareholder and the successors and permitted assigns of Parent. Nothing expressed or referred to in this Agreement will be construed to give any Person, other than the parties to this Agreement, any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement except such rights as may inure to a successor or permitted assignee under this Section; provided, however, that the Company shall have third-party beneficiary rights with respect to the penultimate sentence of Section 5.4 of this Agreement.

Section 5.8 Enforcement of Agreement. Shareholder acknowledges and agrees that Parent could be damaged irreparably if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by Shareholder could not be adequately compensated by monetary damages. Accordingly, Shareholder agrees that, (a) it will waive, in any action for specific performance, the defense of adequacy of a remedy at Law, and (b) in addition to any other right or remedy to which Parent may be entitled, at Law or in equity, Parent will be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

Section 5.9 Waiver. The rights and remedies of the parties to this agreement are cumulative and not alternative. Neither any failure nor any delay by a party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable Law, (a) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in a written document signed by the other party, (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given, and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

Section 5.10 Governing Law. This Agreement will be governed by and construed under the Laws of the State of Delaware applicable to contracts executed and fully performed within the State of Delaware, except to the extent that that voting of the Subject Shares is mandatorily governed by the laws of the State of Oregon.

7

Section 5.11 Consent to Jurisdiction. Except as otherwise expressly provided in this Agreement, the parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought exclusively in the Court of Chancery of the State of Delaware, County of New Castle or, if such court does not have jurisdiction over the subject matter of such proceeding or if such jurisdiction is not available, in the United States District Court for the District of Delaware, and each of the parties hereby consents to the exclusive jurisdiction of those courts (and of the appropriate appellate courts therefrom) in any suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of the venue of any suit, action or proceeding in any of those courts or that any suit, action or proceeding which is brought in any of those courts has been brought in an inconvenient forum. Process in any suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any of the named courts. Without limiting the foregoing, each party agrees that service of process on it by notice as provided in Section 5.2 shall be deemed effective service of process. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 5.12 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same instrument.

Section 5.13 Termination. This Agreement shall terminate upon the earliest of (a) the Effective Time (as defined in the Merger Agreement), (b) the termination of the Merger Agreement in accordance with Section 10.1 thereof, or (c) written notice by Parent to Shareholder of the termination of this Agreement (the earliest of the events described in clauses (a), (b) and (c), the “Expiration Date”).

Section 5.14 Expenses. Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses. Nothing in this Agreement shall be deemed to limit the obligations of the Company pursuant to Section 10.2 of the Merger Agreement.

Section 5.15 Headings; Construction. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. In this Agreement (a) words denoting the singular include the plural and vice versa, (b) “it” or “its” or words denoting any gender include all genders, (c) the word “including” shall mean “including without limitation,” whether or not expressed, (d) any reference herein to a Section, Article, Paragraph, Clause or Schedule refers to a Section, Article, Paragraph or Clause of or a Schedule to this Agreement, unless otherwise stated, and (e) when calculating the period of time within or following which any act is to be done or steps taken, the date which is the reference day in calculating such period shall be excluded and if the last day of such period is not a Business Day (as defined in the Merger Agreement), then the period shall end on the next day which is a Business Day.

Section 5.16 Agreement of Spouse. By signing this Agreement, Holly Wattles, as spouse of Shareholder (“Spouse”), agrees for the benefit of Parent, to be bound by the agreements made by Shareholder in Article II hereof as if made by her with respect to the 840,600 Subject Shares that are held of record jointly by Shareholder and her, but only to the extent her record ownership of such Subject Shares entitles her to any rights of ownership, including the right to vote or dispose of such Subject Shares. Spouse disclaims any Beneficial Ownership of such Subject Shares and by signing this Agreement (i) represents to Parent that she has no such Beneficial Ownership and (ii) understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon her execution, delivery and performance of this Agreement.

[Signature Page Follows]

8

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

CARSO HOLDINGS CORPORATION, a Delaware corporation

By:	/s/ JOHN M. BAUMER
Name:	John M. Baumer
Title:	Vice President

Mark J. Wattles, an Individual

Name:	/s/ MARK J. WATTLES Mark J. Wattles

Holly Wattles, an Individual

Name:	/s/ HOLLY WATTLES Holly Wattles

S-1

SCHEDULE A

Name and Address of Shareholders	Company Shares	Other Company Securities
MW 9001 Emerald Hill Way Las Vegas, Nevada 89117	3,137,600 shares of common stock[1]	Options to purchase 3,500,000 shares of common stock

[1]	All shares of common stock of the Company are held of record by MW, except for 840,600 shares which are held jointly by MW and HW, of which MW has sole beneficial ownership.

Schedule A

HOLLYWOOD ENTERTAINMENT CORPORATION

PROXY

The undersigned, revoking all prior proxies, hereby appoints Mark J. Wattles, F. Bruce Giesbrecht and Donald J. Ekman, and each of them, as proxies, with full power of substitution, to vote on behalf of the undersigned at the Special Meeting of Shareholders of Hollywood Entertainment Corporation (the “Company”) to be held on             ,                     , 2004 at              local time at the Sweetbrier Inn located at 7125 S.W. Nyberg Road, Tualatin, Oregon, or at any adjournment or postponement thereof all shares of the undersigned in the Company. The proxies are instructed to vote as follows:

1. Proposal to approve the Agreement and Plan of Merger, dated as of March 28, 2004, by and among Carso Holdings Corporation, Cosar Corporation and the Company.

FOR ☐	AGAINST ☐	ABSTAIN ☐

This proxy is solicited on behalf of the Company’s Board of Directors. The shares represented by this proxy will be voted in accordance with the instructions given. The Board of Directors recommends a vote FOR the proposal.

Unless contrary instructions are given, the shares will be voted FOR the proposal and on any other business that may properly come before the meeting in accordance with the recommendations of management.

(See reverse side)

(Continued from other side)

Receipt is acknowledged of the Notice of Special Meeting and the Proxy Statement relating to this meeting.

Date , 2004
Signature

Signature (if held jointly)

IMPORTANT: Please sign exactly as your name appears on this card. When shares are held by joint tenants, both should sign. Persons signing as executor, administrator, trustee, custodian or in any other official or representative capacity should sign their full title.

☐	Please check here if you plan to attend the meeting in person. Even if you plan to attend, please mark, date and sign this proxy card and promptly return in the envelope provided.